UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ERF WIRELESS, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	3570 (Primary Standard Industrial Classification Code Number)	76-0196431 (I.R.S. Employer Identification Number)

2911 South Shore Blvd. Suite 100

League City, Texas 77573

(281) 538-2101

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Dr. H. Dean Cubley

Chief Executive Officer

2911 South Shore Blvd. Suite 100

League City, Texas 77573

(281) 538-2101

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas C. Pritchard Heath C. Trisdale Brewer & Pritchard, P.C. Three Riverway, Suite 1800 Houston, Texas 77056 Telephone: (713) 209-2950 Facsimile: (713) 659-5302	Gregory Sichenzia Gary Emmanuel Sichenzia Ross Friedman Ference LLP 61 Broadway, 32nd Floor New York, NY 10006 Telephone: (212) 398-1207 Facsimile: (212) 930-9725

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock (2) (3)	$11,500,000(1)	$1,568.60

Representative's Common Stock Purchase Warrant	—	(4)

Shares of Common Stock underlying Underwriter's Common Stock Purchase Warrant (2)(5)	$625,000	$85.25

Total	$12,125,000	$1,653.85

(1) Estimated solely for the purpose of calculating the amount of the registration in accordance with Rule 457(o) under the Securities Act of 1933, as amended. Includes an estimated $1,500,000 proposed maximum aggregate offering price from the sale of shares of common stock which may be issued pursuant to the exercise of a 45-day option granted by the registrant to the underwriters to cover over-allotments, if any.

(2) Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(3) Includes shares the underwriters have the option to purchase to cover over-allotments, if any.

(4) No fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended.

(5) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended, based on an estimated proposed maximum aggregate offering price of $625,000, or 125% of $500,000 (5% of $10,000,000).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This preliminary prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED [__], 2012

___________ Shares

Common Stock

This is a firm commitment public offering of [__] shares of our common stock.

Our common stock is presently quoted on the OTC Bulletin Board (“OTCBB”) under the symbol "ERFB.OB". We intend to apply to have the common stock listed on The NASDAQ Capital Market under the symbol “ERF”. No assurance can be given that our application will be approved. On December 14, 2012, the last reported sale price for our common stock on the OTCBB was $1.08 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus for a discussion of information that you should consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

		Per Share		Total
Public offering price	$		$
Underwriting discounts and commissions(1)	$		$
Proceeds before expense to us	$		$

(1) Does not include a non-accountable expense allowance equal to 1% of the gross proceeds of this offering payable to Aegis Capital Corp. See "Underwriting" for a description of compensation payable to the underwriter.

We have granted a 45-day option to the underwriter to purchase up to [__] additional shares of common stock solely to cover over-allotments, if any.

The underwriter expects to deliver our shares to purchasers in the offering or about [__], 2013.

Aegis Capital Corp

You should rely only on the information contained in this prospectus or in any free writing prospectus that we may specifically authorize to be delivered or made available to you. We have not, and the underwriter has not, authorized anyone to provide you with any information other than that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to offer and sell our shares. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our shares. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the underwriter is not, making an offer of these securities in any jurisdiction where the offer is not permitted.

For investors outside the United States: We have not and the underwriter has not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares and the distribution of this prospectus outside the United States.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes and the information set forth under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in each case included elsewhere in this prospectus. Unless otherwise stated or the context requires otherwise, references in this prospectus to "ERF Wireless", the "Company", "we", "us", or "our" refer to ERF Wireless, Inc. and its subsidiaries.

The Company

Business Overview

We are a provider of terrestrial wireless broadband access solutions for the energy industry. Our primary business strategy is to develop and provide a long-term terrestrial wireless broadband solution for the exploration, drilling, and production sectors of the energy industry in rural and remote locations in North America that lack existing communications infrastructure.  We offer our oil and gas customers a comprehensive and integrated package of wellsite information technology (“IT”) communications services, including high-speed low-latency terrestrial broadband connectivity utilizing both licensed and unlicensed spectrum, voice over Internet Protocol (“VOIP”) telephone, facsimile service, wireless intercom systems, computer and other IT equipment rental, IT support services, and video security solutions.  Our current focus is to expand our network in the middle-United States region, including Texas, Oklahoma, Arkansas, New Mexico, Louisiana, Colorado, Kansas, North Dakota, and Montana.

While our focus is on providing broadband connectivity to the drilling sector of the oil and gas industry, we also provide wireless broadband services to a broad range of other enterprise customers including banking, healthcare, and educational customers utilizing the same wireless network assets and personnel used in our oil and gas services business.

Market Opportunity

Oil and Gas Industry.

As demand for energy produced in North America continues to grow, we believe that exploration and production will continue to move further away from civilization and into more remote environments. In particular, the recent discovery of certain new extraction techniques such as “fracking” has opened up multiple oil and gas shale regions in extremely remote areas of North America. As a result, oil and gas companies have been forced to change the way they communicate. One such approach is to achieve a “digital oilfield.” In a digital oilfield, new technologies such as process digitization, real time data collection, and intelligent controls are combined to improve recovery, accelerate production, reduce downtime, and reduce the number of on-site engineers and geologists required to oversee the operation. At the heart of a digital oilfield is a reliable, low latency, cost-effective means of communication. Oil and gas companies have historically relied on cellular and satellite communication to transmit data from the well site to the home office but these very remote locations are typically not within range of cellular communication and satellite communication suffers from extremely high latency - a delay of almost one second in data transmission. High latency can interrupt the fluency of voice communications and make machine to machine communications complex, ineffective and unreliable. Currently, we believe that the terrestrial wireless broadband network we offer in these remote areas is the only fully workable solution.

In addition to the increased rate of utilization by oil and gas companies of our low latency, terrestrial wireless broadband communications service, our business growth is also driven by the increased level of oil and gas drilling activities in North America, particularly in shale plays in Eagle Ford and Bakken. We believe the following economic factors will positively impact our business strategy in the near future:

•	The continued need for higher bandwidth, low latency communications to support the digital oilfield. This need is continually driven by the more bandwidth intensive software being developed by the major oil and gas service providers. We believe that the traditional satellite communications (very small aperture terminal, or VSAT) solution is no longer a workable communications path for these real time software applications due to the high latency of VSAT’s and the only current practical solution is the use of a low latency terrestrial wireless broadband.

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•	Increased oil drilling activity and sustained higher oil prices. The average West Texas Intermediate oil price has increased 268.2% from an average price per barrel of $26.11 in 2002 to an average price per barrel of $96.16 for the nine months ended September 30, 2012. The average number of drilling rigs in the United States dedicated to drilling for crude oil has increased 889% from an average of 137 during 2002 to an average of 1,351 for the nine months ended September 30, 2012. We believe that this increasing demand for crude oil is reflected in the sharp increase in crude oil prices and utilization of oil drilling rigs. We further believe that sustained domestic drilling activity for crude oil will continue as exploration and production companies contend with constrained supply and increased demand. To satisfy this increased demand, we believe oil and gas drilling operations likely will continue to grow in rural, undeveloped areas that lack communications infrastructure. We believe our solution addresses both the undeveloped market as well as areas where existing technologies may not be competitive.

•	Favorable domestic natural gas drilling outlook. Domestic natural gas exploration and production companies are trending toward development of unconventional natural gas basins such as shale. These basins are known for large inventories of drilling locations and wells with high initial decline rates. These high initial decline rates typically result in more wells drilled over time in order to maintain production and lease positions. As producers gain experience in the nation’s shale gas plays, the efficiency of their drilling operations has improved immensely. Today, operators sink wells at a much quicker pace and have optimized their drilling and hydraulic fracturing techniques to maximize output. We believe these factors should result in high levels of domestic natural gas drilling activity, in particular in the Eagle Ford Shale and Bakken Shale plays. We also believe that our market knowledge and strategic position will enable us to benefit from opportunities resulting from increased drilling in North American shale areas including the Eagle Ford Shale and Bakken Shale.

As a result of the above factors, we expect that there will continue to be a tight supply of, and high demand for, natural gas and oil in North America in the near future. We believe these trends will continue to support high levels of drilling activity which should equate to increased demand for our services.

Banking/Healthcare/Education

Many rural areas of the United States that need point-to-point broadband communications do not have any alternative other than to lease these services from the local telephone company. Because of the rural nature of these leased services, there is very little competition and thus higher than average pricing in many locations. We have developed a wireless model for replacing these leased wireline circuits with terrestrial wireless circuits that are typically owned by the customer and monitored and maintained by us. In particular, for the regional banking industry, we utilize our already owned terrestrial wireless networks to build fixed point-to-point spur networks from our towers to the individual bank branch locations up to twenty-five miles away. The banks typically purchase these spur networks and pay us to build the networks. In addition, we provide our patented security device CryptoVueTM to satisfy the regulatory requirements of a bank using a wireless network outside of the bank’s physical location. These new bank networks allow a bank to communicate voice and data among their various branches as well as the parent bank. Following the construction and commissioning of a bank network, we typically enter into a long term monitoring and maintenance contract with the bank. The advantage that the bank receives, in addition to higher transmission speeds, is a reduction of their communication costs as compared to leasing such services from the telephone company. To date we have constructed four such banking networks that serve almost one hundred branch locations across Texas and Louisiana.

The healthcare and educational application of our wireless technology is very similar to the banking model, except that we typically own the spur networks and the security requirements are not as stringent as compared to banks. Over the past five years we have completed such networks for four large school districts in Texas and are serving three healthcare facilities, most located in the State of Texas.

Commercial and Residential Wireless Broadband

The rural areas of the United States have not historically enjoyed the advantages of broadband that is now available in most urban areas. Currently many rural areas still receive their Internet service by way of a dial up telephone connection, a local cable company, or if they live near a more urban region, by DSL. Even though they are connected to the Internet they cannot enjoy its advantages because their connection speed is limited in bandwidth. For those who want or need an increased bandwidth offered by broadband, the only viable and economic solution is to purchase wireless broadband. The costs associated with providing connectivity these customers are directly related to the number of customers per square mile, and as a result, the margins for rural commercial and residential broadband can be quite small even when delivered in a wireless fashion. We have, however, been able to utilize our existing networks shared with oil and gas customers, banks, healthcare, and educational entities to deliver wireless broadband to customers in these rural areas. We currently have approximately 3,500 residential and commercial customers sharing our rural networks with our banking/healthcare/educational/ and oil and gas customers.

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Our Services

Oil & Gas Industry Wireless Bandwidth and Related Support Services. Through our oil and gas industry division, we provide a wide range of wireless Internet bandwidth connectivity service solutions as well as a number of related products and services, which include the following:

•	Nomadic terrestrial wireless broadband circuit connectivity to the wellsite: the term “nomadic” refers to our ability to provide portable trailer mounted fifty foot erectable communication (such mobile broadband trailers being referred to as “MBT’s”) directly to the wellsite and to wirelessly connect these MBT’s back to one of our fixed site network towers. Using this approach to broadband communications delivery we are able to provide one or more symmetrical 1.5 Mb/s circuits to our oil and gas customer wellsite locations anywhere within up to twenty five miles from a fixed tower location depending on the local terrain.

•	Wellsite communications equipment rental: rental of computers, printers, fax machines, monitors, and similar communications equipment directly to the wellsite customers.

•	Wellsite IT support services: software and driver loading, computer problem resolution, and IT troubleshooting.

•	Wellsite IT services over broadband: IT support services to allow wellsite customers to operate remote software and data solutions over the broadband connection.

•	Network monitoring and maintenance: monitoring of various customer devices over the broadband network and troubleshooting either remotely or in person at the wellsite.

•	Layer 2 secure communications connectivity products rental and services: secure Internet protocol layer 2 routing of customer circuits to improve security and reliability of broadband connection.

•	Fixed site terrestrial wireless broadband connectivity: wireless broadband circuit connectivity directly from our fixed network towers to customer fixed sites such as remote field offices.

•	Network design and construction: design of wireless networks for customers for implementation anywhere in the world. Implementation of our network designs for customers anywhere in North America.

•	Production field SCADA: connection of our fixed tower wireless networks via wireless circuits directly to oil and gas customer production fields to monitor and control the production process.

•	Midstream communications, monitoring, and security: connection of our fixed tower wireless networks via wireless circuits directly to gathering and transport pipeline facilities for monitoring and security purposes.

Enterprise-Level Wireless Bandwidth Product and Services. Through our enterprise network services division we provide a wide range of terrestrial wireless Internet bandwidth service solutions and related products to the regional banking, healthcare, and educational sectors primarily in the rural areas of North America within our existing coverage areas, including:

•	Turnkey design and implementation of custom Internet wireless bandwidth solutions, including long-term maintenance and network monitoring;
•	Reselling arrangements, under which banks may sell wireless broadband services to private entities, cities, municipalities, and private citizens in specific coverage areas; and
•	Secure connectivity using our patented CryptoVueTM product.

Commercial and Residential Wireless Bandwidth Products and Services. Through our commercial and residential wireless bundled services division we provide a full range of terrestrial wireless Internet connectivity service solutions and products to commercial businesses and residential customers using our existing wireless networks. These services include high-speed Internet, VOIP service, network monitoring and maintenance, and video service. The bulk of our current commercial and residential customer base reside in Texas and Louisiana.

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Our Business Strategy

We intend to continue to build upon our market position in the areas in which we operate by offering an integrated and comprehensive package of services that will allow us to provide our oil and gas customers with wellsite IT communications services required throughout their drilling locations. We intend to continue to supplement our wellsite communications business with our enterprise, commercial and residential bandwidth delivery to maximize the return from our investment in network infrastructure throughout the regions in which we operate. We view the incremental steps in achieving this to include the following:

•	Deploying our suite of communications services across existing North American land-based oil and gas operating areas. We believe that our existing terrestrial wireless networks combined with our nomadic wellsite bandwidth delivery system using our advanced fleet of 130 MBTs, as well as approximately 100 new MBTs that we intend to deploy in 2013, can be effectively marketed across the majority of our land-based operating areas. We believe our established customer base and regional relationships will continue to provide a strategic distribution network for our service deployment efforts.

•	Extend our oil and gas operations into new geographic areas. We intend to apply our expertise in wellsite communications services in markets where we currently do not operate and which provide an attractive platform for future growth. We believe our customers will continue to find value in our ability to provide services across multiple operating regions. We intend to continue to improve the ease with which our clients can use our services from one wellsite location to the next by expanding our service teams of field technicians that provide this service. We expect to support our customers’ entry into other new active drilling regions that are currently developing in the major oil shale regions of North America by introducing our service offerings in those regions. In addition, we intend to expand into new geographic areas where market conditions are favorable in order to attract new customers. Our major criteria for choosing new expansion regions are the availability of sufficient drilling rig density to justify the financial cost of building or acquiring the network.

•	Broaden the suite of services we provide. We have established what we believe to be solid working relationships with our oil and gas and enterprise customers, which we believe will allow us to work closely with our customers to define new service offerings such as security, custom circuit configurations, and redundant communication configurations that meet specific customer needs in the areas where we operate.

•	Focus on service quality, business performance and safety. Our management team is responsible for assessing our service quality, performance and safety compliance and coordinates with our field offices to help ensure that our quality and performance metrics and safety standards are met at every level of our organization.

•	Continue to pursue strategic expansion opportunities to acquire coverage. We believe that the markets in which we operate remain fragmented and that there are consolidation opportunities within these markets. We completed 15 acquisitions between 2006 and 2010 and intend to continue pursuing strategic acquisitions which add to the scope and quality of our service portfolio. While our primary focus is to expand through organic growth, we intend to continue to evaluate the expansion of our coverage area through acquisitions. In evaluating such acquisitions, we consider a number of factors, including enhancing our current service offerings, geographic diversification, synergies with existing operations, financial performance and acquisition costs taking into account all of our wireless customer base. As of the date hereof, we have not identified any particular acquisition candidate.

•	Capitalize on regional experience. One component of our acquisition and growth strategy is to acquire assets located in strategic operating areas for all of our wireless customers, but especially for our oil and gas customers, that include personnel with strong local leadership and regional experience. We believe that by having the administrative functions previously performed at the regional level centralized in and handled by our corporate office, we believe we have enhanced our controls environment and enabled our local management to focus on our customers, our employees and the effective management and deployment of our assets.

4

Our Competitive Strengths

We believe our operations benefit from a number of competitive strengths addressed below:

•	Extensive breadth of communications services throughout the wellsite life-cycle. We provide a broad array of wellsite broadband communications and IT services throughout each phase of the land-based drilling and production process. We believe this breadth of service strengthens our relationships with our customers and allows us to identify and cross-sell additional services. Our service offering starts with the exploration phase before any drilling when the oil and gas customers are using a variety of data producing devices to determine the best drilling locations. Our service continues with the delivery of our nomadic terrestrial wireless circuit delivery during the drilling process. In addition, during the drilling process we also provide computer, monitor, printer, fax, router, cellular repeater, and wireless intercom equipment rental as well as standard IT consulting services at the wellsite. After the drilling is completed there is another requirement for a nomadic wireless circuit and other services when crews return to the wellsite for the completions phase. Finally, after the well is producing there is a long-term communications need for monitoring and control.

•	Extensive geographic footprint in the oil and gas industry with a strong regional and local presence. Our regional operations are located in some of the most active onshore oil and natural gas drilling regions of the United States, including South Texas, the Texas Panhandle, the Fort Worth Basin, the Permian Basin, Colorado, Kansas, Wyoming, Montana, Louisiana, and North Dakota. Within these regions, there were approximately 1,536 active land drilling rigs as of November 2012. Our regional managers have developed strong relationships with our customers throughout their regions and are largely responsible for the sales, marketing and delivery of our services. Our broad geographic and multi-basin footprint decreases regional and specific play risk which could discourage region-focused competitors.

•	Leveraged to drilling activity. We believe that favorable supply and demand fundamentals will maintain the current level of drilling for oil and natural gas for the foreseeable future. Efforts to maintain current levels of production will, in turn, necessitate continued drilling, which should sustain demand for our services. In addition, as wellsite activities become more automated, and thus data intensive, we expect that the data being generated will continue to grow and will require low latency bandwidth to meet a customer’s requirements. Terrestrial based solutions currently address this need, and we believe we have the largest such wireless network in North America covering oil and gas drilling regions.

•	Experienced management team with proven track record and control environment. Our senior management team has extensive experience in the wireless communications industry and also has sound oil and natural gas industry experience. We believe that this background provides our management team with an in-depth understanding of our customers’ needs and enhances our ability to deliver customer driven solutions. While our primary emphasis is to focus on organic growth by the deployment of MBTs to provide nomadic coverage, our management also has substantial experience in identifying, completing and integrating acquisitions to acquire wireless coverage and, since our inception, we have acquired 15 businesses. We have also implemented a standardized control environment that includes accounting, safety, environmental and maintenance processes and controls. Our integrated systems allow us to monitor operating performance, maintain financial, accounting and asset management controls, integrate acquisitions, prepare timely financial reports and manage contractual risk. In addition, our control environment provides transparency for our management team to track regional and project level performance and reliability and frees our local personnel to focus on customer service and performance.

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Summary Risk Factors

Investing in our common stock involves significant risks and uncertainties. You should carefully consider the risks and uncertainties discussed under the heading “Risk Factors” on page 9 of this prospectus before making a decision to invest in our common stock. If any of these risks and uncertainties occur, our business, prospects, financial condition or results of operations may be materially adversely affected. In such case, the trading price of our common stock would likely decline, and you may lose all or a part of your investment. A summary of some of the principal risks we face are as follows:

•	We have a history of significant losses, expect future losses and cannot assure you that we will achieve profitability;
•	We have a limited cash and liquidity position and may need to raise additional funds in excess of the net proceeds from this offering to fund operations;
•	We have incurred significant indebtedness and a default of the terms of our significant debt obligations may subject us to the risk of foreclosure on certain of our assets;
•	During 2011 and 2012, a majority of our revenue was generated from short-term agreements, and we expect that this arrangement will continue for the foreseeable future;
•	We are subject to the volatility of the global oil and gas industry and our business is likely to fluctuate with the level of global activity for oil and natural gas exploration, development and production;
•	Oil and gas operations are subject to comprehensive regulation which may impact drilling operations, causing an adverse effect on us; and
•	We compete with many companies that are larger and better capitalized than us, and we expect such competition to continue. An inability to overcome competition from alternative communication systems could adversely affect our results of operations.

Recent Developments

In October 2012, Manny M. Carter joined us as a member of our board of directors.

Corporate Information

We were incorporated in the State of Nevada in June 2004. Our principal executive offices are located at 2911 South Shore Blvd., Suite 100, League City, Texas 77573, and our telephone number is (281) 538-2101. We maintain web sites at www.erfwireless.com, www.energybroadband.com and www.erfwireless.net. The contents on our websites and any downloadable files found there are not incorporated by reference into this prospectus and should not be considered to be a part of this prospectus.

The Company owns 100% of the common stock of the following subsidiaries: (i) Wireless Bundled Services, Inc., a Texas corporation (“WBS”); (ii) Enterprise Network Services, Inc., a Texas corporation (“ENS”); and (iii) Wireless Messaging Services, Inc., a Texas corporation (“WMS”). In September 2011, we declared a stock dividend to our shareholders consisting of 5% of the existing common stock in Energy Broadband, Inc. (“EBI”) our wholly owned subsidiary. The dividend resulted in the issuance to each common and preferred shareholder of record as of September 30, 2011, for each 200 shares of our common stock, including Series A Preferred Stock convertible into 200 common shares, (i) 100 shares of EBI common stock, (ii) one three-year warrant to purchase 100 shares of EBI common stock at a price of $4.00 per, and (iii) a second three-year warrant to purchase 100 shares of EBI at a price of $6.00 per share. During 2012, we distributed 725,611 shares of EBI common stock to our shareholders (the “EBI Dividend”). As a result, as of September 30, 2012, we owned 96.37% of EBI common stock and our shareholders owned an aggregate of 3.63% of EBI common stock. The Company intends to issue the remaining portion of the dividend to its shareholders as soon as practicable.

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The Offering

Common stock offered by us	[__] shares of common stock (up to [___] if the underwriter exercises its over-allotment option.
Common stock to be outstanding after this offering	[__] shares.
Use of Proceeds	We intend to use the net proceeds received from this offering to repay debt and fund our working capital and general corporate purposes.
Risk Factors	See "Risk Factors" beginning on page 9 and the other information included in this prospectus for a discussion of factors you should carefully consider before investing in our securities.
OTC Bulletin Board trading symbol	ERFB.OB
Proposed Symbol and Listing	We intend to apply for listing of our common stock on The NASDAQ Capital Market under the symbol “ERF”. No assurance can be given that our application will be approved.

Unless we indicate otherwise, all information in this prospectus: (i) is based on 5,137,789 shares of common stock outstanding as of December 14, 2012 (ii) assumes no exercise by the underwriter of their option to purchase up to [__] additional shares of common stock to cover over-allotments, if any; (iii) excludes 8,626,982 shares of common stock issuable upon conversion of outstanding series A preferred stock, par value $0.001 (“Series A Preferred Stock”) as of the date immediately prior to the date of this prospectus (iv) excludes 514,204 shares of common stock reserved for future issuance under the Company’s stock option plans; (v) excludes up to 74,723 shares of our common stock issuable upon conversion of the outstanding principal amount of unsecured E-series bonds (“Bonds”) as of the date immediately prior to the date of this prospectus; and (vi) excludes [__] shares of common stock underlying the warrants to be issued to the underwriter in connection with this offering.

7

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table sets forth our (i) summary statements of operations data for the years ended December 31, 2011 and 2010, derived from our audited financial statements and related notes included elsewhere in this prospectus, (ii) summary statements of operations data for the nine months ended September 30, 2012 and 2011 derived from our unaudited financial statements included elsewhere in this prospectus, and (iii) summary consolidated balance sheet data as of September 30, 2012 derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The summary consolidated financial data for the nine months ended September 30, 2012 and 2011 and as of September 30, 2012 are not indicative of results to be expected for the full year. Our financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States. The results indicated below are not necessarily indicative of our future performance. You should read this information together with the sections entitled "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Year ended December 31,		Nine months ended September 30,
($ in thousands except loss per share)	2011	2010	2012	2011
Statement of Operations Data :
Products	$245	$107	$49	$162
Services	5,075	3,601	5,294	3,610

Total Sales	5,320	3,708	5,343	3,772
Operating Expenses:
Selling, general and administrative	5,448	7,527	5,003	3,897
Depreciation	246	360	161	193

Total Operating Expenses	5,694	7,887	5,164	4,090
Other income (expense)	399	(1,161)	(1,027)	634

Net loss	$(3,379)	$(8,511)	$(3,772)	$(2,329)

Net loss per common share—basic and diluted	$(2.47)	$(18.38)	$(1.25)	$(2.01)

	As of September 30, 2012
($ thousands)	Actual	Pro Forma, As Adjusted(1)
Balance Sheet Data :
Cash and cash equivalents	$71	$
Total assets	$6,453
Total liabilities	$9,401
Total stockholders' equity (deficit)	$(3,072)

(1) Pro forma, as adjusted amounts give effect to (i) the issuance of 100,000 shares of Series A Preferred Stock from October 1, 2012 through and immediately prior to the date of this prospectus, (ii) the issuance of $195,000 of Bonds from October 1, 2012 and immediately prior to the date of this prospectus, (iii) the issuance of 1,086,608 shares of common stock from October 1, 2012 and immediately prior to the date of this prospectus, and (iv) the sale of the shares of common stock in this offering at the assumed public offering price of $[__] per share, which is based on the closing price of our common stock on [__], 2012, and after deducting underwriting discounts and commissions and other estimated offering expenses payable by us.

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RISK FACTORS

Any investment in our shares involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our shares. Our business, prospects, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this prospectus.

Risks Related to Our Business

We have a history of significant losses, expect future losses and cannot assure you that we will achieve profitability.

We have experienced net losses and negative cash flows from operating activities since inception and we expect such losses and negative cash flows to continue in the foreseeable future. As of December 31, 2011 and 2010 and as of September 30, 2012, we had working capital of $170,000, a working capital deficit of $2,649,000, and $2,207,000, respectively, and stockholders’ deficit of $2,091,000, $2,722,000, and $3,072,000, respectively. For the years ended December 31, 2011 and 2010, and for the nine months ended September 30, 2012, we incurred net losses of $3,379,000, $8,511,000 and $3,755,000. As of September 30, 2012, we had an aggregate accumulated deficit of $54,970,000. We cannot guarantee that we will achieve sufficient revenues for profitability. Even if we achieve profitability, we cannot guarantee that we can sustain or increase profitability on a quarterly or annual basis in the future.

We have a limited cash and liquidity position and may need to raise additional funds in excess of the net proceeds from this offering to fund operations.

As of September 30, 2012, we had cash and cash equivalent balances of $71,000, a working capital deficit of $2,207,000, total liabilities of $9,401,000 including notes payable, debt and capital leases in the aggregate amount of $6,707,000, of which $5,000,000 matures on or prior to December 31, 2013. Revenues generated from our operations are not presently sufficient to sustain our operations. Therefore, we will need to raise additional capital to continue our operations including from this offering. There can be no assurance that additional funds will be available when needed from any source or, if available, will be available on terms that are acceptable to us. We may be required to pursue sources of additional capital through various means, including debt or equity financings. Future financings through equity investments are likely to be dilutive to existing stockholders. Also, the terms of securities we may issue in future capital transactions may be more favorable for our new investors. Newly issued securities may include preferences, superior voting rights, the issuance of warrants or other derivative securities, and the issuances of incentive awards under equity employee incentive plans, which may have additional dilutive effects. Further, we may incur substantial costs in pursuing future capital and/or financing, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition. Our ability to obtain needed financing may be impaired by such factors as the capital markets and our history of losses, which could impact the availability or cost of future financings. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs, even to the extent that we reduce our operations accordingly, we may be required to cease operations.

We have incurred significant indebtedness and a default of the terms of our significant debt obligations may subject us to the risk of foreclosure on certain of our assets.

As of September 30, 2012, we had current liabilities of $4,106,000 that included $1,248,000 of notes payable and current portion of long-term debt, $854,000 of accounts payable, $921,000 of accrued expenses and $686,000 of non-cash derivative liabilities. As of September 30, 2012, we had long-term debt outstanding in the amount of $3,527,000 on our unsecured Angus Capital Partners, a related party line of credit, bearing interest at a rate of 12% per annum and maturing December 31, 2013, and $1,507,000 owed on our debt agreement with Dakota Capital Fund, LLC, a $2.0 million, with an option for an additional $1,000,000 of funding, secured equipment credit facility, bearing interest at a rate of 18% per annum and maturing September 30, 2014.

Our level of indebtedness increases the possibility that we may be unable to generate cash sufficient to pay, when due, the principal of, interest on or other amounts due in respect of the indebtedness. Our indebtedness, combined with other financial obligations and contractual commitments, could:

•	make it more difficult for us to satisfy our obligations with respect to the indebtedness and any failure to comply with the obligations under any of our debt instruments, including restrictive covenants, could result in events of default under the loan agreements and instruments governing the indebtedness;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on indebtedness, thereby reducing funds available for working capital, capital expenditures, acquisitions, research and development and other corporate purposes;

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•	increase our vulnerability to adverse economic and industry conditions, which could place us at a competitive disadvantage compared to competitors that have relatively less indebtedness;

•	limit our flexibility in planning for, or reacting to, changes in business and the industry in which we operate; and

•	limit our ability to borrow additional funds, or to dispose of assets to raise funds, if needed, for working capital, capital expenditures, acquisitions, research and development and other corporate purposes.

Some of our existing debt involves variable rate debt, thus exposing us to risk of fluctuations in interest rates. In addition, as of September 30, 2012, certain operating assets, inventory, furniture and accounts receivable are pledged as collateral on outstanding notes and capital leases. The occurrence of an event of default under any of our obligations might subject us to foreclosure by the lenders to the extent necessary to repay any amounts due. If a foreclosure were to occur on our assets, it would likely have a material adverse effect on our business, prospects, financial condition and results of operation.

We may incur significant additional indebtedness in the future. If we incur a substantial amount of additional indebtedness, the related risks that we face could become more significant. Additionally, the terms of any future debt that we may incur may impose requirements or restrictions that further affect our financial and operating flexibility or subject us to other events of default.

During 2011 and 2012, a majority of our revenue was generated from short-term agreements and we expect that this arrangement will continue for the foreseeable future.

For the year ended December 31, 2011 and the nine months ended September 30, 2012, the majority of our revenues resulted from short-term, terminable-at-will, arrangements. We had one customer that provided revenue in excess of 10% during 2011 and two customers that each accounted for revenues in excess of 10% during the nine months ended September 30, 2012. We expect that for the foreseeable future a majority of our revenue will continue to be earned pursuant to short-term terminable-at-will, arrangements with our customers. There is no assurance that our customers will continue to conduct business with us in the future, the failure of which could have a material adverse effect on our business, prospects, financial condition and results of operation.

We may be adversely affected by our dependence on network infrastructure, telecommunications providers and other vendors.

We may experience problems with the installation, maintenance and pricing of our communications network, and delays in equipment delivery or loss of our equipment suppliers could impair the quality of our services and any growth. If our network infrastructure is disrupted, we may lose customers or incur additional liabilities. We may experience interruptions in service as a result of fire, natural disasters, power loss, or the accidental or intentional actions of service users, and others. Although we have implemented disaster recovery, security and service continuity protection measures, including the physical protection of our offices and equipment, we cannot guarantee that such measures are sufficient to avoid future interruptions of service or losses of data.

We may not be able to increase our customer base at the expected rate, which is dependent upon our growth strategies.

In order to become profitable and obtain consistent positive operating cash flow, we need to both retain existing customers and continue to add new customers. We may encounter difficulties, including but not limited to

•	we may not retain customers for a variety of reasons, including competition from other providers, existing customers electing to develop their own services, and customers going out of business;
•	we may not succeed in adding customers if our sales and marketing plan is unsuccessful. As part of our growth strategy, we intend to also pursue selected acquisitions and strategic alliances;
•	we compete with other companies for acquisition opportunities and cannot make assurances that we will be able to successfully negotiate future acquisitions or strategic alliances;
•	we often use a combination of cash, debt, and common stock as consideration for our acquisitions, and future acquisition targets may not agree to accept the form(s) of consideration offered; and
•	we may not be able to acquire companies or their assets at prices that are consistent with our strategy.

While our current business plan is to expand primarily through organic growth, we plan to effect acquisitions of broadband coverage if and when necessary. Consummating acquisitions could also result in the incurrence of additional debt and related interest expense, as well as unforeseen contingent liabilities, all of which could have a material adverse effect on our business, prospects, financial condition and results of operations.

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If our security measures are breached, or if our services are subject to attacks that degrade or deny the ability of customers to access our network, our products and services may be perceived as not being secure and customers may curtail or stop using our services, and we may incur significant legal and financial exposure.

Concerns about the security of information transmitted through the use of our services and the privacy of users may inhibit our growth. With respect to our enterprise customers, we rely upon our CryptoVueTM technology as well as an Internet protocol layer 2 device to provide secure transmissions of certain customer information and various firewall systems to protect our databases and computer systems. Security breaches at our enterprise customer installations could expose us to litigation and potential liability. Our security measures may be breached due to the actions of outside parties, employee error, malfeasance, security flaws in the third party products or services that we rely upon or otherwise, and, as a result, an unauthorized party may obtain access to our data or data transferred over our network. Additionally, outside parties may attempt to fraudulently induce employees to disclose sensitive information in order to gain access to our enterprise customers’ data or data transferred over our network.  Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. If an actual or perceived breach of our security occurs, the market perception of the effectiveness of our security measures, such as the CryptoVueTM technology, could be harmed and we could lose customers.

Interruption or failure of our networks, which in certain rural markets are often subject to severe weather such as hurricanes, lightning storms or tornados, could impair our ability to provide our services, which could damage our reputation and harm operating results.

We provide our services in remote areas of North America, including the Gulf coast, which are more prone to severe weather such as hurricanes, lightning storms and tornados. Any disruption in our services arising from these or other natural disasters or catastrophic events including wildfires and other fires, excessive rain, terrorist attacks and wars, could disrupt the continued operation of our networks and have a material adverse effect on our business, prospects, results of operation and financial condition.

Although we believe our insurance coverage is adequate to address the variety of potential liabilities we face, our insurance coverage is subject to deductibles and coverage limits. Upon an occurrence of a significant natural disaster, or manmade problems such as computer viruses, civil war, terrorism, blackout or disruptions to the economies of the United States and other countries, such coverage may not be adequate or continue to be available at commercially reasonable rates and terms. In the event of a major disaster affecting one or more of our sites, our operations could be significantly disrupted, delayed or prevented for the time required to transfer production, repair, rebuild or replace the affected site. This time frame could be lengthy, and result in significant expenses for repair and related costs.

We may not be able to successfully upgrade our existing network infrastructure.

If the number of customers using our network and the complexity of our services increase, we will require more infrastructure, network and customer service resources to maintain the quality of our services. We may experience quality deficiencies, cost overruns and delays in implementing network improvements and expansion, in maintenance and upgrade projects, including slower than anticipated technology migrations. If we do not implement necessary developments and network upgrades successfully, or if it experiences inefficiencies, operational failures, or unforeseen costs during implementation, we may lose customers or incur additional liabilities.

We compete with many companies that are larger and better capitalized than us, and we expect such competition to continue. An inability to overcome competition from alternative communication systems could adversely affect our results of operations.

We face competition from many entities with significantly greater financial resources, well-established brand names and larger customer bases. The internet services market is extremely competitive in every segment including competing technologies such as VSAT and long-term evolution (marketed as 4G LTE). We may become subject to price competition for our services as companies seek to enter our industry or current competitors attempt to gain market share. We expect competition to intensify in the future and expect significant competition from traditional and new telecommunications companies primarily consisting of cable modem, Internet, DSL, microwave, mobile and satellite data providers. For example, the performance and coverage area of our wireless systems are dependent on certain factors that are outside of our control, including features of the environment in which the systems are deployed, such as the amount of clutter (natural terrain features and man-made obstructions) and the radio frequency available. Depending on specific customer needs, these obstacles may make our technology less competitive in comparison with other technologies and make other technologies less expensive or more suitable. Our business may also compete in the future with products and services based on other wireless technologies and other technologies that have yet to be developed. If we are unable to make or keep our services competitively priced and attain a larger market share in the markets in which we compete, our levels of sales and our ability to achieve profitability may suffer.

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To the extent we elect to enter into marketing or reseller agreements with third parties to expand our network, and our dependence on such relationships may adversely affect our business.

Our business strategy for increasing the size of our networks may depend on our ability to enter into marketing or reseller agreements with other companies, similar to our exclusive reseller agreements with Schlumberger Technology Corporation and Schlumberger Canada Limited entered into in 2009. Supporting diligence activities conducted by potential partners and negotiating the financial and other terms of these agreements are long and complex processes with uncertain results. Even if we are successful in entering into one or more marketing or reseller agreements, such arrangements can involve greater uncertainty for us, as we may have limited or no control over certain aspects of the programs. We may determine that continuing the relationships under the terms provided is not in our best interest, and we may terminate the agreements. Similarly, these third parties could delay or terminate their agreements with us, further delaying the execution of our business plan.

In addition, we could have disputes with our marketing and reselling partners, such as the interpretation of terms in our agreements. For example, we are currently involved in arbitration proceedings with Schlumberger Technology Corporation and Schlumberger Canada Limited, where we are pursuing a breach of contract claim relating to the minimum purchase requirements under the 2009 reseller agreements. This pending action, and any such future disagreements with our partners, could lead to delays in the execution of our business plan or could result in time-consuming and expensive litigation or arbitration, which may not be resolved in our favor.

The ongoing weakness in the global economic environment may have significant effects on our customers and suppliers that could result in material adverse effects on our business, prospects, financial condition and results of operations.

Notwithstanding the increased potential for economic recovery, the ongoing weakness in the global economic environment – which has included, among other things, significant reductions in available capital and liquidity from banks and other providers of credit, substantial reductions and/or fluctuations in equity and currency values worldwide, significant decreases in consumer confidence and consumer and business spending, high rates of unemployment and concerns that the worldwide economy may continue to experience significant challenges – may materially adversely affect our customers’ access to capital or willingness to spend capital on our products, and/or their levels of cash liquidity with which to pay for our products. In addition, our suppliers’ access to capital and liquidity may continue to be affected, which may in turn adversely impact their ability to maintain inventories, production levels, and/or product quality, or cause them to raise prices or lower production levels, or result in their ceasing operation.

Future acquisitions could prove difficult to integrate, disrupt our business, dilute stockholder value and strain our resources.

We have completed 15 acquisitions since 2004, and we plan to continue to engage in strategic acquisitions that further expand our wireless broadband footprint and coverage areas in key oil and gas markets. The structure of our acquisitions and investments involve numerous risks, including:

•	difficulties in integrating operations, technologies, services, accounting and personnel;
•	difficulties in supporting current customers of our acquired companies;
•	ability to maintain sufficient internal controls;
•	diversion of financial and management resources from existing operations;
•	if we finance acquisitions by issuing convertible debt or equity securities, our existing stockholders may be diluted, which dilution could adversely affect the market price of our stock;
•	assumption of contingent liabilities;
•	recording of goodwill and other intangible assets, which are subject to potential impairments in the future that could harm our operating results; and
•	inability to generate sufficient revenues to offset acquisition or investment costs.

Acquisitions also frequently result in recording of goodwill and other intangible assets, which are subject to potential impairments in the future that could harm our operating results. It is also possible that at some point in the future we may decide to enter new markets, thus subjecting ourselves to new risks associated with those markets. If we fail to achieve the anticipated benefits of any acquisitions we may complete, our business, prospects, financial condition and results of operation may be impaired.

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We may not be able to effectively manage our growth, which may harm our financial condition.

Our strategy envisions building and expanding our business in the oil and gas industry through organic growth and acquisition of broadband. While we anticipate that most of our growth will be through the deployment of the MBT’s in rural areas to transmit wireless data for oil and gas companies, we may determine that the acquisition of broadband coverage in existing and rural areas may be an attractive and strategic solution. Growth may place a strain on our management systems and resources. We must continue to refine and expand our business development capabilities, our systems and processes and our access to financing sources. As we grow, we must continue to hire, train, supervise and manage new employees.  We cannot assure you that we will be able to:

•	expand our systems effectively or efficiently or in a timely manner;
•	optimally allocate our human resources; or
•	identify and hire qualified employees or retain valued employees.

If we are unable to manage our growth and our operations, our business, prospects, financial condition and results of operation could be adversely affected.

Our business may suffer if we do not attract and retain talented personnel.

Our success will depend in large measure on the abilities, expertise, judgment, discretion, integrity and good faith of our management and other personnel in conducting our business. The loss of any of our executive officers or our inability to attract qualified board members could adversely impact our business. We may also experience difficulties in certain jurisdictions in our efforts to obtain suitably qualified staff and to retain staff who are willing to work in that jurisdiction. We do not currently carry “key man” life insurance on, nor do we have employment agreements with, our executive officers.

Our success depends on the ability of our management and employees to successfully implement our business strategy. As we grow, we intend to hire additional personnel. Our future personnel may not continue their association or employment with us, and we may not be able to find replacement personnel with comparable skills.  If we are unable to attract and retain key personnel, our business, prospects, financial condition and results of operation may be adversely affected.

Risks relating to our intellectual property

We depend upon our intellectual property and our failure to protect existing intellectual property or secure and enforce such rights for new proprietary technology could adversely affect our future growth and success.

We seek to protect our intellectual property rights by relying on a combination of patent, trade secret, copyright and trademark laws. We also use confidentiality and other provisions in our agreements that restrict access to and disclosure of our confidential know-how and trade secrets.

We have been issued three patents and have two patent applications pending with the United States Patent and Trademark Office relating to our CryptoVueTM hardware and software utilized by our enterprise banking and healthcare customers. However, we cannot provide any assurances that these applications will ultimately result in issued patents or, if patents are issued or in the case of our issued patents, that they will provide sufficient protections for our technology against competitors. Outside of these issued patents and patent applications, we seek to protect our technology as trade secrets and technical know-how. However, trade secrets and technical know-how are difficult to maintain and do not provide the same legal protections provided by patents. In particular, only patents will allow us to prohibit others from using independently developed technology that are similar. If competitors develop knowledge substantially equivalent or superior to our trade secrets and technical know-how, or gain access to our knowledge through other means such as observation of our technology that embodies trade secrets at customer sites which we do not control, the value of our trade secrets and technical know-how would be diminished.

While we strive to maintain systems and procedures to protect the confidentiality and security of our trade secrets and technical know-how, these systems and procedures may fail to provide an adequate degree of protection. For example, although we generally enter into agreements with our employees, consultants, advisors, and strategic partners restricting the disclosure and use of trade secrets, technical know-how and confidential information, we cannot provide any assurance that these agreements will be sufficient to prevent unauthorized use or disclosure. In addition, some of the technology deployed at customer sites in the future, which we do not control, may be readily observable by third parties who are not under contractual obligations of non-disclosure, which may limit or compromise our ability to continue to protect such technology as a trade secret.

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While we are not currently aware of any infringement or other violation of our intellectual property rights, monitoring and policing unauthorized use and disclosure of intellectual property is difficult. If we learned that a third party was in fact infringing or otherwise violating our intellectual property, we may need to enforce our intellectual property rights through litigation. Litigation relating to our intellectual property may not prove successful and might result in substantial costs and diversion of resources and management attention.

We may be accused of infringing upon the intellectual property rights of third parties, which is costly to defend and could limit their ability to use certain technologies in the future.

We may face claims asserting that our technology or the commercial use of such technology infringes or otherwise violates the intellectual property rights of others. We have not conducted infringement, freedom to operate or landscape analyses, and as a result we cannot be certain that our technologies and processes do not violate the intellectual property rights of others. We may also face infringement claims from the employees, consultants, agents and outside organizations we have engaged to develop our technology. While we have sought to protect ourselves against such claims through contractual means, we cannot provide any assurance that such contractual provisions are adequate, and any of these parties might claim full or partial ownership of the intellectual property in the technology that they were engaged to develop.

If we were found to be infringing or otherwise violating the intellectual property rights of others, we could face significant costs to implement work-around methods, and we cannot provide any assurance that any such work-around would be available or technically equivalent to our current technology. In such cases, we might need to license a third party’s intellectual property, although any required license might not be available on acceptable terms, or at all. If we are unable to work around such infringement or obtain a license on acceptable terms, we might face substantial monetary judgments against us or an injunction against continuing to license our technology, which might cause us to cease operations.

In addition, even if we are not infringing or otherwise violating the intellectual property rights of others, we could nonetheless incur substantial costs in defending ourselves in suits brought against us for alleged infringement. Also, if any agreements provide that we will defend and indemnify our customer for claims against them relating to any alleged infringement of the intellectual property rights of third parties in connection with such customer’s use of our technologies, we may incur substantial costs defending and indemnifying any customer to the extent they are subject to these types of claims. Such suits, even if without merit, would likely require our management team to dedicate substantial time to addressing the issues presented. Any party bringing claims might have greater resources than we do, which could potentially lead to us settling claims against which we might otherwise prevail on the merits.

Any claims brought against us or any customers alleging that we have violated the intellectual property of others could have negative consequences for our business, prospects, financial condition and results of operation.

Risks Relating to Our Industry

We are subject to the volatility of the global oil and gas industry and our business is likely to fluctuate with the level of global activity for oil and natural gas exploration, development and production.

A substantial amount of our revenues are derived from services rendered to companies engaged in the oil and gas industry. Demand for our remote communication services and collaborative applications depends on our customers’ willingness to make operating and capital expenditures to explore, develop and produce oil and natural gas in the regions in which we operate or may operate. Our business will suffer if these expenditures decline. Our customers’ willingness to explore, develop and produce oil and natural gas depends largely upon prevailing market conditions that are influenced by numerous factors over which we have no control, including:

•	the supply and demand for oil and natural gas;
•	oil and natural gas prices and expectations about future prices;
•	the expected rate of decline in production;
•	the discovery rate of new oil and gas reserves;
•	the ability of the Organization of Petroleum Exporting Countries, or OPEC, to influence and maintain production levels and pricing;
•	the level of production in non-OPEC countries;
•	the worldwide political and military environment, including uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or other crises in oil or natural gas producing areas of the Middle East and other crude oil and natural gas producing regions or further acts of terrorism in the United States, or elsewhere;
•	the impact of changing regulations and environmental and safety rules and policies, including changes to regulations, rules and policies, following oil spills and other pollution by the oil and gas industry, and legislative and regulatory interest to limit or further regulate drilling and hydraulic fracturing activities;
•	advances in exploration, development and production technology;
•	the global economic environment;
•	the political and legislative framework governing the activities of oil and natural gas companies; and
•	the price and availability of alternative fuels.

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The level of activity in the oil and natural gas exploration and production industry has historically been volatile and cyclical. Although we believe our customers will be dependent upon real-time voice and data communication services to optimize their oil and gas production and development in an environment with lower energy prices, a prolonged significant reduction in the price of oil and natural gas will likely affect oil and natural gas production levels and therefore affect demand for the communication services we provide. In addition, a prolonged significant reduction in the price of oil and natural gas could make it more difficult for us to collect outstanding account receivables from our customers. A material decline in oil and natural gas prices or oil and natural gas exploration, development or production activity levels could have an adverse effect on our business, prospects, results of operation and financial condition.

Oil and gas operations are subject to comprehensive regulation which may impact drilling operations, causing an adverse effect on us.

Oil and gas operations are subject to national and local laws and regulations relating to the protection of the environment, including laws regulating removal of natural resources from the ground and the discharge of materials into the environment. Oil and gas operations are also subject to national and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment. Environmental standards imposed by national or local authorities may be changed and any such changes may have material adverse effects on our oil and gas industry customers. Accordingly, if changes in regulations cause current or potential oil and gas industry customers to curtail drilling operations, our business, prospects, financial condition and results of operation will be negatively impacted as a majority of our sales result from oil and gas industry customers.

Privacy concerns may prevent customers from using our services.

We and our customers are subject to laws and regulations protecting personal and other confidential information in connection with the exchange of such information by these customers using our services. At present, in the United States, interactive Internet-based service providers have substantial legal protection for the transmission of third-party content that is infringing, defamatory, pornographic or otherwise illegal. We cannot guarantee that a U.S. court would not conclude that we do not qualify for these protections as an interactive service provider. We do not and cannot screen all of the content generated, sent and received by users of our services or the recipients of messages delivered through our services. Additionally, a small portion of our customers use our services in Canada, in which case we would be subject to its laws and regulations relating to internet privacy. While Canadian Internet law continues to evolve, our services are currently largely unregulated. We cannot guarantee, however, that this regulatory environment will continue, and future legislation in Canada affecting Internet service providers could adversely impact our operations.

We utilize a combination of licensed and unlicensed spectrum, which is subject to intense competition, low barriers of entry and potential interference from multiple competing users.

We presently utilize unlicensed spectrum in connection with our broadband service offerings. While unlicensed spectrum is regulated by the Federal Communications Commission (“FCC”), it is available to multiple simultaneous users and may be subject to interference, which may reduce the quality of the service provided to subscribers. The availability of unlicensed spectrum is limited, and others do not need to obtain permits or licenses to utilize the same unlicensed spectrum used by us currently or which we may in the future utilize. Accordingly, utilization of unlicensed spectrum could threaten our ability to reliably deliver services.

We are subject to extensive regulation that could limit or restrict our activities. If we fail to comply with these regulations, we may be subject to penalties, including fines and suspensions, and past due fees and interest, which may adversely affect our financial condition and results of operations.

Our business, including the acquisition, lease, maintenance, and use of spectrum licenses, is extensively regulated by federal, state and local governmental authorities. A number of federal, state and local privacy, security and consumer laws also apply to our business. These regulations and their application are subject to continual change as new legislation, regulations or amendments to existing regulations are adopted from time to time by governmental or regulatory authorities, including as a result of judicial interpretations of such laws and regulations. Current regulations directly affect the breadth of services we are able to offer and may impact the rates, terms and conditions of our services. Regulation of companies that offer competing services, such as cable and DSL providers and telecommunications carriers, also affects our business.

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Certain wireless broadband services are subject to regulation by the FCC. At the federal level, the FCC has jurisdiction over wireless transmissions over the electromagnetic spectrum, all interstate and foreign telecommunications services, and many aspects of intrastate telecommunications. Wireless broadband services may become subject to greater state or federal regulation in the future. We cannot predict the impact, if any, that any future legal or regulatory changes or developments may have on our business, prospects, financial condition and results of operation. Changes in the legal or regulatory environment relating to the Internet access industry, including changes that directly or indirectly affect telecommunication costs or increase the likelihood or scope of competition from regional telephone companies, cable operators or others, could have a material adverse effect on its business, financial condition and results of operations.

Much of the law related to the liability of Internet service providers remains unsettled. For example, many jurisdictions have adopted laws related to unsolicited commercial email or “spam” in the last several years. Other legal issues, such as the sharing of copyrighted information, transborder data flow, universal service, and liability for software viruses could become subjects of additional legislation and legal development. We cannot predict the impact of these changes on them. Regulatory changes could have a material adverse effect on our business, financial condition or results of operations.

The industry in which we operate is continually evolving. Our services may become obsolete, and may not be able to offer or develop competitive services on a timely basis or at all.

The broadband Internet and wireless services industries are characterized by rapid technological change, competitive pricing, frequent new service introductions, evolving industry standards and regulatory requirements. We believe that our success depends on our ability to anticipate and adapt to these challenges and to offer competitive services on a timely basis. We face a number of difficulties and uncertainties associated with our reliance on technological development, such as:

•	competition from service providers using more traditional and commercially proven means to deliver similar or alternative services to our targeted markets;
•	competition from better capitalized service providers using more efficient, less expensive technologies, including services not yet invented or developed to our targeted markets;
•	our inability to develop a spectrum portfolio, if necessary, and offer advanced data services in a timely and cost efficient manner; and
•	responding successfully to advances in competing technologies in a timely and cost-effective manner.

As the services offered by the companies and their competitors develop, our customers may not accept our services as a commercially viable alternative to other means of delivering broadband or wireless broadband services. As a result, our services may become obsolete, and we may be unable to develop competitive services on a timely basis, or at all.

If the wireless broadband market does not evolve as we anticipate, our business may be adversely affected.

If we fail to properly assess and address the broadband wireless market or if our services fail to achieve market acceptance for any reason, our business, prospects, financial condition and results of operation would be materially adversely affected. Since the market for our products is still evolving, it is difficult to assess the competitive environment or the size of the market that may develop. In addition, technologies, customer requirements and industry standards may change rapidly. If we cannot improve or augment our services and products as rapidly as existing technologies, customer requirements and industry standards evolve, our products or services could become obsolete. The introduction of new or technologically superior products by competitors could also make our services less competitive or obsolete. As a result of any of these factors, our position in existing markets or potential markets could be eroded.

Risks Related to Our Securities and the Offering

There is currently a limited market for our shares of common stock, and any trading market that exists in our shares may be highly illiquid and may not reflect the underlying value of our net assets or business prospects.

Trading in our common stock continues to be conducted on the electronic bulletin board in the over-the-counter market. As a result, an investor may find it difficult to dispose of or to obtain accurate quotations as to the market value of our common stock, and our common stock may be less attractive for margin loans, for investment by financial institutions, as consideration in future capital raising transactions or other purposes.

We may be unable to list our common stock on NASDAQ or on any securities exchange.

In connection with this offering, we intend to apply for listing of our common stock on The NASDAQ Capital Market under the symbol “ERF”. No assurance can be given that our application will be approved.  Our common stock currently does not meet all of the requirements for initial listing on a registered stock exchange. Although we may apply to list our common stock on NASDAQ or another securities exchange in the future, we cannot assure you that we will be able to meet the initial listing standards, including the minimum bid price per share and minimum capitalization requirements, or that we will be able to maintain a listing of our common stock on either of those or any other trading venue. Until such time as we qualify for listing on NASDAQ or another trading venue, our common stock will continue to trade on electronic bulletin board in the over-the-counter market.

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The terms of our Series A Preferred Stock include super-majority voting provision.

Each share of our Series A Preferred Stock votes on the basis of 100 votes for each share of common stock into which the Series A Preferred Stock is convertible. This provision may limit us in raising additional capital, competing effectively, or taking advantage of new business opportunities.

Because certain of our stockholders control a significant number of shares of our voting capital stock, they have effective control over actions requiring stockholder approval.

As of December 14, 2012, Dr. H. Dean Cubley, our Chief Executive Officer and Chairman, had voting control over 97.9% of our outstanding shares of Series A Preferred Stock, or 97.3% of the total voting power. As a result, Dr. Cubley has the ability to control the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, Mr. Cubley has the ability to control the management and affairs of our company. Accordingly, any investors who purchase shares will be minority shareholders and as such will have little to no say in the direction of us and the election of directors. Additionally, this concentration of ownership might harm the market price of our common stock by:

•	delaying, deferring or preventing a change in corporate control;
•	impeding a merger, consolidation, takeover or other business combination involving us; or
•	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

The market price of our common stock is very volatile and the value of your investment may be subject to sudden decreases.

The trading price for our common stock has been, and we expect it to continue to be, volatile. For example, the closing price of our stock fluctuated between $1.05 per share and $2.95 per share during the nine months ended September 30, 2012. The price at which our common stock trades depends upon a number of factors, including our historical and anticipated operating results and general market and economic conditions, which are beyond our control, including:

•	current economic conditions in the oil and gas industry;
•	technological innovations or new commercial products and services by us or our competitors;
•	intellectual property disputes;
•	additions or departures of key personnel;
•	sales of our common stock;
•	our ability to integrate operations, products and services;
•	our ability to execute our business plan;
•	operating results below expectations;
•	loss of any strategic relationship;
•	industry developments;
•	general economic and other external factors;
•	changes in governmental regulations; and
•	period-to-period fluctuations in our financial results.

In addition, the stock market has, from time to time, experienced extreme price and volume fluctuations. These broad market fluctuations may lower the market price of our common stock. Moreover, during periods of stock market price volatility, share prices of many companies have often fluctuated in a manner not necessarily related to their operating performance. Accordingly, our common stock may be subject to greater price volatility than the stock market as a whole.

Our stock is traded over the counter on the OTCBB, and is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with a company's operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to our business or operating performance. Moreover, trading is often more sporadic than the trading of securities listed on a quotation system like the NASDAQ or a stock exchange like the NYSE Euronext. While we intend to apply for listing on the NASDAQ Capital Market, there is no guarantee that we will obtain such listing, and accordingly, shareholders may have difficulty reselling any of their shares of common stock.

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A significant number of shares of common stock may be issued during the next 12 months. The issuance of these shares will have a dilutive effect on our common stock and may lower our stock price.

We have reserved for issuance the following shares of common stock as of September 30, 2012:

•	8,626,982 shares of common stock are issuable upon conversion of Series A Preferred Stock; and
•	64,204 shares of common stock are eligible to be issued pursuant to our 2012 stock option plan (in addition to 450,000 shares of common stock underlying our 2013 stock option plan approved in December 2012);
•	653,279 shares of common stock are issuable upon conversion of a principal amount of $797,000 of outstanding Bonds, having a weighted average conversion price of $1.22 per share.

Further, we may issue shares to reduce our debt obligations. Accordingly, the issuance of these shares will have a dilutive effect from both a net tangible book value per share basis and from a number of shares of common stock outstanding basis. This overhang could have a depressive effect on our common stock price.

Because we will have broad discretion and flexibility in how the net proceeds from this offering are used, we may use the net proceeds in ways in which you disagree.

We currently intend to use the net proceeds from this offering for the repayment of debt, working capital, and other general corporate purposes. See "Use of Proceeds" on page 22 of this prospectus. We have not allocated specific amounts of the net proceeds from this offering for any of the particular purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, prospects, results of operation and financial condition.

Our revenue and operating results may fluctuate significantly from quarter to quarter, and fluctuations in operating results could cause our stock price to decline.

Our revenue and operating results may vary significantly from quarter to quarter due to a number of factors. In future quarters, operating results may be below the expectations of investors, and the price of our common stock may decline. Factors that could cause quarterly fluctuations include:

•	the ability to raise the necessary capital to implement our strategic plan;
•	the ability to keep current customers and secure new customers;
•	the ability to acquire existing rural wireless broadband networks throughout North America and the ability to secure customers in the rural regions in which we acquire these wireless broadband networks; and
•	the ability to secure new regional banking network customers for both the construction and design of new broadband networks and for the maintenance and monitoring of these broadband networks.

Accordingly, the failure to obtain significant future revenue, lower than expected revenue in the future, increased losses in the future, and decreased working capital could adversely affect our stock price and liquidity.

If our common stock remains subject to the SEC's penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

Unless our securities are listed on a national securities exchange, or we have net tangible assets of $5,000,000 or more and our common stock has a market price per share of $5.00 or more, transactions in our common stock will be subject to the SEC's "penny stock" rules. If our common stock remains subject to the "penny stock" rules promulgated under the Securities Exchange Act of 1934, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected.

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Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;
•	receive the purchaser's written agreement to the transaction prior to sale;
•	provide the purchaser with risk disclosure documents which identify certain risks associated with investing in "penny stocks" and which describe the market for these "penny stocks" as well as a purchaser's legal remedies; and
•	obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a "penny stock" can be completed.

As a result, if our common stock becomes or remains subject to the penny stock rules, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

We do not expect to pay dividends on our common stock for the foreseeable future. Any return on investment may be limited to the value of our common stock.

No cash dividends have been paid on our common stock. We expect that any income received from operations will be devoted to our future operations and growth. We do not expect to pay cash dividends on our common stock in the near future. Payment of dividends would depend upon our profitability at the time, cash available for those dividends, and other factors as our board of directors may consider relevant. In addition, our Series A Preferred Stock limits our ability to pay dividends upon any shares of common stock unless we declare and pay a dividend upon the then outstanding shares of Series A Preferred Stock in the same amount per share of Series A Preferred Stock as would be declared payable upon the number of shares of common stock into which each share of Series A Preferred Stock could then be converted to holders of our Series A Preferred Stock. If we do not pay dividends, our common stock may be less valuable because a return on an investor's investment will only occur if our stock price appreciates. Investors in our common stock should not rely on an investment in us if they require dividend income.

If securities or industry analysts do not publish research or reports about our business, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not currently have and may never obtain research coverage by industry or financial analysts. If no or few analysts commence coverage of us, the trading price of our stock would likely decrease. Even if we do obtain analyst coverage, if one or more of the analysts who cover us downgrade our stock, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Nevada law and our corporate charter contain anti-takeover provisions that could delay or discourage takeover attempts that stockholders may consider favorable.

Provisions in our Articles of Incorporation, as amended, may have the effect of delaying or preventing a change of control or changes in our management. For example, our board of directors have the authority to issue up to 25,000,000 shares of preferred stock in one or more series (of which 8,626,982 shares of Series A Preferred Stock have been issued as of December 14, 2012) and to fix the powers, preferences and rights of each series without stockholder approval. The ability to issue preferred stock could discourage unsolicited acquisition proposals or make it more difficult for a third party to gain control of our company, or otherwise could adversely affect the market price of our common stock.

Additionally, our Articles of Incorporation, as amended, and Bylaws, as applicable, provide that (i) our board of directors with the ability to alter our Bylaws without stockholder approval, (ii) a director may be removed only for cause and by the affirmative vote of the holders of 60% of the combined voting power; (iii) that vacancies on our board of directors resulting from death, resignation (except where such resignation is to take place at a future time), disqualification, or removal may be filled by a majority of directors in office, although less than a quorum, and (iv) provide for a staggered board, in which the Board members are divided into three classes to serve for a period of three years from the date of their respective appointment or election. Our Series A Preferred Stock Designation also provides that each share Series A Preferred Stock entitles the holder to 100 votes on all matters submitted to a vote of the shareholders of the Company. The Designation further provides that the Series A Preferred Stock will have a preference as to dividends and liquidation. Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms. However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

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A sale of a substantial number of shares of our common stock may cause the price of our common stock to finance future acquisitions to decline and may impair our ability to raise capital in the future.

Our common stock is traded on the OTCBB and, despite certain increases of trading volume from time to time, there have been periods when it could be considered "thinly-traded," meaning that the number of persons interested in purchasing our common stock at or near bid prices at any given time may be relatively small or non-existent. Finance transactions, as well as shares that may be issued to finance future acquisitions resulting in a large amount of newly issued shares that become readily tradable, or other events that cause current stockholders to sell shares, could place downward pressure on the trading price of our stock. In addition, the lack of a robust resale market may require a stockholder who desires to sell a large number of shares of common stock to sell the shares in increments over time to mitigate any adverse impact of the sales on the market price of our stock.

If our stockholders sell, or the market perceives that our stockholders intend to sell for various reasons, including the ending of restriction on resale, substantial amounts of our common stock in the public market, including shares issued upon the exercise of outstanding options or warrants, the market price of our common stock could fall. Sales of a substantial number of shares of our common stock may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. We may become involved in securities class action litigation that could divert management's attention and harm our business.

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

You will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of up to [__] shares of common stock in this offering at an assumed public offering price of $[__] per share which is based on the closing price of our common stock on [__], 2012, and after deducting the underwriter's discounts and commissions and estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of $[__] per share of common stock.

If we fail to comply with the rules under the Sarbanes-Oxley Act of 2002 related to disclosure controls and procedures, or, if we discover material weaknesses and other deficiencies in our internal control and accounting procedures, our stock price could decline significantly and raising capital could be more difficult.

If we fail to comply with the rules under the Sarbanes-Oxley Act of 2002 related to disclosure controls and procedures, or, if we discover material weaknesses and other deficiencies in our internal control and accounting procedures, our stock price could decline significantly and raising capital could be more difficult. Moreover, effective internal controls are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock could drop significantly. In addition, we cannot be certain that material weaknesses or significant deficiencies in our internal controls will not be discovered in the future.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus contains forward-looking statements. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as "expects," "anticipates," "intends," "estimates," "plans," "believes," "seeks," "may," "should", "could" or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.

You should read this prospectus and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. These risks and uncertainties, along with others, are described above under the heading "Risk Factors." Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus, and particularly our forward-looking statements, by these cautionary statements.

This prospectus also includes estimates of market size and industry data that we obtained from industry publications and surveys and internal company sources. The industry publications and surveys used by management to determine market size and industry data contained in this prospectus have been obtained from sources believed to be reliable.

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USE OF PROCEEDS

We estimate that our net proceeds from the sale of the shares offered pursuant to this prospectus will be approximately $[__], or approximately $[__] if the underwriters exercise in full their option to purchase [__] additional shares, assuming a public offering price of $[__] per share which is based on the closing price of the our common stock on [__], 2012, and after deducting the underwriting discount and the estimated offering expenses that are payable by us.

We currently intend to use the net proceeds from this offering for working capital and other general corporate purposes.

We have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds from this offering. Pending any use as described above, we intend to invest the net proceeds in high-quality, short-term, interest-bearing securities.

PRICE RANGE OF COMMON STOCK

Our common stock currently trades over the counter on the OTCBB under the symbol ERFB. The following table shows the reported high and low bid quotations per share for our common stock based on information provided by the OTCBB. Such over-the-counter market quotations reflect inter-dealer prices, without markup, markdown or commissions and may not necessarily represent actual transactions or a liquid trading market, as the market for our common stock is limited, sporadic and highly volatile. The information below gives effect to all reverse splits affecting our common stock prior to the date of this prospectus.

Fiscal 2012	High	Low
Fourth Quarter (through December 14, 2012)	$1.27	$0.52
Third Quarter	$2.20	$0.98
Second Quarter	$2.60	$1.11
First Quarter	$2.98	$1.98

Fiscal 2011	High	Low
Fourth Quarter	$5.00	$2.00
Third Quarter	$4.50	$0.25
Second Quarter	$9.00	$2.95
First Quarter	$20.50	$4.60

Fiscal 2010	High	Low
Fourth Quarter	$20.50	$4.50
Third Quarter	$48.75	$12.50
Second Quarter	$76.00	$15.75
First Quarter	$140.00	$70.00

The closing price of our common stock on the OTCBB on December 14, 2012 was $1.08 per share. As of December 14, 2012, we had 523 stockholders of record of our common stock.

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DIVIDEND POLICY

We have never declared cash dividends on our common stock. We currently do not plan to declare cash dividends on shares of our common stock in the foreseeable future. We expect to retain our future earnings, if any, for use in the operation and expansion of our business. In addition, our Series A Preferred Stock limits our ability to pay dividends upon any shares of common stock unless we declare and pay a dividend upon the then outstanding shares of Series A Preferred Stock in the same amount per share of Series A Preferred Stock as would be declared payable upon the number of shares of common stock into which each share of Series A Preferred Stock could then be converted to holders of our Series A Preferred Stock. Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of our board of directors and will depend upon such factors as earnings levels, capital requirements, our overall financial condition and any other factors deemed relevant by our board of directors.

DILUTION

If you purchase shares of common stock in this offering, your interest will be immediately and substantially diluted to the extent of the difference between the public offering price per share and the pro forma net tangible book value per share of our common stock after giving effect to this offering.

Our pro forma net tangible book value as of September 30, 2012 was $[__] or $[__] per share of common stock, based upon [__] shares of common stock issued and outstanding, after giving effect to issuances of [__] shares of common stock (excluding derivative securities exercisable or convertible into [__] shares of common stock) from October [__], 2012 through and immediately prior to the date of this offering. After giving effect to the shares in this offering at the assumed public offering price of $[__] per share, which is based on the closing price of our common stock on [__], 2012, at September 30, 2012, and after deducting underwriting discounts and commissions and other estimated offering expenses payable by us, our pro forma as adjusted net tangible book value at September 30, 2012 would have been approximately $[__], or $[__] per share. This represents an immediate increase in pro forma net tangible book value of approximately $[__] per share to our existing stockholders, and an immediate dilution of $[__] per share to investors purchasing shares in the offering.

Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the pro forma net tangible book value per share of our common stock immediately after this offering.

The following table illustrates the per share dilution to investors purchasing shares in the offering:

Assumed public offering price per share		$
Pro forma net tangible book value per share as of September 30, 2012	$

Increase in net tangible book value per share attributable to this offering	$

Pro forma as adjusted net tangible book value per share after this offering		$

Dilution in pro forma net tangible book value per share to new investors		$

The information above assumes that the underwriters do not exercise their over-allotment option. If the underwriters exercise their over-allotment option in full, the pro forma as adjusted net tangible book value will increase to $[__] per share, representing an immediate increase to existing stockholders of $[__] per share and an immediate dilution of $[__] per share to new investors. If any shares are issued upon exercise of outstanding derivative securities, new investors will experience further dilution.

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CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2012:

•	on an actual basis;

•	on a pro forma basis to give effect to the issuance of common stock and common stock equivalents from October 1, 2012 through and immediately prior to the date of this prospectus; and

•	on a pro forma, as adjusted basis to give effect to (i) the issuance of common stock and warrants from October 1, 2012 through and immediately prior to the date of this prospectus and (ii) the sale of the shares in this offering at the assumed public offering price of $[__] per share, which is based on the closing price of our common stock on [__], 2012, and after deducting underwriting discounts and commissions and other estimated offering expenses payable by us.

You should consider this table in conjunction with our financial statements and the notes to those financial statements included elsewhere in this prospectus.

	As of September 30, 2012
	($ in thousands)
	Actual	Pro Forma	Pro Forma As Adjusted
Stockholders' equity (deficit)	(3,072)
Preferred stock, $0.001 par value, 25,000,000 shares authorized; 8,626,982 shares issued and outstanding at September 30, 2012 designated as Series A Preferred Stock, actual, pro forma and pro forma, as adjusted, respectively	$9	$	$
Common stock, $0.001 par value, 975,000,000 shares authorized, 4,051,181, issued and outstanding at September 30, 2012 actual; [__] and [__] shares issued and outstanding, pro forma and pro forma, as adjusted, respectively	4
Additional paid-in capital	51,917
Accumulated deficit	(54,970)

Total stockholders' equity (deficit)	$(2,948)	$	$

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion and analysis should be read together with our financial statements and the related notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See "Forward-Looking Statements" for a discussion of the uncertainties, risks and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

We are a leading provider of wireless broadband access solutions for the energy industry. Our primary business strategy is to develop and provide a long-term terrestrial wireless broadband solution for the exploration, drilling, and production sectors of the energy industry in rural and remote locations in North America that lack existing communications infrastructure.   We intend to continue to build upon our market position in the areas in which we operate by offering an integrated and comprehensive package of services that will allow us to provide our oil and gas customers with wellsite IT communications services required throughout their drilling locations. We intend to continue to supplement our wellsite communications business with our enterprise, commercial and residential bandwidth delivery to maximize the return from our investment in network infrastructure throughout the regions in which we operate. Our financial results for the three-months ended September 30, 2012 include, but are not limited to, the following attributes:

▪	We reported overall consolidated revenues of $2,008,000 for the quarter ended September 30, 2012, compared to $1,331,000 for the same prior year quarter, an increase of $677,000 or 51%.
▪	Our EBI oil and gas subsidiary reported revenues of $1,363,000 for the quarter ended September 30, 2012, compared to revenues of $709,000 for the same prior year quarter an increase of $654,000 or 92%.
▪	We reported gross profit of $977,000 for the quarter ended September 30, 2012, compared to $298,000 for the same prior year quarter ended September 30, 2011, an increase of $679,000 or 228%. This increase reflects the strong operating margins recognized in an oil and gas internet service operations.
▪	We continued our recently initiated expansion of our existing terrestrial broadband networks in oil and gas drilling areas in the states of Kansas and Montana to satisfy the communications needs of existing customers in these markets. We recently opened warehouse and operating facilities and are in the process of designing and building a new terrestrial broadband network in the Bakken Shale area of North Dakota. Additionally, we continue to expand our existing networks in Texas, New Mexico and Oklahoma.

Critical Accounting Policies

Revenue Recognition

Our revenue is generated primarily from the sale of wireless communications products and services on a nationwide basis, including providing enterprise-class wireless broadband services. We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectibility is probable.

We record revenues from its fixed-price, long-term contracts using the percentage-of-completion method. Revenues are recorded based on construction costs incurred to date as a percentage of estimated total cost at completion. The percentage-of-completion, determined by using total costs incurred to date as a percentage of estimated total costs at completion, reflects the actual physical completion of the project. If the current projected costs on a fixed fee contract exceed projected revenue, the entire amount of the loss is recognized in the period such loss is identified.

We recognize product sales generally at the time the product is shipped. Concurrent with the recognition of revenue, we provide for the estimated cost of product warranties and reduces revenue for estimated product returns. Sales incentives are generally classified as a reduction of revenue and are recognized at the later of when revenue is recognized or when the incentive is offered. Shipping and handling costs are included in cost of goods sold.

Service revenue is principally derived from wireless broadband services, including internet, voice, and data and monitoring service. Subscriber fees are recorded as revenues in the period during which the service is provided.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Major renewals and improvements are capitalized; minor replacements, maintenance and repairs are charged to current operations. Depreciation is computed by applying the straight-line method over the estimated useful lives which are generally three to seven years.

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Long-Lived Assets

We review our long-lived assets, to include intangible assets subject to amortization, for recoverability whenever events or changes in circumstances indicate that the carrying amount of such long-lived asset or group of long-lived assets (collectively referred to as "the asset") may not be recoverable. Such circumstances include, but are not limited to:

•	a significant decrease in the market price of the asset;
•	a significant change in the extent or manner in which the asset is being used;
•	a significant change in the business climate that could affect the value of the asset;
•	a current period loss combined with projection of continuing loss associated with use of the asset; and
•	a current expectation that, more likely than not, the asset will be sold or otherwise disposed of before the end of its previously estimated useful life.

We continually evaluate whether such events and circumstances have occurred. When such events or circumstances exist, the recoverability of the asset's carrying value shall be determined by estimating the undiscounted future cash flows (cash inflows less associated cash outflows) that are directly associated with and that are expected to arise as a direct result of the use and eventual disposition of the asset. To date, no such impairment has occurred. To the extent such events or circumstances occur that could affect the recoverability of our long-lived assets, we may incur charges for impairment in the future.

Derivative Instruments

In connection with the sale of debt or equity instruments, we may sell options or warrants to purchase our common stock. In certain circumstances, these options or warrants may be classified as derivative liabilities, rather than as equity. Additionally, the debt or equity instruments may contain embedded derivative instruments, such as embedded derivative features which in certain circumstances may be required to be bifurcated from the associated host instrument and accounted for separately as a derivative instrument liability.

Our derivative instrument liabilities are re-valued at the end of each reporting period, with changes in the fair value of the derivative liability recorded as charges or credits to income in the period in which the changes occur. For options, warrants and bifurcated embedded derivative features that are accounted for as derivative instrument liabilities, we estimate fair value using either quoted market prices of financial instruments with similar characteristics or other valuation techniques. The valuation techniques require assumptions related to the remaining term of the instruments and risk-free rates of return, our current common stock price and expected dividend yield, and the expected volatility of our common stock price over the life of the option. Because of the limited trading history for our common stock, we estimate the future volatility of our common stock price based on not only the history of our stock price but also the experience of other entities considered comparable to us.

Recent Accounting Pronouncements

Management does not anticipate that the recently issued but not yet effective accounting pronouncements will materially impact our financial condition

Results of Operations

Nine Months Ended September 30, 2012 and 2011

The following table sets forth summarized consolidated financial information for the nine months ended September 30, 2012 and 2011:

	Nine Months Ended September 30,
($ in thousands)	2012	2011	$ Change	% Change
Total sales	$5,343	$3,772	$1,571	42%
Cost of goods sold	2,907	2,567	340	13%
Gross profit	2,436	1,205	1,231	102%
Percent of total sales	46%	32%
Operating expenses	5,164	4,090	1,074	26%
Loss from operations	(2,728)	(2,885)	157	-5%
Other income/(expenses)	(1,027)	634	(1,661)	-262%
Loss from continuing operations	(3,755)	(2,251)	(1,504)	-67%
Loss from discontinued operations	–	(78)	78	100%
Net income attributable to noncontrolling interest	(17)	–	(17)	100%
Other comprehensive loss	(7)	(12)	5	-42%
Total comprehensive (loss)	$(3,779)	$(2,341)	$(1,438)	61%

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For the nine months ended September 30, 2012, our business operations reflected an increase in sales for its EBI, WBS and WMS subsidiaries that were offset by a decrease in the ENS subsidiary. For the nine months ended September 30, 2012, our consolidated operations generated net sales of $5,343,000 compared to prior-year period net sales of $3,772,000. The $1,571,000 increase in net sales is primarily attributable to $1,511,000 increased sales in EBI from deployment of our MBT’s in the oil and gas regions. Service sales increased $1,684,000 and product sales decreased $113,000. For the nine months ended September 30, 2012, we had a gross profit margin of 46%, compared to a gross profit margin 32% for the prior year period. The $1,231,000 increase in gross profit margin is primarily attributed to (i) approximately $919,000 increase in gross margin in EBI attributable to increased sales associated with deployment of MBT’s in oil and gas regions, (ii) $336,000 increase in gross margins in WBS primarily related to decrease third party service cost, and (iii) offset with a $11,000 decrease in gross margin in WMS and a $13,000 decrease in gross margins in ENS.

Sales Information

Set forth below are tables presenting summarized sales information for our business segments for the nine months ended September 30, 2012 and 2011:

($ in thousands)	Nine Months Ended September 30,
Business Segment	2012	% of Total	2011	% of Total	$ Change	% Change
Energy Broadband, Inc.	$3,398	64%	1,887	50%	$1,511	80%
Wireless Bundled Services	1,702	32%	1,640	44%	62	4%
Enterprise Network Services	220	4%	227	6%	(7)	-3%
Wireless Messaging Services	23	0%	18	0%	5	28%
Total Sales	$5,343	100%	$3,772	100%	$1,571	42%

For the nine months ended September 30, 2012, total sales increased to $5,343,000 from $3,772,000 for the nine months ended September 30, 2011. The overall increase of 42% was attributable to increased sales of $1,511,000 in EBI, increased sales of $62,000 in WBS, increased sales in WMS of $5,000, offset with decreased sales in ENS of $7,000. The $1,571,000 increase in net sales is primarily attributable to $1,511,000 increased sales in EBI are from deployment of our MBT’s in the oil and gas regions.

Cost of Goods Sold

The following tables set forth summarized cost of goods sold information for the nine months ended September 30, 2012 and 2011:

($ in thousands)	Nine Months Ended September 30,
Business Segment	2012	% of Total	2011	% of Total	$ Change	% Change
Energy Broadband, Inc.	$1,815	62%	$1,223	48%	$592	48%
Wireless Bundled Services	793	26%	1,067	42%	(274)	-26%
Enterprise Network Services	280	11%	273	11%	7	3%
Wireless Messaging Services	19	1%	4	0%	15	375%
Total cost of sales	$2,907	100%	$2,567	100%	$340	13%

	Nine Months Ended September 30,
($ in thousands)	2012	2011	$ Change	% Change

Products and integration service	$1,399	$1,223	$176	14%
Rent and maintenance	495	314	181	58%
Depreciation	1,013	1,030	(17)	-2%
Total cost of sales	$2,907	$2,567	$340	13%

For the nine months ended September 30, 2012, cost of goods sold increased by $340,000, or 13%, to $2,907,000 from $2,567,000 as compared to the nine months ended September 30, 2011. The increase of $340,000 in cost of goods sold is primarily attributable to an increased cost of $592,000 in EBI due to increased depreciation and tower rents for deployment of our MBT’s in oil and gas regions, increased cost in WMS of $15,000, increased costs in ENS of $7,000 offset with decreased cost in WBS of $274,000 due to a decreasing third party services and depreciation.

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Operating Expenses

The following table sets forth summarized operating expense information for the nine months ended September 30, 2012 and 2011:

	Nine Months Ended September 30,
($ in thousands)	2012	2011	$ Change	% Change
Employment expenses	$2,921	$2,139	$782	37%
Professional services	1,036	841	195	23%
Rent and maintenance	304	286	18	6%
Depreciation	161	193	(32)	-17%
Other general and administrative	742	631	111	18%
Total operating expenses	$5,164	$4,090	$1,074	26%

For the nine months ended September 30, 2012, operating expenses increased by 26% to $5,164,000, as compared to $4,090,000 for the nine months ended September 30, 2011 resulting from:

•	A $782,000 increase in employment expense - primarily attributable to increased employee headcount to 68 at September 30, 2012 from 55 at September 30, 2011;
•	A $195,000 increase in professional services - primarily attributable to consulting services;
•	A $18,000 increase in rent and maintenance;
•	A $32,000 decrease in depreciation - is primarily due to fully depreciated assets; and
•	A $111,000 increase in other general and administrative expense - primarily attributable to travel, utility and transportation cost.

Other (Income) Expense, Net

For the nine months ended September 30, 2012, the increase in other expense of $1,661,000 from the prior period is primarily attributable to an increase in our interest expense, net on debt obligations totaling $1,151,000 and offset with a increase in our net derivative income of $124,000 as compared to interest expense, net of $560,000 offset with derivative income of $2,000 and a gain on sale of assets of $1,192,000 for the nine months ended September 30, 2011. The derivative expense/income represents the net unrealized (non-cash) charge during the nine months ended September 30, 2012 and 2011, in the fair value of our derivative instrument liabilities related to warrants and embedded derivatives in our debt instruments that have been bifurcated and accounted for separately.

Total Comprehensive Loss

For the nine months ended September 30, 2012, our total comprehensive loss was $3,779,000 compared to comprehensive loss of $2,341,000 for the nine months ended September 30, 2011. The increased comprehensive loss for the nine months ended September 30, 2012, as compared to the comprehensive loss for nine months ended September 30, 2011 is primarily attributable to the factors described above.

Cash Flows

Our operating activities decreased net cash used by operating activities to $1,400,000 in the nine months ended September 30, 2012, compared to net cash used of $1,632,000 in the nine months ended September 30, 2011. The decrease in net cash used by operating activities was primarily attributable to accounts payable and accrued liabilities compared to the prior year.

Our investing activities used net cash of $1,166,000 in the nine months ended September 30, 2012, compared to net cash provided of $1,085,000 in the nine months ended September 30, 2011. The decrease in cash provided by investing activities is primarily attributable to the expansion of oil and gas networks to utilize our MBT’s to provide service to our customers and the cash received from the sale of non-core assets of our North and Central Texas network during February 2011 in the amount of $2,700,000.

Our financing activities provided net cash of $2,046,000 in the nine months ended September 30, 2012, compared to $813,000 of cash used in the nine months ended September 30, 2011. The cash provided in the nine months ended September 30, 2012, was primarily associated with proceeds from debt financings.

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Years Ended December 31, 2011 and 2010

The following table sets forth summarized consolidated financial information for the years ended December 31, 2011 and 2010:

	Fiscal Year Ended December 31,
($ in thousands)	2011	2010	$ Change	% Change
Total sales	$5,320	$3,708	$1,612	43%
Cost of goods sold	3,326	2,797	529	19%
Gross profit	1,994	911	1,083	119%
Percent of total sales	37%	25%
Operating expenses	5,694	7,887	(2,193)	-28%
Loss from operations	(3,700)	(6,976)	3,276	-47%
Other income/(expense)	399	(1,161)	1,560	-134%
Loss from continuing operations	(3,301)	(8,137)	4,836	59%
Loss from discontinued operations	(78)	(374)	296	79%
Other comprehensive loss	(25)	–	(25)	-100%
Total comprehensive loss	$(3,404)	$(8,511)	$5,107	-60%

For the year ended December 31, 2011, our business operations reflected an increase in sales for EBI, and ENS with an offset of decreased sales for WBS and for WMS. For the year ended December 31, 2011, our consolidated operations generated total sales of $5,320,000 compared to prior-year total sales of $3,708,000 for the year ended December 31, 2010. The $1,612,000 increase in net sales is primarily attributable to $1,797,000 increased sales in EBI from deployment of our MBT’s in the oil and gas regions, $137,000 increased sales in ENS due to increased network installations for schools and existing bank customers with an offset of $243,000 in decreased sales in WBS due to a reduction in our retail wireless and dialup customer base, and a $79,000 decreased sales in WMS attributable to a decline in infrastructure sales and services.  Services sales increased $1,475,000 and product sales increased $137,000 for a total increase of $1,612,000. For the year ended December 31, 2011, we had a gross profit margin of 37%, compared to a gross profit margin of 25% for the prior year. The $1,083,000 increase in gross profit margin is primarily attributed to (i) approximately $780,000 increase in gross margin in EBI attributable to our wireless broadband services from deployment of our MBT’s in the oil and gas regions, (ii) $112,000 increase in gross margins in ENS primarily related to increased network installations for schools and existing bank customers, (iii) $207,000 increase in gross margin in WBS primarily related to decrease third party service cost, and (iv) offset with $16,000 decrease in gross margins in WMS due to decline in wireless infrastructure sales and services.

We incurred a total comprehensive loss of $3,404,000 for the year ended December 31, 2011. Our principal components of the total comprehensive loss for the year ended December 31, 2011, included approximately $1,643,000 in depreciation expenses, $817,000 of interest expense, $1,050,000 of other general and administrative expense, $2,949,000 in employment expenses, $1,103,000 in professional services and a gain on sale of assets of $1,176,000 due to a sale of non-core assets of our North and Central Texas network on February 14, 2011 offset by a gain of other assets of $7,000.

Sales Information

Set forth below is a table presenting summarized sales information for our business segments for the years ended December 31, 2011 and 2010:

($ in thousands)	Fiscal Year Ended December 31,
Business Segment	2011	% of Total	2010	% of Total	$ Change	% Change
Wireless Messaging Services	$22	0%	$101	3%	$(79)	-78%
Wireless Bundled Services	2,178	41%	2,421	65%	(243)	-10%
Enterprise Network Services	407	8%	270	7%	137	51%
Energy Broadband, Inc.	2,713	51%	916	25%	1,797	196%
Total Sales	$5,320	100%	$3,708	100%	$1,612	43%

For the year ended December 31, 2011, total sales increased to $5,320,000 from $3,708,000 for the year ended December 31, 2010. The overall increase of 43% was attributable to an increase of $1,797,000 of EBI and $137,000 increase in ENS with an offset of decreased sales of $243,000 for WBS, and a decrease in WMS of $79,000. The $1,797,000 increased sales in EBI are from deployment of our MBT’s in the oil and gas regions, $137,000 increased sales in ENS due to increased network installations for schools and existing bank customers with an offset of $243,000 decreased sales in WBS due to a reduction in our retail wireless and dialup customer base, and a $79,000 decreased sales in WMS is attributable to a decline in infrastructure sales and services.

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Cost of Goods Sold

The following tables set forth summarized cost of goods sold information for the years ended December 31, 2011 and 2010:

($ in thousands)	Fiscal Year Ended December 31,
Business Segment	2011	% of Total	2010	% of Total	$ Change	% Change
Wireless Messaging Services	$11	0%	$74	3%	$(63)	-85%
Wireless Bundled Services	1,304	39%	1,755	63%	(451)	-26%
Enterprise Network Services	428	13%	403	14%	25	6%
Energy Broadband, Inc.	1,583	48%	565	20%	1,018	180%
Total cost of sales	$3,326	100%	$2,797	100%	$529	19%

	Fiscal Year Ended December 31,
($ in thousands)	2011	2010	$ Change	% Change

Products and integration service	$1,488	$290	$1,198	413%
Rent and maintenance	441	524	(83)	-16%
Depreciation	1,397	1,983	(586)	-30%
Total cost of sales	$3,326	$2,797	$529	19%

For the year ended December 31, 2011, cost of goods sold increased by $529,000, or 19%, to $3,326,000 from $2,797,000 as compared to the year ended December 31, 2010. The increase of $529,000 in cost of goods sold is primarily attributable to an increase of cost of goods sold of $25,000 in ENS due to third party services of new construction installations, and $1,018,000 increase in EBI due to increased depreciation and third party services for deployment of our MBT’s in oil and gas regions, and offset with a $451,000 decrease in WBS due to a decreasing third party cost and depreciation and a decrease of cost of goods sold of $63,000 in WMS attributable to rent and third party services associated with decrease sales.

Operations Expenses

The following table sets forth summarized operating expense information for the years ended December 31, 2011 and 2010:

	Fiscal Year Ended December 31,
($ in thousands)	2011	2010	$ Change	% Change

Employment expenses	$2,949	$3,707	$(758)	-20%
Professional services	1,103	2,299	(1,196)	-52%
Rent and maintenance	346	370	(24)	-6%
Depreciation and amortization	246	360	(114)	-32%
Other general and administrative	1,050	1,151	(101)	-9%
Total operating expenses	$5,694	$7,887	$(2,193)	-28%

For the year ended December 31, 2011, operating expenses decreased by 28% to $5,694,000, as compared to $7,887,000 for the year ended December 31, 2010, resulting from:

•	A $758,000 decrease in employment expense – primarily attributable to the centralization of our operations thus reducing our employee headcount to 63 at December 31, 2011, as compared to 80 at December 31, 2010;
•	A $1,196,000 decrease in professional services – primarily attributable to a decrease in settlement expense;
•	A $24,000 decrease in rent and maintenance;
•	A $114,000 decrease in depreciation and amortization; and
•	A $101,000 decrease in other general and administrative expense.

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Other (Income) Expense, Net

For the year ended December 31, 2011, the increase in other income is primarily attributable to gain on sale of assets of $1,176,000 on the asset sale of non-core assets of our North and Central Texas network on February 14, 2011, gain on sale of other assets of $7,000 and a decrease in other expense is primarily attributable to interest expense, net of debt obligations and other income net totaling $817,000, and offset with a net derivative income of $33,000 as compared to interest expense, net and other expense net of $1,445,000, loss on extinguishment of debt of $63,000, loss on sale of assets of $16,000 and offset with derivative income of $363,000 for the year ended December 31, 2010. The derivative expense represents the net unrealized (non-cash) charge during the years ended December 31, 2011 and 2010, in the fair value of our derivative instrument liabilities related to warrants and embedded derivatives in our debt instruments that have been bifurcated and accounted for separately.

Net Loss

For the year ended December 31, 2011, our net loss was $3,379,000 compared to a loss of $8,511,000 for the year ended December 31, 2010. The decrease in the loss for the year ended December 31, 2011 as compared to the year ended December 31, 2010 is primarily attributable as evidenced by the immediately preceding tables, are discussed above.

Cash Flows

Our operating activities increased net cash used by operating activities to $2,822,000 in the year ended December 31, 2011, compared to net cash used of $2,081,000 in the year ended December 31, 2010. The increase in net cash used by operating activities was primarily attributable to decreased accrued expense liabilities, accounts payables with an increase in accounts receivables and inventory over prior year. Our net loss of $3,379,000 adjusted for net non-cash charges of $1,395,000 combined with $838,000 of cash used by fluctuations in working capital requirements totaled cash used by operating activities of $2,822,000, which consisted of the combination of accounts receivable, inventory, prepaid expenses, accounts payable, accrued expenses, deferred liability lease and deferred revenue.

Our investing activities provided net cash of $566,000 in the year ended December 31, 2011, compared to use of net cash of $690,000 in the year ended December 31, 2010. The increase in investing activities is primarily attributable to the sale of non-core assets of our North and Central Texas network.

Our financing activities provided net cash of $2,804,000 in the year ended December 31, 2011, compared to $2,586,000 of cash provided in year ended December 31, 2010. The cash provided in the year ended December 31, 2011, was primarily associated with proceeds from debt financing and the line of credit, net.

Liquidity and Capital Resources

At September 30, 2012, our current assets totaled $1,899,000 (including cash and cash equivalents of $71,000) and; total current liabilities were $4,106,000, resulting in negative working capital of $2,207,000. As of September 30, 2012, we had long-term debt outstanding in the amount of $3,527,000 on our Angus line of credit and $1,507,000 owed on our Dakota Credit Facility.

Debt Facilities and Instruments

We entered into an unsecured $12 million revolving credit facility with Angus maturing on December 31, 2013. At September 30, 2012, we had an outstanding principal balance of $3,527,000 on this line of credit. The terms of the unsecured revolving credit facility will allow us to draw upon the facility as financing requirements dictate and provides for quarterly interest payments on outstanding principal at an annual 12% rate. The loan may be prepaid without penalty or repaid at maturity. During the nine months ended September 30, 2012, we issued 1,388,166 shares of our common stock for the settlement of total debt of $1,964,000 owed to Angus. We issued the common stock at an average price of $1.41 per share calculated based on the closing price the day the debt was settled. Additionally, during the nine months ended September 30, 2012, we issued 118,095 shares of our Series A Preferred Stock for the settlement of total debt of $124,000. We issued Series Preferred A Stock at an average price of $1.05 per share of common stock the day the debt was settled.

In November 2011, we borrowed $2,000,000 and had the option of additional funding of $1,000,000 for equipment purchases, pursuant to a debt financing agreement with Dakota. This debt facility is secured by certain of our assets. At September 30, 2012, the outstanding balance on the facility totaled $1,912,000 (long-term and warrant portion), bearing interest at an annual rate of 18%, and we elected not to request any additional funds under this credit facility. The payment terms are $178,031 per quarter including interest, plus 10% of positive operational cash flow as determined on a quarterly basis for repayment of additional principal beginning July 1, 2012, with all outstanding amounts due and payable on September 30, 2014. The funding was utilized to purchase equipment to build out networks in major oil and gas exploration regions of North America.

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Between July 2011 and September 2012, we issued to certain accredited investors a principal amount of $1,098,000 of Bonds. At September 30, 2012, the outstanding principal balance of the Bonds totaled $797,000. Subsequent to September 30, 2012 and prior to December 14, 2012, we raised an additional amount of $[__] of Bonds. The Bonds are due and payable upon maturity, a three-year period from the issuance date. Interest on the Bonds is payable at the rate of 7.5% per annum, and is payable semiannually. The Bond holder may require us to convert the Bond (including any unpaid interest) into shares of common stock at any time only during the first year. If the Bonds are converted under this option, we will issue shares representing 100% of the Bond principal and unpaid interest calculated through maturity. The common stock issued under this option will be valued at the average closing price of the common stock for the five days prior to the notification. If the Bond is converted within the first year we will issue a three year warrant expiring December 31, 2014, to purchase one share of EBI common stock at a price of $4.00 for every $2.00 of Bond principal. During the nine-months ended September 30, 2012, $231,000 of Bonds were converted into 126,433 shares of common stock, and we issued three years warrants to purchase 725,611 shares of EBI common stock.

At our discretion at any time after the first year, the Bonds, including the interest payments calculated through the date of conversion may be redeemed in cash or in shares of our common stock, valued at the average last sales price over the 20-trading-day period preceding any payment date. If we choose to issue common stock as redemption of the Bond principal, we will issue shares representing a value equal to 125% of the Bond principal and shares representing a value equal to 100% of the Bond interest through redemption date. During the nine-months ended September 30, 2012, we did not redeem any Bonds.

On July 13, 2012, we entered into a $1,000,000 secured debt financing agreement that matures on December 31, 2012, bearing interest at the annual rate of 12%. At September 30, 2012, the outstanding principal balance on the line of credit totaled $620,000.

Issuance of common stock and preferred stock

During the nine months ended September 30, 2012, we issued to various accredited investors (i) 1,634,389 shares of common stock for services rendered and debt conversions, and (ii) 70,000 shares of common stock upon conversion of Series A Preferred Stock. We relied on Section 4(2) of the Securities Act in effecting these transactions. During the nine months ended September 30, 2012, we issued 185,796 shares of common stock to employees and business consultants, for aggregate consideration of $284,862 of services rendered, pursuant to a registration statement on Form S-8. During the nine-months ended September 30, 2012, we issued 118,095 shares of Series A Preferred Stock.

Use of Working Capital

We believe our cash and available credit facilities afford us adequate liquidity for the balance through September 30, 2013. We anticipate that we will need additional capital in the future to continue to expand our business operations. We have historically financed our operations through private equity and debt financings. We do not have any commitments for equity or debt funding at this time, and additional funding may not be available to us on favorable terms, if at all. As such there is no assurance that we can raise additional capital from external sources, the failure of which could cause us to curtail operations.

Off-Balance Sheet Arrangements

We do not believe that we have any off-balance sheet arrangements.

Inflation

It is our opinion that inflation has not had a material effect on our operations.

Recent Accounting Pronouncements

In June 2011 and December 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income and ASU No. 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in ASU No. 2011-5. As a result of ASU 2011-05, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. ASU No. 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders' equity. The amendments in ASU No. 2011-05 do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. ASU 2011-05 and ASU 2011-12 are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The adoption of these standards did not have a material impact on our consolidated financial position or results of operations.

In 2011, FASB ASU No. 2011-04, "Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in US GAAP and International Financial Reporting Standards (Topic 820)—Fair Value Measurement". The new guidance relates to fair value measurements, related disclosures and consistent meaning of the term "fair value" in US GAAP and International Financial Reporting Standards. The amendment clarifies how to apply the existing fair value measurements and disclosures.

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For fair value measurements classified within Level 3, an entity is required to disclose quantitative information about the unobservable inputs. A reporting entity is also required to disclose additional information like valuation processes, a narrative description of the sensitivity of the fair value measurements to changes in unobservable inputs and the interrelationships between those unobservable inputs. The amendments specified in ASU 2011-04 were effective upon issuance. The adoption of this standard did not have a material effect on our results of operations or our financial position.

In 2010, the FASB issued an ASU related to Revenue Recognition that applies to arrangements with milestones relating to research or development deliverables. This guidance provides criteria that must be met to recognize consideration that is contingent upon achievement of a substantive milestone in its entirety in the period in which the milestone is achieved. The adoption of this standard did not have a material effect on our results of operations or our financial position.

In 2010, the FASB issued ASU 2010-06Fair Value Measurements and Disclosures (Topic 820) that requires reporting entities to make new disclosures about recurring or nonrecurring fair-value measurements including significant transfers into and out of Level 1 and Level 2 fair-value measurements and information on purchases, sales, issuances, and settlements on a gross basis in the reconciliation of Level 3 fair-value measurements. The FASB also clarified existing fair-value measurement disclosure guidance about the level of disaggregation, inputs, and valuation techniques. The new and revised disclosures are required to be implemented in interim or annual periods beginning after December 15, 2009, except for the gross presentation of the Level 3 rollforward, which is required for annual reporting periods beginning after December 15, 2010. The adoption of this standard did not have any effect on our financial position and results of operations.

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BUSINESS

General

We are a leading provider of wireless broadband access solutions for the energy industry. Our primary business strategy is to develop and provide a long-term terrestrial wireless broadband solution for the exploration, drilling, and production sectors of the energy industry in rural and remote locations in North America that lack existing communications infrastructure.   We offer our oil and gas customers a comprehensive and integrated package of wellsite IT communications services, including high-speed low-latency terrestrial broadband connectivity utilizing both licensed and unlicensed spectrum, VOIP telephone, facsimile service, wireless intercom systems, computer and other IT equipment rental, IT support services, and video security solutions.

Wireless broadband Internet systems consist of a radio transceiver that sends a signal on a combination of radio channels to other transceivers, categorized based upon the wireless technology utilized, and transmitted through licensed or unlicensed spectrum.  We use a combination of WiMAX (“Worldwide interoperability for Microwave Access”) wireless broadband as well as other relevant wireless technology solutions to service our customers.

Our current focus is to expand our network in the middle-United States region, including Texas, Oklahoma, Arkansas, New Mexico, Louisiana, Colorado, Kansas, North Dakota, and Montana.  The delivery of terrestrial broadband wireless directly to the wellsite is the primary benefit of our service – we believe the primary reason why our services are currently in demand throughout the remote oil and gas regions of North America. We have acquired 15 wireless broadband networks over eight years,  built seven additional wireless networks,  and  contracted with 11 other wireless networks to create, what we believe to be, the largest North American terrestrial wireless network coverage- in excess of 450,000 square miles- in important oil and gas regions.  We have combined our terrestrial wireless coverage with a fleet of more than 130 MBT’s that are deployed by our field technicians to a drilling pad that provides a symmetrical 1.5Mb/s wireless circuit back to one of our fixed towers up to twenty five miles away, depending on the local terrain –providing wireless access anywhere within our coverage area.  We are paid a daily rate for delivering this circuit to the wellsite while the well is being drilled. The terrestrial wireless solution offers a distinct advantage, in addition to the increased bandwidth, over the traditional VSAT communications solution in that a VSAT adds almost one second of delay to the communications path (“latency”) while terrestrial broadband has no more than sixty thousands of a second of latency.  Many of the current remote software programs utilized by oil and gas companies require less than one tenth of a second of latency to function properly.  Once the drilling process has been completed our technicians reverse the deployment process and move our MBT’s along with the drilling rig to our customer’s  next drilling site.  We are paid on an hourly rate for the move, since distances can vary from only a few miles to hundreds of miles.  Once our technician arrives at the new wellsite, the process is repeated.  Some of our MBT’s have been following the same drilling rig for years.  We believe that this low latency “nomadic” delivery solution, when combined with our provision of a technician at the wellsite within four hours of being notified anywhere in our North American service territory, affords us a competitive advantage and should allow us to expand our market share going forward.

While our focus is on providing broadband connectivity to the drilling sector of the oil and gas industry, we also provide wireless broadband services to a broad range of other enterprise customers including banking, healthcare, and educational customers utilizing the same wireless network assets and personnel used in our oil and gas services business.

Oil & Gas Industry Wireless Bandwidth and Related Support Services. Through our oil and gas industry division, we provide a wide range of wireless Internet bandwidth connectivity service solutions as well as a number of related products and services, which include the following:

•	Nomadic terrestrial wireless broadband circuit connectivity to the wellsite: the term “nomadic” refers to our ability to provide portable trailer mounted fifty foot erectable communication MBT’s directly to the wellsite and to wirelessly connect these MBT’s back to one of our fixed site network towers. Using this approach to broadband communications delivery we are able to provide one or more symmetrical 1.5 Mb/s circuits to our oil and gas customer wellsite locations anywhere within up to twenty five miles from a fixed tower location depending on the local terrain.

•	Wellsite communications equipment rental: rental of computers, printers, fax machines, monitors, and similar communications equipment directly to the wellsite customers.

•	Wellsite IT support services: software and driver loading, computer problem resolution, and IT troubleshooting.

•	Wellsite IT services over broadband: IT support services to allow wellsite customers to operate remote software and data solutions over the broadband connection.

•	Network monitoring and maintenance: monitoring of various customer devices over the broadband network and troubleshooting either remotely or in person at the wellsite.

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•	Layer 2 secure communications connectivity products rental and services: secure Internet protocol layer 2 routing of customer circuits to improve security and reliability of broadband connection.

•	Fixed site terrestrial wireless broadband connectivity: wireless broadband circuit connectivity directly from our fixed network towers to customer fixed sites such as remote field offices.

•	Network design and construction: design of wireless networks for customers for implementation anywhere in the world. Implementation of our network designs for customers anywhere in North America.

•	Production field SCADA: connection of our fixed tower wireless networks via wireless circuits directly to oil and gas customer production fields to monitor and control the production process.

•	Midstream communications, monitoring, and security: connection of our fixed tower wireless networks via wireless circuits directly to gathering and transport pipeline facilities for monitoring and security purposes.

In fiscal 2011 and for the nine months ended September 30, 2012, these services resulted in revenues of $2,713,000 and $3,398,000 respectively, comprising 51% of our revenues in 2011 and 64% of our revenues for the nine-months ended September 30, 2012.

Enterprise-Level Wireless Bandwidth Product and Services. Through our enterprise network services division we provide a wide range of terrestrial wireless Internet bandwidth service solutions and related products to the regional banking, healthcare, and educational sectors primarily in the rural areas of North America within our existing coverage areas, including:

•	Turnkey design and implementation of custom Internet wireless bandwidth solutions, including long-term maintenance and network monitoring;
•	Reselling arrangements, under which banks may sell wireless broadband services to private entities, cities, municipalities, and private citizens in specific coverage areas; and
•	Secure connectivity using our patented CryptoVueTM product.

In fiscal 2011 and for the nine months ended September 30, 2012, these services resulted in revenues of $407,000 and $220,000 respectively, comprising 8% of our revenues in 2011 and 4% of our revenues for the nine-months ended September 30, 2012.

Commercial and Residential Wireless Bandwidth Products and Services. Through our commercial and residential wireless bundled services division we provide a full range of terrestrial wireless Internet connectivity service solutions and products to commercial businesses and residential customers using our existing wireless networks. These services include high-speed Internet, VOIP service, network monitoring and maintenance, and video service. The bulk of our current commercial and residential customer base reside in Texas and Louisiana.

In fiscal 2011 and for the nine months ended September 30, 2012, these services resulted in revenues of $2,178,000 and $1,702,000 respectively, comprising 41% of our revenues in 2011 and 32% of our revenues for the nine-months ended September 30, 2012.

Industry

Oil and Gas Industry.

As demand for energy produced in North America continues to grow, we believe that exploration and production will continue to move further away from civilization and into more remote environments. In particular, the recent discovery of certain new extraction techniques such as “fracking” has opened up multiple oil and gas shale regions in extremely remote areas of North America. As a result, oil and gas companies have been forced to change the way they communicate. One such approach is to achieve a “digital oilfield.” In a digital oilfield, new technologies such as process digitization, real time data collection, and intelligent controls are combined to improve recovery, accelerate production, reduce downtime, and reduce the number of on-site engineers and geologists required to oversee the operation. At the heart of a digital oilfield is a reliable, low latency, cost-effective means of communication. Oil and gas companies have historically relied on cellular and satellite communication to transmit data from the well site to the home office but these very remote locations are typically not within range of cellular communication and satellite communication suffers from extremely high latency - a delay of almost one second in data transmission. High latency can interrupt the fluency of voice communications and make machine to machine communications complex, ineffective and unreliable. Currently, we believe that the terrestrial wireless broadband network we offer in these remote areas is the only fully workable solution.

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In addition to the increased rate of utilization by oil and gas companies of our low latency, terrestrial wireless broadband communications service, our business growth is also driven by the increased level of oil and gas drilling activities in North America, particularly in shale plays in Eagle Ford and Bakken. We believe the following economic factors will positively impact our business strategy in the near future.

•	The continued need for higher bandwidth, low latency communications to support the digital oilfield. This need is continually driven by the more bandwidth intensive software being developed by the major oil and gas service providers. We believe that the traditional VSAT communications solution is no longer a workable communications path for these real time software applications due to the high latency of VSAT’s and the only practical solution is the use of a low latency terrestrial wireless broadband.

•	Increased oil drilling activity and sustained higher oil prices. The average West Texas Intermediate oil price has increased 268.2% from an average price per barrel of $26.11 in 2002 to an average price per barrel of $96.16 for the nine months ended September 30, 2012. The average number of drilling rigs in the United States dedicated to drilling for crude oil has increased 889% from an average of 137 during 2002 to an average of 1,351 for the nine months ended September 30, 2012. We believe that this increasing demand for crude oil is reflected in the sharp increase in crude oil prices and utilization of oil drilling rigs. We further believe that sustained domestic drilling activity for crude oil will continue as exploration and production companies contend with constrained supply and increased demand. To satisfy this increased demand, we believe oil and gas drilling operations likely will continue to grow in rural, undeveloped areas that lack communications infrastructure. We believe our solution addresses both the undeveloped market as well as areas where existing technologies may not be competitive.

•	Favorable domestic natural gas drilling outlook. Domestic natural gas exploration and production companies are trending toward development of unconventional natural gas basins such as shale. These basins are known for large inventories of drilling locations and wells with high initial decline rates. These high initial decline rates typically result in more wells drilled over time in order to maintain production and lease positions. As producers gain experience in the nation’s shale gas plays, the efficiency of their drilling operations has improved immensely. Today, operators sink wells at a much quicker pace and have optimized their drilling and hydraulic fracturing techniques to maximize output. We believe these factors should result in high levels of domestic natural gas drilling activity, in particular in the Eagle Ford Shale and Bakken Shale plays. We also believe that our market knowledge and strategic position will enable us to benefit from opportunities resulting from increased drilling in North American shale areas including the Eagle Ford Shale and Bakken Shale.

As a result of the above factors, we expect that there will continue to be a tight supply of, and high demand for, natural gas and oil in North America in the near future. We believe these trends will continue to support high levels of drilling activity which should equate to increased demand for our services.

Banking/Healthcare/Education

Many rural areas of the United States that need point-to-point broadband communications do not have any alternative other than to lease these services from the local telephone company. Because of the rural nature of these leased services, there is very little competition and thus higher than average pricing in many locations. We have developed a wireless model for replacing these leased wireline circuits with terrestrial wireless circuits that are typically owned by the customer and monitored and maintained by us. In particular, for the regional banking industry, we utilize our already owned terrestrial wireless networks to build fixed point-to-point spur networks from our towers to the individual bank branch locations up to twenty-five miles away. The banks typically purchase these spur networks and pay us to build the networks. In addition, we provide our patented security device CryptoVueTM to satisfy the regulatory requirements of a bank using a wireless network outside of the bank’s physical location. These new bank networks allow a bank to communicate voice and data among their various branches as well as the parent bank. Following the construction and commissioning of a bank network, we typically enter into a long term monitoring and maintenance contract with the bank. The advantage that the bank receives, in addition to higher transmission speeds, is a reduction of their communication costs as compared to leasing such services from the telephone company. To date we have constructed four such banking networks that serve almost one hundred branch locations across Texas and Louisiana.

The healthcare and educational application of our wireless technology is very similar to the banking model, except that we typically own the spur networks and the security requirements are not as stringent as compared to banks. Over the past five years we have completed such networks for four large school districts in Texas and are serving three healthcare facilities, most located in the State of Texas.

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Commercial and Residential Wireless Broadband

The rural areas of the United States have not historically enjoyed the advantages of broadband that is now available in most urban areas. Currently many rural areas still receive their Internet service by way of a dial up telephone connection, a local cable company, or if they live near a more urban region, by DSL. Even though they are connected to the Internet they cannot enjoy its advantages because their connection speed is limited in bandwidth. For those who want or need an increased bandwidth offered by broadband, the only viable and economic solution is to purchase wireless broadband. The costs associated with providing connectivity to these customers are directly related to the number of customers per square mile, and as a result, the margins for rural commercial and residential broadband can be quite small even when delivered in a wireless fashion. We have, however, been able to utilize our existing networks shared with oil and gas customers, banks, healthcare, and educational entities to deliver wireless broadband to customers in these rural areas. We currently have approximately 3,500 residential and commercial customers sharing our rural networks with our banking/healthcare/educational/ and oil and gas customers.

Our Business Strategy

We intend to continue to build upon our market position in the areas in which we operate by offering an integrated and comprehensive package of services that will allow us to provide our oil and gas customers with wellsite IT communications services required throughout their drilling locations. We intend to continue to supplement our wellsite communications business with our enterprise, commercial and residential bandwidth delivery to maximize the return from our investment in network infrastructure throughout the regions in which we operate. We view the incremental steps in achieving this to include the following:

•	Deploying our suite of communications services across existing North American land-based oil and gas operating areas. We believe that our existing terrestrial wireless networks combined with our nomadic wellsite bandwidth delivery system using our advanced fleet of 130 MBTs, as well as approximately 100 new MBTs that we intend to deploy in 2013, can be effectively marketed across the majority of our land-based operating areas. We believe our established customer base and regional relationships will continue to provide a strategic distribution network for our service deployment efforts.

•	Extend our oil and gas operations into new geographic areas. We intend to apply our expertise in wellsite communications services in markets where we currently do not operate and which provide an attractive platform for future growth. We believe our customers will continue to find value in our ability to provide services across multiple operating regions. We intend to continue to improve the ease with which our clients can use our services from one wellsite location to the next by expanding our service teams of field technicians that provide this service. We expect to support our customers’ entry into other new active drilling regions that are currently developing in the major oil shale regions of North America by introducing our service offerings in those regions. In addition, we intend to expand into new geographic areas where market conditions are favorable in order to attract new customers. Our major criteria for choosing new expansion regions are the availability of sufficient drilling rig density to justify the financial cost of building or acquiring the network.

•	Broaden the suite of services we provide. We have established what we believe to be solid working relationships with our oil and gas and enterprise customers, which we believe will allow us to work closely with our customers to define new service offerings such as security, custom circuit configurations, and redundant communication configurations that meet specific customer needs in the areas where we operate.

•	Focus on service quality, business performance and safety. Our management team is responsible for assessing our service quality, performance and safety compliance and coordinates with our field offices to help ensure that our quality and performance metrics and safety standards are met at every level of our organization.

•	Continue to pursue strategic expansion opportunities to acquire coverage. We believe that the markets in which we operate remain fragmented and that there are consolidation opportunities within these markets. We completed 15 acquisitions from 2006 to 2010 and intend to continue pursuing strategic acquisitions which add to the scope and quality of our service portfolio. While our primary focus is to expand through organic growth, we intend to continue to evaluate the expansion of our coverage area through acquisitions. In evaluating such acquisitions, we consider a number of factors, including enhancing our current service offerings, geographic diversification, synergies with existing operations, financial performance and acquisition costs taking into account all of our wireless customer base. As of the date hereof, we have not identified any particular acquisition candidate.

•	Capitalize on regional experience. One component of our acquisition and growth strategy is to acquire assets located in strategic operating areas for all of our wireless customers, but especially for our oil and gas customers, that include personnel with strong local leadership and regional experience. We believe that by having the administrative functions previously performed at the regional level centralized in and handled by our corporate office, we believe we have enhanced our controls environment and enabled our local management to focus on our customers, our employees and the effective management and deployment of our assets.

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Our Competitive Strengths

We believe our operations benefit from a number of competitive strengths addressed below:

•	Extensive breadth of communications services throughout the wellsite life-cycle. We provide a broad array of wellsite broadband communications and IT services throughout each phase of the land-based drilling and production process. We believe this breadth of service strengthens our relationships with our customers and allows us to identify and cross-sell additional services. Our service offering starts with the exploration phase before any drilling when the oil and gas customers are using a variety of data producing devices to determine the best drilling locations. Our service continues with the delivery of our nomadic terrestrial wireless circuit delivery during the drilling process. In addition, during the drilling process we also provide computer, monitor, printer, fax, router, cellular repeater, and wireless intercom equipment rental as well as standard IT consulting services at the wellsite. After the drilling is completed there is another requirement for a nomadic wireless circuit and other services when crews return to the wellsite for the completions phase. Finally, after the well is producing there is a long-term communications need for monitoring and control.

•	Extensive geographic footprint in the oil and gas industry with a strong regional and local presence. Our regional operations are located in some of the most active onshore oil and natural gas drilling regions of the United States, including South Texas, the Texas Panhandle, the Fort Worth Basin, the Permian Basin, Colorado, Kansas, Wyoming, Montana, Louisiana, and North Dakota. Within these regions, there were approximately 1,536 active land drilling rigs as of November 2012. Our regional managers have developed strong relationships with our customers throughout their regions and are largely responsible for the sales, marketing and delivery of our services. Our broad geographic and multi-basin footprint decreases regional and specific play risk which could discourage region-focused competitors.

•	Leveraged to drilling activity. We believe that favorable supply and demand fundamentals will maintain the current level of drilling for oil and natural gas for the foreseeable future. Efforts to maintain current levels of production will, in turn, necessitate continued drilling, which should sustain demand for our services. In addition, as wellsite activities become more automated, and thus data intensive, we expect that the data being generated will continue to grow and will require low latency bandwidth to meet a customer’s requirements. Terrestrial based solutions currently address this need, and we believe we have the largest such wireless network in North America covering oil and gas drilling regions.

•	Experienced management team with proven track record and control environment. Our senior management team has extensive experience in the wireless communications industry and also has sound oil and natural gas industry experience. We believe that this background provides our management team with an in-depth understanding of our customers’ needs and enhances our ability to deliver customer driven solutions. While our primary emphasis is to focus on organic growth by the deployment of MBTs to provide nomadic coverage, our management also has substantial experience in identifying, completing and integrating acquisitions to acquire wireless coverage and, since our inception, we have acquired 15 businesses. We have also implemented a standardized control environment that includes accounting, safety, environmental and maintenance processes and controls. Our integrated systems allow us to monitor operating performance, maintain financial, accounting and asset management controls, integrate acquisitions, prepare timely financial reports and manage contractual risk. In addition, our control environment provides transparency for our management team to track regional and project level performance and reliability and frees our local personnel to focus on customer service and performance.

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Overview of our Divisions

We operate in the following areas of North America:

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We manage our business through three divisions: oil and gas services division, enterprise network services division, and wireless bundled services division. The following matrix illustrates the various products and services we provide throughout all of our different service regions from the three major divisions of our company:

Service Line	South Texas	Gulf Coast Texas	Central Texas	Louisiana & North Texas	East Texas	Permian Basin	Oklahoma, New Mexico	Kansas, Nebraska	Colorado, Wyoming	Montana, North Dakota
Oil and Gas Industry Wireless Bandwidth and Related Support Services
• Bandwidth	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
• Equipment Rental	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
• IT Services	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
• IT Services Over Wireless	✓	✓	✓	✓	✓	✓	✓	✓	✓
• Monitoring and Maintenance	✓	✓	✓	✓		✓	✓	✓		✓
• Layer 2 Comm.	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
• Fixed Site Comm.	✓	✓	✓	✓		✓	✓	✓
• Network Design and Construction	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
• VOIP Telephone	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
• E911 over Broadband	✓	✓	✓	✓		✓	✓	✓	✓
• Cellular Repeaters	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
• VSAT Communications	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
• Wireless Intercom	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
• Local WIFI hotspot	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
• Production Field SCADA	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
• Video Security	✓	✓	✓	✓		✓		✓	✓	✓
• Midstream Comm.	✓	✓	✓	✓		✓
Enterprise Level Wireless Bandwidth Product and Services
Regional Banking
• Design & Construction	✓	✓	✓	✓	✓	✓
• Internet Bandwidth	✓	✓	✓	✓	✓	✓
• Revenue Share and Usage Agreements	✓	✓	✓	✓	✓	✓
• Monitoring and Maintenance	✓	✓	✓	✓	✓	✓
• Secure Comm. Using CryptoVue	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Healthcare
• Monitoring and Maintenance	✓	✓	✓	✓	✓	✓
• Internet Bandwidth	✓	✓	✓	✓	✓	✓
• Secure Comm.	✓	✓	✓	✓	✓	✓
• Mobility Comm.	✓	✓	✓	✓	✓	✓
• Service Level Agreements	✓	✓	✓	✓	✓	✓
• VOIP Telephone	✓	✓	✓	✓	✓	✓
Educational
• Internet Bandwidth	✓	✓	✓	✓	✓	✓
• Monitoring and Maintenance	✓	✓	✓	✓	✓	✓
• Service level Agreements	✓	✓	✓	✓	✓	✓
• Redundant Comm. Solutions	✓	✓	✓	✓	✓	✓
Commercial and Residential Wireless Bandwidth Products and Services
Commercial
• Internet Circuits	✓	✓	✓	✓		✓
• Service Level Agreements	✓	✓	✓	✓		✓
• VOIP Telephone	✓	✓	✓	✓		✓
• Monitoring and Maintenance	✓	✓	✓	✓		✓
• Customized Contracts	✓	✓	✓	✓		✓
Residential
• Basic Internet	✓	✓	✓	✓		✓
• SOHO Internet	✓	✓	✓	✓		✓
• Premium Internet	✓	✓	✓	✓		✓
• VOIP Telephone	✓	✓	✓	✓		✓
• Bundled Services	✓	✓	✓	✓		✓

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Our revenues from our operating segments for the fiscal years ended December 31, 2010 and 2011, as well as for the nine months ended September 30, 2011 and 2012 are set forth below.

($ in thousands)	Fiscal Year Ended December 31,
Business Segment	2011	% of Total	2010	% of Total	$ Change	% Change
Wireless Messaging Services	$22	0%	$101	3%	$(79)	-78%
Wireless Bundled Services	2,178	41%	2,421	65%	(243)	-10%
Enterprise Network Services	407	8%	270	7%	137	51%
Energy Broadband, Inc.	2,713	51%	916	25%	1,797	196%
Total Sales	$5,320	100%	$3,708	100%	$1,612	43%

($ in thousands)	Nine Months Ended September 30,
Business Segment	2012	% of Total	2011	% of Total	$ Change	% Change
Energy Broadband, Inc.	$3,398	64%	1,887	50%	$1,511	80%
Wireless Bundled Services	1,702	32%	1,640	44%	62	4%
Enterprise Network Services	220	4%	227	6%	(7)	-3%
Wireless Messaging Services	23	0%	18	0%	5	28%
Total Sales	$5,343	100%	$3,772	100%	$1,571	42%

Properties

Our principal executive offices are located at 2911 South Shore Blvd., League City, Texas 77573. As of November 1, 2012, we conducted our business from nine field offices, two of which we own and seven of which we lease. The two properties that we own are a warehouse facility and an office facility in Pampa, Texas. Our leased facilities range from approximately 2,000 square feet to 24,700 square feet underlying leases that range from 30-day to 4 years and have rental rates that we believe to reflect market prices. Each field office typically includes a yard, administrative office and maintenance facility. Our nine field offices are located in Texas, Colorado, and North Dakota. We believe that our leased and owned properties are adequate for our current needs.

Sales and Marketing

Our sales and marketing activities are generally performed through local operations in each geographic region. We believe our local field sales personnel understand basic issues and customer operating procedures and, therefore, can effectively target marketing activities. We also have a corporate sales office located in our League City headquarters that supplements our field sales efforts and focuses on large accounts and selling our complementary services.

Customers

In our oil and gas division, we serve numerous major and independent oil and natural gas companies, operators and drilling contractors that are active in our core areas of operations. None of our oil and gas industry customers have long-term contracts, as all arrangements are terminable upon 30 days notice or less. As of September 30, 2012, we have in excess of 25 customers and, during the year ended December 31, 2011, we had one customer that accounted for 10% or more of our revenues, and during the nine-months ended September 30, 2012, two customers accounted for 10% or more of our revenues.

In our enterprise network services division, we service four major regional banking organizations with banking locations covering much of western and central Louisiana and western Texas. In addition, we service four major school districts in Texas as well as five hospitals and numerous clinics mainly located in Texas. Most of these contracts are one-year or more in duration. For the year ended December 31, 2011 and the nine months ended September 30, 2012, we had no customers in the division that accounted for 10% or more of our revenues.

In our wireless bundles services division we service approximately 3,500 individual commercial and residential customers with most of these customers currently being located in Texas. None accounted for 10% or more of our revenues during the fiscal year ended December 31, 2011 and the nine months ended September 30, 2012. All of these customers are subject to contractual arrangements terminable upon 30-days notice.

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Operating Risks and Insurance

Our operations are subject to a limited number of hazards inherent in the land based oil and natural gas industry. Our enterprise, commercial, and residential customers present operating risks similar to those found in many business environments of the communications industry. We maintain industry standard insurance in amounts that we believe to be adequate.

Third Party Suppliers

We procure substantially all of the equipment we use to provide our terrestrial broadband services from third-party suppliers pursuant to multi-year agreements. The equipment we procure consists of commercial off-the-shelf components, which management believes could be obtained from other third-parties on commercially reasonable terms in the event that supply from our current suppliers is interrupted. Our suppliers generally warrant the products distributed by us and allow returns of defective products, including those that have been returned to us by our customers. We do not independently warrant the products that our suppliers distribute, but we do provide warranty services on behalf of the suppliers if and when required.

Competition

We operate in competitive markets with low barriers to entry. To compete successfully in those markets, a company must provide high-quality, reliable services that meet the specific needs of our customers at competitive prices. In the oil and gas industry division, our terrestrial broadband communications competes primarily with the traditional VSAT communications that are provided by a wide range of other providers. With respect to our enterprise network service division and our commercial and residential bundled service division, we compete mainly with the more established telephone and cable companies.

The oil and gas remote communications services industry is highly competitive. We expect competition in the markets that we serve to continue, increase and change, consistent with recent industry consolidation and introductions of new 4G LTE technologies. We face varying degrees of competition from a wide variety of companies, including new potential entrants from providers to adjacent vertical markets and from forward integration by some of our suppliers deeper in the industry value chain, since successful service and system development is not necessarily dependent upon substantial financial resources.

Our primary North American competitors in upstream oil and gas include Harris CapRock Communiations, RigNet, Inmarsat plc’s Inmarsat Solutions, Stallion Oilfield Services, Datacom, Digital Networks and Sound & Cellular marketed under the brand Drillcom. The VSAT industry sector has experienced consolidation with Harris Corporation’s acquisitions of CapRock Communications, Inc. and Schlumberger Ltd’s Global Connectivity Services division. More recently, 4G LTE start-up companies including Infrastructure Networks and Texas Energy Networks have acquired spectrum assets and begun constructing 4G LTE networks in certain oil and gas territories. In addition, there are a range of regional providers serving smaller customers. Specifically in North America, we also face competition from drilling instrumentation providers, living-quarters companies, and other pure-play providers that have a similar operating strategy.

Our oil and gas customers generally choose their provider(s) based on the quality and reliability of the service and the ability to restore service quickly when there is an outage. Pricing and breadth of service offerings is also a factor. The oil and gas industry depends on maximum reliability, quality and continuity of products and service. Established relationships with customers and proven performance serve as significant barriers to entry. Our competitive advantage over traditional VSAT providers that have dominated the industry historically results from being able to provide a T-1 equivalent 1.5Mb circuit with a service level agreement of less than 70 milliseconds of latency as compared to 600-700 milliseconds latency for VSAT providers.  This increased speed and lower latency allows for better dependability of voice transmissions and quality as well as enabling utilization of the oil and gas operators drilling and measurement applications on a real-time basis.

For our non-oil and gas operations, the Internet services industry is extremely competitive. We compete for revenues with multiple companies providing Internet services on a nationwide basis, discount ISPs and smaller regional ISPs. We also compete with companies that provide Internet access via narrowband and broadband technologies, such as Internet access providers, cable companies and telephone companies, most of which offer the same Internet connectivity services.  While there is still significant competition, we are utilizing a strategy of focusing on marketing to underserved geographic areas –areas with less competition or technically inferior services available that also contain oil and gas exploration and drilling operations. We believe residential Internet competition in these areas is generally from locally owned wireless broadband operators who lack the operating scale and monitoring systems. These operators often have significantly higher prices or inefficient operations.  These local wireless broadband operators offer little competition for our oil and gas customers since they are generally not equipped, financially or otherwise, to offer the required service.

Finally we believe that the principal competitive factors in the market areas that we serve are quality of service, low latency, reputation for safety and technical expertise, availability and price. While we attempt to be price competitive, we believe that many of our customers select our services based primarily on our professional, reliable and comprehensive provision of services in each of our service areas and the experience of our service professionals who deliver those services.

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Safety Program

In the wellsite support services industry, an important competitive factor in establishing and maintaining long-term customer relationships is having an experienced and skilled work force. In recent years, many of our larger customers have placed an emphasis not only on pricing, but also on safety records and quality management systems of contractors. We believe that these factors will gain further importance in the future. We plan to apply adequate resources toward employee safety and quality management training programs.

Intellectual Property, Proprietary Rights and Licenses

With respect to our Internet services, we believe that our success is more dependent upon technical, marketing and customer service expertise than upon our proprietary rights. With respect to our enterprise network services division, we have been issued three patents and we have two patent applications pending on our CryptoVueTM technology. The abstract of the patent application filing included the secure, triple-controlled system for data over a network, which protects against data theft or alteration by one or more ("e.g., two") corrupt insiders working together with outsiders. A combination of dual-control tamper-resistant routers, physical hardware keys and encryption keys enforces what we believe to be best practice security protocols with thorough auditing. A remote monitoring center provides a third level of control along with remote auditing and detailed change-control alerts. We can provide no assurance that the remaining two patents will be issued.

All spectrum in the US and generally internationally is controlled by each country's equivalent of the FCC. In some cases and some countries portions of the spectrum are set aside for general use such as license-free networks.  Part of the spectrum in most countries is controlled for military use, public safety and commercial services.  Only the entities so entitled may use the frequency bands they have rights to.  We currently operate in all bands of the unlicensed spectrum, and have licensed spectrum in the 3.65 gigahertz, 6.6 gigahertz, and 11 gigahertz bands.

Although we believe our products and services are unique and do not infringe upon the proprietary rights of others, there is no assurance that infringement claims will not be brought against us in the future. Any such claim could result in costly litigation or have a material adverse effect on our business, operating results and financial condition.

Governmental Regulation

Our wireless Internet access products currently operate in a combination of licensed and unlicensed spectrums. We provide Internet access, in part, using telecommunications services provided by third-party carriers. Terms, conditions and prices for telecommunications services are subject to economic regulation by state and federal agencies. As an Internet access provider, we are not currently subject to direct economic regulation by the FCC or any state regulatory body, other than the type and scope of regulation that is applicable to businesses generally. In April 1998, the FCC reaffirmed that Internet access providers should be classified as unregulated "information service providers" rather than regulated "telecommunications providers" under the terms of the 1996 Telecommunications Act (the "1996 Act"). As a result, we are not subject to federal regulations applicable to telephone companies and similar carriers merely because we provide our services using telecommunications services provided by third-party carriers. To date, no state has attempted to exercise economic regulation over Internet access providers.

Governmental regulatory approaches and policies to Internet access providers and others that use the Internet to facilitate data and communication transmissions are continuing to develop and, in the future, we could be exposed to regulation by the FCC or other federal agencies or by state regulatory agencies or bodies. In this regard, the FCC has expressed an intention to consider whether to regulate providers of voice and fax services that employ the Internet, or IP, switching as "telecommunications providers," even though Internet access itself would not be regulated. The FCC is also considering whether providers of Internet-based telephone services should be required to contribute to the universal service fund, which subsidizes telephone service for rural and low-income consumers, or should pay carrier access charges on the same basis as applicable to regulated telecommunications providers. To the extent that we engage in the provision of Internet or Internet protocol-based telephony or fax services, we may become subject to regulations promulgated by the FCC or states with respect to such activities. We cannot assure you that these regulations, if adopted, would not adversely affect our ability to offer certain enhanced business services in the future. Due to the increasing popularity and use of the Internet by broad segments of the population, it is possible that laws and regulations may be adopted with respect to the Internet pertaining to content of Web sites, privacy, pricing, encryption standards, consumer protection, electronic commerce, taxation, and copyright infringement and other intellectual property issues. No one is able to predict the effect, if any, that any future regulatory changes or developments may have on the demand for our Internet access or other Internet-related services. Changes in the regulatory environment relating to the Internet access industry, including the enactment of laws or promulgation of regulations that directly or indirectly affect the costs of telecommunications access or that increase the likelihood or scope of competition from national or regional telephone companies, could materially and adversely affect our business, operating results and financial condition.

The FCC has granted direct broadcast satellite (“DBS”) and multi-channel, multi-point distribution service (“MMDS”) operator rights on a national basis similar to the mandatory access provided to franchise cable operators in some state and local jurisdictions. The FCC has adopted rules prohibiting homeowners associations, manufactured housing parks and state and local governments from imposing any restriction on a property owner that impairs the owner's installation, maintenance or use of DBS and MMDS antennas one meter or less in diameter or diagonal measurement. We do not believe our business will be significantly impacted by these rights.

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Certain wireless broadband services are subject to regulation by the FCC. At the federal level, the FCC has jurisdiction over wireless transmissions over the electromagnetic spectrum, all interstate and foreign telecommunications services, and many aspects of intrastate telecommunications. State and municipalities also may regulate many aspects of intrastate telecommunications. Broadband Internet-related regulatory policies are continuing to develop and it is possible that our services could be subject to additional regulations in the future. The extent of regulations and their impact on its business and its ability to compete are currently unknown.

Due to the increasing popularity and use of the Internet, it is possible that additional laws, regulations or legal precedent may be adopted with respect to the Internet, covering issues such as content, privacy, pricing, unsolicited email, encryption standards, consumer protection, electronic commerce, taxation, copyright infringement and other intellectual property issues. We cannot predict the impact, if any, that any future legal or regulatory changes or developments may have on our business, prospects, financial condition and results of operations. Changes in the legal or regulatory environment relating to the Internet access industry, including changes that directly or indirectly affect telecommunication costs or increase the likelihood or scope of competition from regional telephone companies, cable operators or others, could have a material adverse effect on its business, financial condition and results of operations.

We are also subject to the requirements of the federal Occupational Safety and Health Act (“OSHA”) and comparable state statutes that regulate the protection of the health and safety of workers. In addition, the OSHA hazard communication standard requires that information be maintained about hazardous materials used or produced in operations and that this information be provided to employees, state and local government authorities and citizens. We believe that our operations are in substantial compliance with the OSHA requirements, including general industry standards, record keeping requirements, and monitoring of occupational exposure to regulated substances.

Employees

As of December 14, 2012, we employed 68 people, 43 of which were administrative employees located in our Houston headquarters, and 25 of which were field workers and others employed in regional operations. Approximately 44% of our employees are salary and 56% of our employees are employed on an hourly basis. Our future success will depend in part on our ability to attract, retain and motivate qualified personnel. We are not a party to any collective bargaining agreements, and we consider our relations with our employees to be satisfactory.

Legal Proceedings

From time to time, we are a party to litigation or other legal proceedings that we consider to be a part of the ordinary course of our business. We are not currently involved in any legal proceedings that could reasonably be expected to have a material adverse affect on our financial condition or results of operations.

On January 13, 2009, we entered into exclusive reseller agreements with Schlumberger Technology Corporation and Schlumberger Canada Limited (“Schlumberger”). The exclusive reseller agreements included terms for a minimum purchase of our services in certain areas set forth therein. During the fourth quarter of 2010, we entered into a contractual mediation with Schlumberger to resolve various financial issues in the reseller agreements, including the minimum purchase provisions. The issues addressed in the mediation included, among other things, a breach of Schlumberger’s minimum purchase requirements under the reseller agreement. The mediation process concluded unsuccessfully in 2011. In 2011, we availed ourselves of the right to binding arbitration as mandated in the reseller agreement. The arbitration process was initiated in 2011, and is still pending.

Research and Development

During the two previous fiscal years we have not incurred research and development cost and do not anticipate incurring any such costs in the current fiscal year.

44

MANAGEMENT

Executive Officers and Directors

The following table presents information with respect to our executive officers, directors, and significant employees as of December 14, 2012:

Name	Age	Position
H. Dean Cubley	71	Chairman of the Board of Directors and Chief Executive Officer
Richard R. Royall	66	Director and Chief Financial Officer
N. Thomas Wiedebush	68	Director and Chief Operating Officer
R. Greg Smith	54	Director
Bartus H. Batson	69	Director
Manny M. Carter	72	Director

Dr. H. Dean Cubley has served as our Chairman since May 2004 and as Chief Executive Officer since October 2006. Between March 1996 and September 2006, Dr. Cubley served as a director of Eagle Broadband, Inc. (“Eagle Broadband”), a provider of broadband Internet and video over fiber-to-the-home, paging and mobile high power wireless transmitter and receiver equipment, and various communications products and services. Dr. Cubley also served as Chief Executive Officer of Eagle Broadband from 1995 through September 2003, and as chief technology officer from September 2003 to September 2004. Dr. Cubley has been involved in forming, funding and operating wireless enterprises for over 30 years. Dr. Cubley holds a bachelors and masters degree in electrical engineering from the University of Texas at Austin and a Ph.D. in electrical engineering from the University of Houston. Dr. Cubley’s executive leadership and his extensive experience in the broadband services industry and related wireless business qualifies Dr. Cubley to serve as a member of our Board.

Richard R. Royall has served as our Chief Financial Officer since March 2008. Mr. Royall is a certified public accountant and since 1972, has been engaged in the private practice of accounting concentration of expertise in accounting, mergers, acquisitions and SEC registrations and filings including implementation of SOX 404 compliance. Mr. Royall has been a partner in Royall & Fleschler since 1987, a private accounting firm focused on taxation and professional services to emerging companies. Mr. Royall holds a bachelors of business administration with a concentration on accounting from the University of Texas at Austin. Mr. Royall’s Chief Financial Officer experience and expertise in public company accounting provides him with valuable financial and accounting expertise which the Board believes qualifies him to serve as a member of our Board.

N. Thomas Wiedebush has served as a member of our Board since December 2011, and as Chief Operating Officer since July 2012. Between 2002 and 2004, Mr. Wiedebush served as Chief Operating Officer of Stearns Financial Services, a diversified financial organization, and as group executive of western region of Marquette Banks, a banking organization with operations in eight states. Mr. Wiedebush holds a bachelors degree from Northern State University. Mr. Wiedebush has over 36 years of experience in the banking industry, which the Board believes qualifies him to serve as a member of our Board.

R. Greg Smith has served as a member of our Board since August 2004, and as a consultant since September 2010. Mr. Smith also served as our Executive Vice President of ENS from July 2008 to September 2010, as Chief Financial Officer from October 2006 to March 2008, and as the Chief Executive Officer from August 2004 to October 2006. Mr. Smith holds a bachelors of business administration in finance from Sam Houston State University. Mr. Smith's professional background also includes over 30 years of executive management and corporate finance experience, which the Board believes qualifies him to serve as a member of our Board.

Dr. Bartus H. Batson has served as an independent member of our Board since January 2005. Dr. Batson has served as President, Chief Executive Officer and Chairman of X-Analog Communications, Inc., a telecommunications company from March 1992 until July 2009, and as a consultant and expert technical witness since 2009. Dr. Batson received the B.S. degree in electrical engineering from Arlington State College (now the University of Texas at Arlington) in 1963 and the M.S. and Ph.D. degrees in electrical engineering from the University of Houston in 1967 and 1972, respectively. Dr. Batson has over 40 years of experience in all fields of telecommunications with a major focus in satellite communications and wireless systems, which the Board believes qualifies him to serve as a member of our Board.

Manny M. Carter joined as an independent member of our Board in October 2012. Mr. Carter has been retired since November 2004. Between November 2001 and November 2004, Mr. Carter served as the president and Chief Operating Officer of Eagle Broadband. Prior to 2001, Mr. Carter served in a number of executive level positions, including Executive Vice President international of Pennzoil Products division and executive vice president of MPSI, Inc. Mr. Carter also spent nearly 30 years with Mobil Oil Corporation, where he held positions of increasing responsibility, the most recent of which was general manager of international marketing from 1986 to 1990. Mr. Carter holds a bachelors of business administration from the University of Texas at Austin. The Board believes that Mr. Carter’s executive leadership experience and background in financial reporting qualifies him to serve as a member of our Board.

45

Family Relationships

None.

Committees of the Board & Director Independence

Our board of directors is currently composed of six directors, with Messrs. Batson and Carter qualifying as independent directors based on the definition of an independent director set forth in Section 240.10A-3 of the Securities Act and the NASDAQ listing standards, even though the NASDAQ listing standards are not currently applicable. We are not currently subject to corporate governance rules that require that a board of directors be composed of a majority of independent directors. The Board has not established any committees and, accordingly, the Board serves as the audit, compensation, and nomination committees. We believe that Mr. Carter qualifies as an “Audit Committee Financial Expert.”  We have not adopted any procedures regarding stockholders nominating directors.  There have been no changes to the procedures by which security holders may recommend nominees to the Board of Directors.

Involvement in Certain Legal Proceedings

In November 2007, Eagle Broadband filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Dr. Cubley served as a director of Eagle Broadband until September 2006. Except for the preceding disclosure, to our knowledge, during the last ten years, none of our directors, executive officers (including those of our subsidiaries), promoters or control persons have:

•	had a bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding, excluding traffic violations and other minor offenses;

•	was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of (i) any Federal or State securities or commodities law or regulation; or (ii) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or (iii) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity

•	been found by a court of competent jurisdiction (in a civil action), the SEC, or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated; and

•	been the subject to, or a party to, any sanction or order, not subsequently reverse, suspended or vacated, of any self-regulatory organization, any registered entity, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

46

Executive Compensation

Summary Compensation Table

The following table sets forth certain information regarding our Chief Executive Officer and two of our most highly-compensated executive officers whose total annual salary and bonus for the fiscal year ended December 31, 2011 exceeded $100,000.

Summary Compensation Table
Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards		Stock Option Awards	All Other Compensation	Total
H. Dean Cubley	2011	$135,000	$-	$4,200	(1)	$-	$-	$139,200
Chairman of the Board and CEO	2010	$124,719	$-	$-		$-	$-	$124,719

Richard R Royall	2011	$11,781	$-	$200,000	(2)	$-	$-	$211,781
Director and CFO	2010	$22,784	$-	$200,000	(3)	$-	$-	$222,784

N. Thomas Wiedebush(4)	2011	$-	-	$-		$-	$-	$-
Director and COO	2010	$-	-	$-		$-	$-	$-

(1)	Amount represents shares of our common stock received by Dr. Cubley for compensation for serving as a director and as a member of the Compensation Committee. The amount reflects the value of the number of shares issued using the closing market price on the date of issuance.
(2)	Amount represents shares of our common stock received by Mr. Royall for compensation in the amount of $197,300 for serving as our Chief Financial Officer and in the amount of $2,700 for serving as a director. This amount reflects the value of the number of shares issued using the closing market price on the applicable date of issuance.
(3)	Amount represents shares of our common stock received by Mr. Royall for compensation in the amount of $200,000 for serving as our Chief Financial Officer. This amount reflects the value of the number of shares issued using the closing market price on the applicable date of issuance.
(4)	Appointed in July 2012.

Outstanding Equity Awards at December 31, 2011

None of our named executive officers held outstanding stock options to purchase shares of our common stock or unvested shares of our common stock at December 31, 2011. None of our named executive officers held stock awards or shares issued by us with vesting restrictions in 2011. During 2011, no named executive officer exercised any stock options issued by us.

Employment and Consulting Agreements

We have not entered into employment agreements with Dr. Cubley or Mr. Royall. We have entered into a verbal consulting arrangement with Greg Smith, a member of our Board, pursuant to which Mr. Smith is paid $150,000 annually. During the nine months ended September 30, 2012, Mr. Smith was paid $112,500 pursuant to this consulting arrangement, and received $90,000 for services previously rendered.

In July 2012, the Company and N. Thomas Wiedebush entered into an agreement pursuant to which Mr. Wiedebush would serve as our Chief Operating Officer, on an interim basis, for a period of ninety days. Under the agreement, Mr. Wiedebush was entitled to receive a monthly salary of $10,000 and a number of shares of our common stock per month equal to $12,000 (based upon the closing price of our common stock on the last day of such month). The agreement was terminable at will by either party, provided that upon termination of the agreement by us, Mr. Wiedebush would be entitled to receive the remainder of his salary for the entire term of the agreement. In October 2012, the Company and Mr. Wiedebush verbally agreed to extend the term of the agreement through December 31, 2012, at a reduced monthly salary of $5,000 and a number of shares of common stock equal to $6,000 per month. During the nine months ended September 30, 2012, Mr. Wiedebush was paid an aggregate of $198,000, consisting of $90,000 of cash and $108,000 through the issuance of 13,250 shares of our common stock.

47

Director Compensation

Set forth below is information regarding compensation paid to each director during 2011. Additionally, we reimburse our directors for travel and lodging expenses in connection with their attendance at board meetings.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
H. Dean Cubley	–	4,200	–	–	–	–		4,200
R. Greg Smith	–	2,700	–	–	–	150,000	(2)	152,700
Richard R. Royall	–	2,700	–	–	–	–		2,700
Bartus H. Batson	–	4,200	–	–	–	–		4,200
N. Thomas Wiedebush	–	–	–	–	–	–		–

(1)	Represents consulting fees paid to Mr. Smith during 2011.
(2)	Amounts in this column represent the grant date fair value of restricted stock awards.

SECURITY OWNERSHIP OF CERTAIN

OWNERS AND MANAGEMENT

As of December 14, 2012, 5,137,789 shares of common stock were outstanding and 8,626,982 shares of Series A Preferred Stock were outstanding. The following table sets forth, as of such date, information with respect to shares beneficially owned by:

•	each person who is known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;
•	each of our directors;
•	each of our named executive officers; and all of our directors and executive officers as a group.

Beneficial ownership has been determined in accordance with Rule 13d-3 of the Exchange Act. Under this rule, shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option) within 60 days of the date of this table. In computing the percentage ownership of any person, the amount of shares includes the amount of shares beneficially owned by the person by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person does not necessarily reflect the person's actual voting power. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the business address of the individuals and entities listed is 2911 South Shore Blvd., Suite 100, League City, Texas 77573.

NAME AND ADDRESS OF	SHARES OF COMMON STOCK BENEFICIALLY OWNED(1)			SHARES OF SERIES A PREFERRED STOCK BENEFICIALLY OWNED			TOTAL PERCENTAGE OF VOTING POWER(2)
BENEFICIAL OWNER	NUMBER		%	NUMBER		%	NUMBER		%
Officers and Directors
Dr. H. Dean Cubley	16,437	(3)	*	8,445,631	(4)	97.9%	844,579,537	(5)	97.3%
Richard R. Royall	8,845		*	–		–	8,845		*
R. Greg Smith	57,057	(6)	1.1%	–		–	57,057		*
Dr. Bartus H. Batson	10,586		*	–		–	10,586		*
N. Thomas Wiedebush	29,222		*	–		–	29,222		*
Manny M. Carter	–		–	–		–	–		*

All Executives Officers and Directors as a group (6 persons)	122,147		2.4%	8,445,631		97.9%	844,685,247		97.3%
5% or more shareholders
STJV Trust	7,220		*	6,724,790		78.0%	672,486,189	(7)	77.5%
Carson Family Trust	674		*	458,068		5.3%	45,807,474	(8)	5.3%
Systom Trust	647		*	458,006		5.3%	45,801,247	(9)	5.3%
Pauline Trust	1,084		*	429,331		5.0%	42,934,184	(10)	5.0%

* Less than 1%

48

(1)	This column does not include the shares of common stock issuable upon conversion of the Series A Preferred Stock. Each share of Series A Preferred Stock converts into one share of common stock.

(2)	This column includes the Series A Preferred Stock right to 100 votes on all matters in which the common stockholders and preferred stockholders vote together. For purposes of calculating the percentage of total voting power, we assumed voting of 8,626,982 shares of Series A (862,698,200 votes) plus 5,137,789 shares of common stock outstanding as of December 14, 2012.

(3)	Consists of (i) 4,621 shares of common stock held by Dr. Cubley individually, (ii) 7,220 shares of common stock held by the STJV Trust, (iii) 1,084 shares of common stock held by the Pauline Trust, (iv) 674 shares of common stock held by the Carson Family Trust, (v) 1,121 shares of common stock held by the Leopard Family Trust, (vi) 1,070 shares of common stock held by the Jauquine Trust, and (vii) 647 shares held by the Systom Trust. Dr. Cubley serves as trustee of the STJV Trust, Pauline Trust, Carson Trust, Leopard Family Trust, Jauquine Trust, and Systom Trust (collectively the “Family Trusts”), and has voting and investment control over the shares of common stock held by the Family Trusts. As a result may be deemed to have beneficial ownership over the shares of common stock held by the Family Trusts. Dr. Cubley disclaims beneficial ownership over the shares of common stock held by the Family Trusts, except to the extent of his pecuniary interest therein.

(4)	Consists of (i) 6,724,790 shares of Series A Preferred Stock held by the STJV Trust, (ii) 429,331 shares of Series A Preferred Stock held by the Pauline Trust, (iii) 458,068 shares of Series A Preferred Stock held by the Carson Trust, (iv) 266,305 shares of Series A Preferred Stock held by the Leopard Family Trust, (v) 109,131 shares of Series A Preferred Stock held by the Jauquine Trust, and (vi) 458,006 shares of Series A Preferred Stock held by the Systom Trust. Dr. Cubley serves as trustee of the Family Trusts, and has voting and investment control over the shares of Series A Preferred Stock held by the Family Trusts. As a result, Dr. Cubley may be deemed to have beneficial ownership over the shares of Series A Preferred Stock held by the Family Trusts. Dr. Cubley disclaims beneficial ownership over the shares of Series A Preferred Stock held by the Family Trusts, except to the extent of his pecuniary interest therein.

(5)	Consists of (i) 4,621 shares of common stock held by Dr. Cubley individually, (ii) an aggregate of 11,816 shares of common stock held by the Family Trusts, and (iii) an aggregate of 8,445,631 shares of Series A Preferred Stock held by the Family Trusts (having an equivalent number of votes equal to 844,563,100 on all matters submitted to the shareholders of the Company).

(6)	Shares reported as beneficially owned by Mr. Smith are held by Lariat Financial, Inc. Mr. Smith has sole voting and investment power of the shares held by Lariat Financial, Inc.

(7)	Consists of (i) 7,220 shares of common stock and (ii) an aggregate of 6,724,790 shares of Series A Preferred Stock (having an equivalent number of votes equal to 672,479,000 on all matters submitted to the shareholders of the Company).

(8)	Consists of (i) 674 shares of common stock and (ii) an aggregate of 458,068 shares of Series A Preferred Stock (having an equivalent number of votes equal to 45,806,800 on all matters submitted to the shareholders of the Company).

(9)	Consists of (i) 647 shares of common stock and (ii) an aggregate of 458,006 shares of Series A Preferred Stock (having an equivalent number of votes equal to 45,800,600 on all matters submitted to the shareholders of the Company).

(10)	Consists of (i) 1,084 shares of common stock and (ii) an aggregate of 429,331 shares of Series A Preferred Stock (having an equivalent number of votes equal to 42,933,100 on all matters submitted to the shareholders of the Company).

49

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Angus Credit Facility

In 2006, we entered into an unsecured revolving credit facility with Angus Capital Partners (“Angus”) maturing on December 31, 2013.  Angus serves as the investment manager for the HC-1 Trust and the Sealink Trust, the funding entities of the Angus credit facility (“Funding Trusts”). Since 2010, amounts owed under the facility were repaid directly to the Funding Trusts and the STJV Trust, entities that have funded the revolving credit facility (“Receiving Trusts”), at the direction of Angus.  Brian Cubley, the adult son of Dr. Cubley, is the trustee of the HC-1 Trust and the Sealink Trust. Dr. Cubley is the trustee of the STJV Trust. Dr. Cubley and his adult sons Brian Cubley and Scott Cubley are sole beneficiaries under the Receiving Trusts.  The terms of the unsecured revolving credit facility allow us to draw up to $12 million as financing as requirements dictate.  All borrowing under the credit facility accrues interest at an annual 12% rate and is unsecured. The outstanding principal and any accrued interest under the facility may be paid in cash, common stock, or shares of Series A Preferred Stock, at our election.

On January 1, 2010, there was a principal amount of $5,448,811 and accrued interest of $1,816 outstanding under the Angus credit facility.  During 2010, an aggregate of $3,026,134 was advanced by the Funding Trusts under the Angus credit facility, and we repaid the Receiving Trusts an aggregate of $2,403,926 ($421,238 of which was accrued interest) through the issuance of 6,140,121 shares of its Series A Preferred Stock. The Series A Preferred Stock was valued at an average price of $0.3915 per share determined upon the settlement date and based upon the market price of our common stock.

During 2011, an aggregate of $1,553,557 was advanced by the Funding Trusts under the Angus credit facility, and we repaid the Receiving Trusts an aggregate of (i) $397,017 ($47,017 of which was accrued interest) through the issuance of 5,370,304 shares of its Series A Preferred Stock and (ii) $2,378,474 ($541,468 of which was accrued interest) through the issuance of 643,781 shares of its common stock.  In connection with these payments, we agreed to amend the Series A Preferred Stock designation to increase the voting rights of each preferred share from 50 votes to 100 votes on all matters in which the common stock holders and preferred stock holders vote together. The Series A Preferred Stock was valued at an average price of $0.0739 per share determined upon the settlement date and based upon the market price of our common stock) and the common stock was valued at an average price of $3.69 per share; each such valuation determined upon the settlement date and based upon the market price of our common stock.

During the nine months ended September 30, 2012, an aggregate of $661,575 was advanced by the Funding Trusts under the Angus credit facility, and we repaid the Receiving Trusts an aggregate of (i) $124,000 through the issuance of 118,095 shares of its Series A Preferred Stock and (ii) $1,964,000 ($361,187 of which was accrued interest) through the issuance 1,388,166 shares of its common stock.  The Series A Preferred Stock was valued at an average price of $1.05 per share and the common stock was valued at an average price of $1.41 per share; each such valuation determined upon the settlement date. At September 30, 2012, we had an outstanding principal balance of $3,527,000, and accrued interest of $7,318 under the Angus credit facility.

Dakota Credit Facility

In November 2011, we borrowed $2,000,000, and had the option of additional funding at $1,000,000 for equipment financing, pursuant to a debt financing agreement with Dakota. This debt facility is secured by certain of our assets. Dennis Batteen, an executive officer of Dakota, is the brother-in-law of N. Thomas Wiedebush, who serves as a member of our board and as Chief Operating Officer. At September 30, 2012, the outstanding balance on the facility totaled $1,912,000, bearing interest at an annual rate of 18%, and we have elected not to request any additional funds under this credit facility. The payment terms are $178,031 per quarter including interest, plus 10% of positive operational cash flow as determined on a quarterly basis for repayment of additional principal beginning July 1, 2012, with all outstanding amounts due and payable on September 30, 2014. The funding was utilized to purchase equipment to build out networks in major oil and gas exploration regions of North America.

Synchton Incorporated

In January 2011, we entered into an agreement for annual professional services with Synchton Incorporated (“Synchton”), an affiliate of Scott Cubley, for consulting services. The agreement requires Synchton to provide a minimum commitment of 50 hours per month and we are obligated to pay Synchton $3,000 per month plus an additional $120 per hour for excess hours greater than the required 50 hours per month in cash or shares of common stock. This agreement is automatically renewable on each anniversary date and can be terminated by us by providing a notice of termination at least ninety days prior to the anniversary date. During 2010 and 2011, and in the nine months ended September 30, 2012, Synchton received compensation of $36,000, $76,000, and $55,722, respectively.

50

Energy Broadband

In September 2011, we declared a stock dividend to our shareholders consisting of 5% of the existing common stock in Energy Broadband, our wholly owned subsidiary. The EBI Dividend resulted in the issuance to each shareholder of record as of September 30, 2011, for each 200 shares of our common stock, including Series A Preferred Stock convertible into 200 common shares, (i) 100 shares of Energy Broadband common stock, (ii) one three-year warrant to purchase 100 shares of Energy Broadband common stock at a price of $4.00 per, and (iii) a second three-year warrant to purchase 100 shares of Energy Broadband at a price of $6.00 per share. Each of our officers, directors, and 5% or more shareholders who held shares of our common stock or preferred stock received their pro-rata portion of the dividend.

Payment of Consulting Fees

During 2010, we paid Greg Smith, a director of the Company, an aggregate of $130,039 for services rendered, of which $50,000 was for services rendered as a consultant subsequent to his resignation as an executive officer of the Company in August 2010. During 2011, we paid Mr. Smith $150,000 for consulting services rendered to the Company, consisting of $147,300 cash and 300,000 shares of our common stock valued at $0.009 per share (as of the grant date). During the nine months ended September 30, 2012, Mr. Smith was paid $112,500 pursuant to this consulting arrangement, and received $90,000 for services previously rendered.

Other Agreements

During 2010, Brian Cubley was issued options to purchase a total of 400 shares of common stock at an average exercise price of $85.00 expiring March 31, 2015 for services rendered. These options were cancelled in December 2011. Brian Cubley was compensated in cash and shares of common stock for services rendered for fiscal 2011 and 2010 in the amount of $150,000 and $135,000, respectively. In January 2012, the Company and Brian Cubley entered into an employment agreement pursuant to which he would serve as the director of administration through December 31, 2015, during which he will be paid an annual salary of $150,000, $24,000 of which will be paid through the issuance of Company common stock. During the nine months ended September 30, 2012, Mr. Cubley was paid $112,500 cash and was issued 7,441 shares of common stock. Mr. Cubley will also be eligible to earn up to 210,000 shares of common stock and a warrant to purchase up to 375,000 shares of common stock upon us achieving certain financial milestones. If Mr. Cubley’s agreement is terminated by us without cause, Mr. Cubley will be entitled to receive the remainder of the salary due under the agreement for the remainder of the term, automatic vesting of all equity awards, and three-year options to purchase up to 150,000 shares of our common stock.

Review and Approval of Related Party Transactions

We review all relationships and transactions in which we and certain related persons, including our directors, named executive officers, and their immediate family members, are participants, to determine whether such persons have a direct or indirect material interest.  The entire Board has responsibility for the development and implementation of processes and controls to obtain information from the directors and named executive officers with respect to related party transactions and for then determining, based upon the facts and circumstances, whether we or a related party has a direct or indirect material interest in the transaction.  As required under SEC rules, transactions that are determined to be directly or indirectly material to us or the related party are disclosed in our periodic filings.  In addition, a disinterested majority of the full Board reviews and approves any related party transaction that is required to be disclosed.

51

DESCRIPTION OF SECURITIES

General

As of December 14, 2012, the total number of authorized shares of our capital stock is 1,000,000,000, of which (i) 25,000,000 shares are designated as preferred stock with a par value of $0.001 per share, and a certificate of designation has been filed with the Nevada secretary of state authorizing 10,000,000 shares of series A preferred stock with a par value of $0.001 per share ("Series A Preferred Stock") of which 8,626,982 shares of Series A Preferred Stock are outstanding as of December 14, 2012, and (ii) 975,000,000 shares are designated as common stock with a par value of $0.001 per share of which 5,137,789 shares of common stock are outstanding as of December 14, 2012.

Common Stock

Holders of our common stock are entitled to one vote per share upon all matters upon which our shareholders have the right to vote, but shall not be entitled to vote for the election of any directors who may be elected by vote of the preferred stock voting as a class (if provided in the designation), including our Series A Preferred Stock. Our Articles of Incorporation, as amended, do not provide for cumulative voting. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds, after payment of dividends to which the holders of our preferred stock may then be entitled. However, the current policy of our board of directors is to retain earnings, if any, for the operation and expansion of the Company. In the event of a liquidation or dissolution of our business and after the holders of our preferred stock shall have received amounts to which they are entitled under the resolutions creating such series, the holders of our common stock shall be entitled to receive ratably the balance of our net assets available for distribution. The holders of our common stock have no preemptive, subscription, redemption or conversion rights. Notwithstanding the above, (i) a sale, transfer, and other disposition of substantially all of the corporation’s properties and (ii) a merger or consolidation of the Company shall require the approval by an affirmative vote of note less than two-thirds of our issued and outstanding shares of voting stock.

Underwriter's Warrants

Please see "Underwriting—Underwriter's Warrants" for a description of the warrants we have agreed to issue to the representative of the underwriters in this offering, subject to the completion of the offering.

Preferred Stock

Our Articles of Incorporation, as amended, provide that our board of directors, by resolution only and without further action or approval, may cause the Company to issue one or more classes or one or more series of preferred stock within any class thereof and which classes or series may have such voting powers, full or limited, or not voting powers, and such designations, preferences and relative, participation, optional or other special rights, and qualifications, limitations, or restrictions thereof, as shall be standard expressed in the resolution or resolutions adopted by the board of directors, and to fix the number of shares constituting any classes or series and to increase or decrease the number of shares of any such class or series.

Preferred stock of any class or series redeemed, converted, exchanged, purchased, or otherwise acquired by us shall constitute authorized by unissued preferred stock. Additionally, all shares of any series of preferred stock, as between themselves, shall rank equally and be identical (except that such shares may have different dividend provisions); and all series of preferred stock, as between themselves, shall rank equally and be identical except as set forth in resolutions of the board of directors authorizing the issuance of such series.

As of December 14, 2012, there were 8,626,982 shares of Series A Preferred Stock issued and outstanding, which are convertible into 8,626,982 shares of our common stock. The material terms of the Series A Preferred Stock consist of:

1) Dividends.  Holders of each share of Series A Preferred Stock shall be entitled to receive dividends at the same rate as are paid with respect to the outstanding shares of common stock, treating each share of Series A Preferred Stock as being equal to the number of shares of common stock into which each share could be converted. No dividends shall be declared and set aside for or paid upon any shares of common stock unless the board of directors contemporaneously declare and pay a dividend upon the then outstanding shares of Series A Preferred Stock in the same amount per share as would be declared on the maximum number of shares of common stock in to which each share of Series A Preferred Stock could then be converted.

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2) Voting Rights.  Each share of Series A Preferred Stock shall entitle the holder to 100 votes on all matters submitted to a vote of the shareholders of the Company. The voting rights shall not be subject to any adjustment in the event of a stock split, dividend or other combination. Except in any other designation of our preferred stock, or by law, the holders of the shares of Series A Preferred Stock and the holders of our common stock and any other shares of our capital stock having general voting rights shall vote together as one class on all matters submitted to our shareholders. So long as any shares of Series A Preferred Stock are outstanding, we shall not, without the affirmative vote of the holders of at least 55% of the outstanding shares of Series A Preferred Stock (and subject to certain exceptions), (a) create, authorize or issue shares of any class or series ranking prior to or on parity with the Series A Preferred Stock either as to payment of dividends or as distributions in the event of a liquidation, dissolution or winding up of the Company, (b) amend our articles of incorporation, or (c) effect the liquidation of the Company. Additionally, the holders of the Series A Preferred Stock, voting separately as a class, shall be entitled to elect one director at any meeting of the stockholders of the Company at which directors are to be elected, or held, as the case may be, at any time during the period any such shares of Series A Preferred Stock remain outstanding. The holders of Series A Preferred Stock have not exercised their right to elect a director.

3) Liquidation Preference.  Upon any liquidation, dissolution or winding-up of our company, the holders of the Series A Preferred Stock shall be entitled to receive an amount equal to the purchase price per share, plus any accumulated and unpaid dividends thereon to the date fixed for distribution, prior to the distribution of any such assets to the holders of any other capital stock of the Company. Any amounts distributed to the holders of the Series A Preferred Stock shall be deducted from this liquidation preference. If upon any liquidation, the amounts payable to the holders of our Series A Preferred Stock and any other shares of stock of the Company ranking on parity with the shares of Series A Preferred Stock are not paid in full, the holders of the Series A Preferred Stock and any such other shares of stock that rank on parity with respect to liquidation shall share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After payment to the holders of the Series A Preferred Stock of the liquidation preference, any remaining assets of the Company shall be distributed to the holders of the Company’s common stock and Series A Preferred Stock, collectively as one class.

4) Conversion Rights.  Each share of Series A Preferred Stock (including all dividends accrued and unpaid) is convertible by the holder, at their option, at any time into one (1) share of common stock at the option of the holder of Series A Preferred Stock subject to adjustment in the case of stock dividends, combination, reorganizations and the like provided that any such adjustment shall not cause the conversion rate to adjust to an amount which would result in less than one share of common stock issued in exchange for a share of Series A Preferred Stock.

E Series Bond Investor Note

As of December 14, 2012 we had a principal amount of $807,000 of Bonds outstanding that mature between April 2015 and December 2015, bearing interest at the rate of 7.5% per annum. The Bonds are due and payable upon maturity, a three-year period from the issuance date. The Bond holder may require us to convert the Bond (including any unpaid interest) into shares of common stock at any time only during the first year. If the Bonds are converted under this option, we will issue shares representing 100% of the Bond principal and unpaid interest calculated through maturity. The common stock issued under this option will be valued at the average closing price average of the common stock for the five days prior to the notification. If the Bond is converted within the first year we will issue a three year warrant expiring December 31, 2014, to purchase one share of EBI common stock at a price of $4.00 for every $2.00 of Bond principal. During the nine-months ended September 30, 2012, $231,000 of Bonds were converted into 126,433 shares of common stock, and we issued three years warrants to purchase 725,611 shares of EBI common stock.

At our discretion at any time after the first year, the Bonds, including the interest payments calculated through the date of conversion may be redeemed in cash or in shares of our common stock, valued at the average last sales price over the 20-trading-day period preceding any payment date. If we choose to issue common stock as redemption of the Bond principal, we will issue shares representing a value equal to 125% of the Bond principal and shares representing a value equal to 100% of the Bond interest through redemption date. During the nine-months ended September 30, 2012, we did not redeem any Bonds.

53

Anti-Takeover Provisions

Our Articles of Incorporation, as amended, and Bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. In particular, the Articles of Incorporation, as amended, and Bylaws, as applicable, among other things:

•	provide our board of directors with the ability to alter our bylaws without stockholder approval;

•	requires the holders of at least two-thirds of our voting stock to approve (i) a sale, transfer, and other disposition of substantially all of the corporation’s properties and (ii) a merger or consolidation of the Company;

•	a director may be removed only for cause and by the affirmative vote of the holders of 60% of the combined voting power of the Company;

•	provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum; and

•	provide for a staggered board, in which the Board members are divided into three classes to serve for a period of three years from the date of their respective appointment or election.

Our Series A Preferred Stock Designation also provides that each share Series A Preferred Stock entitles the holder to 100 votes on all matters submitted to a vote of the shareholders of the Company. The Designation further provides that the Series A Preferred Stock will have a preference as to dividends and liquidation

Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Indemnification

As permitted by Nevada law, our Articles of Incorporation, as amended, provide that we will indemnify our directors and officers against expenses and liabilities as they are incurred to defend, settle, or satisfy any civil or criminal action brought against them on account of their being or having been our directors or officers unless, in any such action, they are adjudged to have acted with gross negligence or willful misconduct.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Olde Monmouth Stock Transfer Company, Inc., Atlantic Highlands, New Jersey

Listing

The shares of our common stock are currently quoted on the OTCBB. We intend to apply for a listing of our common stock on the NASDAQ Capital Market. No assurance can be given that our application will be approved.

54

UNDERWRITING

Aegis Capital Corp. is acting as sole underwriter in this offering. We have entered into an underwriting agreement, dated [__] (the “Underwriting Agreement”), with the underwriter. Subject to the terms and conditions of the Underwriting Agreement, we have agreed to sell to the underwriter and the underwriter has agreed to purchase, at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement, the number of shares of common stock listed in the following table:

Name of Underwriter	Number of Shares
Aegis Capital Corp.
Total

The underwriter is committed to purchase all of the shares of common stock offered by us other than those covered by the option to purchase additional shares described below, if they purchase any shares. The obligations of the underwriter may be terminated upon the occurrence of certain events specified in the Underwriting Agreement. Furthermore, pursuant to the Underwriting Agreement, the underwriter’s obligations are subject to customary conditions, representations and warranties contained in the Underwriting Agreement, such as receipt by the underwriter of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriter against specified liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments the underwriter may be required to make in respect thereof.

The underwriter is offering the shares, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by their counsel and other conditions specified in the Underwriting Agreement. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have granted the underwriter an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriter to purchase a maximum of [__] additional shares (15% of the shares sold in this offering) from us to cover over-allotments. If the underwriter exercises all or part of this option, it will purchase shares covered by the option, if any, at the public offering price that appears on the cover page of this prospectus supplement, less the underwriting discount.

Discounts and Commissions. The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriter of their over-allotment option.

		Per Share		Total Without Over-Allotment Option
Public offering price	$		$
Underwriting discount (7%)	$		$
Proceeds, before expenses, to us	$		$

The underwriter proposes to offer the shares offered by us to the public at the public offering price set forth on the cover of this prospectus supplement. In addition, the underwriter may offer some of the shares to other securities dealers at such price less a concession of $[__] per share. If all of the shares offered by us are not sold at the public offering price, the underwriter may change the offering price and other selling terms by means of a further supplement to this prospectus supplement.

We have agreed to pay a non-accountable expense allowance to the underwriter equal to 1% of the gross proceeds received in the offering; provided however a non-accountable expense allowance shall be paid in connection with the over-allotment option only if such over-allotment option is exercised. We have paid an expense deposit of $50,000 to the underwriter, which will be applied against the non-accountable expense allowance.

As additional compensation to the underwriter, upon consummation of this offering, we will issue warrants to purchase an aggregate number of shares of our common stock equal to 5% percent of all shares of common stock sold in the offering, excluding shares sold upon exercise of the over-allotment option, at an exercise price per share equal to $[__] (125% of the public offering price of the shares sold in this offering)   (the “Underwriter Warrants”). The Underwriter Warrants will become exercisable on the one year anniversary of the closing of the Offering and have a term of five years from the closing of the Offering. The Underwriter Warrants and underlying shares of common stock will not be sold, transferred, assigned, or hypothecated or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the Underwriter Warrants by any person for a period of 180 days after the closing of the Offering in accordance with Financial Industry Regulatory Authority (“FINRA”) Rule 5110. The Underwriter Warrants grant a holder a one-time demand and unlimited “piggy back” registration rights for specified periods.

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We have also agreed to pay the underwriter’s expenses relating to the offering, including (a) all fees incurred in clearing this offering with FINRA; (b) all fees, expenses and disbursements relating to the registration or qualification of securities offered under the “blue sky” securities laws of such states and other jurisdictions designated by the underwriter including up to $20,000 in legal fees to underwriter’s counsel in connection with legal fees related to “blue sky” filings; (c) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of foreign jurisdictions designated by the underwriter; (d) all fees, expenses, and disbursements relating to background checks of our officers and directors in an amount not to exceed an aggregate of $5,000 per individual; (e) up to $20,000 of the actual road show expenses of the underwriter in connection with the offering; and (f) $21,775 for the underwriter’s use of Ipreo’s book-building, prospectus tracking and compliance software for this offering.

In addition to the one percent non-accountable expense allowance to be paid by us, we have also agreed to pay the underwriters' expenses relating to the offering, including (a) all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed $5,000 per individual; (b) all fees incurred in clearing this offering with FINRA; (c) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of foreign jurisdictions designated by the underwriters, including up to $20,000 in legal fees to underwriters’ counsel in connection with legal fees related to “blue sky” filings; (d) $21,775 for the underwriters' use of Ipreo's book-building, prospectus tracking and compliance software for this offering; and (e) up to $20,000 of the representative's actual accountable road show expenses for the offering (less the $10,000 deposit).

We estimate that the total expenses of the offering payable by us, excluding the total underwriting discount, will be approximately $[__].

Bridge Financing. We have agreed to pay the underwriter a cash fee of $[__], 5% of the gross proceeds of $[__], in connection with the closing of any bridge financing arranged by the underwriter.

Discretionary Accounts. The underwriter does not intend to confirm sales of the shares of common stock offered hereby to any accounts over which they have discretionary authority.

Right of First Refusal. We have granted to the underwriter a right of first refusal for a period of eighteen months from the closing of this offering to purchase for its account or to sell for our account, or any subsidiary or successor, any securities of the Company or any such subsidiary or successor which we or any subsidiary or successor may seek to sell in public or private equity and public debt offerings whether with or without or through an underwriter, placement agent or broker-dealer. We may, however, in lieu of granting a right of first refusal, designate the underwriter as lead underwriter or co-manager of any underwriting group or co-placement agent of any proposed financing, and the underwriter shall be entitled to receive as its compensation 50% of the compensation payable to the underwriting or placement agent group when serving as co-manager or co-placement agent and 33% of  the compensation payable to the underwriting or placement agent group when serving as co-manager or co-placement agent with respect to a proposed financing in which there are three co-managing or lead underwriters or co-placement agents.

Lock-Up Agreements. Pursuant to certain “lock-up” agreements, we and our executive officers, directors and 5% or more beneficial owners of our shares have agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic risk of ownership of, directly or indirectly, engage in any short selling of any common stock or securities convertible into or exchangeable or exercisable for any common stock, whether currently owned or subsequently acquired, without the prior written consent of the underwriter, for a period of 90 days after the closing of the Offering, subject to certain exceptions, and subject to an 18-day extension.  This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for common stock.  It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Electronic Offer, Sale and Distribution of Shares. A prospectus in electronic format may be made available on the websites maintained by the underwriter and the underwriter may distribute prospectuses electronically. The underwriter may agree to allocate a number of shares to the underwriter for sale to its online brokerage account holders. Other than the prospectus in electronic format, the information on these websites are not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriter in its capacity as underwriter, and should not be relied upon by investors.

56

Other Relationships. The underwriter and its affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which they have received, and may in the future receive, customary fees, however, except as disclosed in this prospectus, we have no present arrangements with the underwriter for any further services.

Stabilization.  In order to facilitate this offering of shares, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock.  Specifically, the underwriter may sell more shares than they are obligated to purchase under the Underwriting Agreement, creating a short position.  The underwriter can close out a covered short sale by exercising the over-allotment option or by purchasing shares in the open market.  In determining the source of shares to close out a covered short sale, the underwriter will consider, among other things, the open market price of shares compared to the price available under the over-allotment option.  The underwriter may also sell shares in excess of the over-allotment option, creating a naked short position.  The underwriter must close out any naked short position by purchasing shares in the open market.  A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors that purchase in this offering.  In addition, to stabilize the price of the common stock, the underwriter may bid for and purchase shares of common stock in the open market.

In connection with this offering, the underwriter may engage in passive market making transactions in our common stock on the [__] in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of distribution.  A passive market maker must display its bid at a price not in excess of the highest independent bid of that security.  However, if all independent bids are lowered below the passive market maker’s bid that bid must then be lowered when specified purchase limits are exceeded.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriter for its own accounts, may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock.  As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time.  These transactions may be effected on the over-the-counter market or otherwise.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

The foregoing does not purport to be a complete statement of the terms and conditions of the Underwriting Agreement.  Reference is made to a copy of the Underwriting Agreement, which is included as an exhibit to the registration statement or an amendment to the registration statement, of which this prospectus forms a part.

LEGAL MATTERS

The validity of the shares being offered by this prospectus has been passed upon for us by Brewer & Pritchard, P.C. Certain legal matters in connection with this offering will be passed upon for the underwriter by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

The financial statements as of December 31, 2011 and 2010 and for the years then ended, included in this prospectus have been so included in reliance on the report of LBB & Associates Ltd., LLP, an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

57

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and special reports, and other information with the Securities and Exchange Commission. Copies of the reports and other information may be read and copied at the SEC's Public Reference Room at 100 F Street NE, Washington, D.C. 20549. You can request copies of such documents by writing to the SEC and paying a fee for the copying cost. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus. For further information you may:

•	read a copy of the registration statement, including the exhibits and schedules, without charge at the SEC's Public Reference Room; or

•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

58

ERF WIRELESS, INC.

ERF WIRELESS, INC.
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2012, AND DECEMBER 31, 2011
($ in thousands except share data)

	September 30,	December 31,
	2012	2011
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$71	$591
Securities held for resale	–	7
Accounts receivable, net	891	596
Accounts receivable, other	468	310
Inventories	385	358
Prepaid expenses and other current assets	84	285
Total current assets	1,899	2,147

Property and equipment
Property and equipment	11,388	9,932
Less: accumulated depreciation	(7,043)	(5,868)
Net property and equipment	4,345	4,064

Goodwill	176	176
Other assets	33	63
Total assets	$6,453	$6,450

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Notes payable and current portion of long-term debt	$1,248	$259
Current portion of long-term capital leases	164	126
Accounts payable	854	694
Accrued expenses	921	661
Derivative liabilities	686	27
Deferred liability and revenue	233	210
Total current liabilities	4,106	1,977

Line of credit (LOC)	3,527	4,592
Long-term debt, net of current portion	1,507	1,667
Long-term capital leases, net of current portion	261	305
Total liabilities	9,401	8,541

Commitments

Shareholders’ deficit:
Preferred stock - $0.001 par value, 25,000,000 authorized Series A designated 10,000,000 shares Issued and outstanding at September 30, 2012 and December 31, 2011, 8,626,982 and 8,578,887, respectively	9	9
Common stock - $0.001 par value Authorized 975,000,000 shares Issued and outstanding at September 30, 2012 and December 31, 2011, 4,051,181 and 2,160,996, respectively	4	2
Additional paid in capital	51,917	49,121
Accumulated deficit	(54,970)	(51,198)
Accumulated other comprehensive loss	(32)	(25)
Total ERF wireless, Inc. shareholders’ deficit	(3,072)	(2,091)
Non-controlling interest	124	–
Total shareholders’ deficit	(2,948)	(2,091)

Total liabilities and shareholders' deficit	$6,453	$6,450

See accompanying notes to consolidated financial statements.

F-1

ERF WIRELESS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011

(Unaudited)
($ in thousands except loss per share)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2012	2011	2012	2011

Sales:
Products	$6	$36	$49	$162
Services	2,002	1,295	5,294	3,610
Total sales	2,008	1,331	5,343	3,772

Costs of goods sold:
Products and integration services	448	566	1,399	1,223
Rent, repairs and maintenance	194	114	495	314
Depreciation	389	353	1,013	1,030
Total costs of goods sold	1,031	1,033	2,907	2,567
Gross profit	977	298	2,436	1,205
Operating expenses:
Selling, general and administrative	1,917	1,373	5,003	3,897
Depreciation and amortization	54	61	161	193
Total operating expenses	1,971	1,434	5,164	4,090
Operating loss from continuing operations	(994)	(1,136)	(2,728)	(2,885)
Other income (expense):
Interest expense, net	(472)	(194)	(1,151)	(560)
Gain on sale of assets	–	2	–	1,192
Derivative income (loss)	23	(11)	124	2
Total other (expense) income	(449)	(203)	(1,027)	634
(Loss) from continuing operations	(1,443)	(1,339)	(3,755)	(2,251)
Loss from discontinued operations	–	–	–	(78)
Consolidated net (loss)	(1,443)	(1,339)	(3,755)	(2,329)

Net income attributable to non-controlling interest	(9)	–	(17)	–
Net (loss) attributable to ERF Wireless, Inc.	(1,452)	(1,339)	(3,772)	(2,329)
Other comprehensive (loss):
Unrealized (loss) on securities held for resale	(1)	(9)	(7)	(12)
Total other comprehensive (loss)	(1)	(9)	(7)	(12)
Total comprehensive (loss)	$(1,453)	$(1,348)	$(3,779)	$(2,341)
Basic (loss) per common share:
(Loss) from continuing operations	$(0.39)	$(0.89)	$(1.25)	$(1.94)
(Loss) from discontinued operations	$–	$–	$–	$(0.07)
Net (loss)	$(0.39)	$(0.89)	$(1.25)	$(2.01)

Diluted (loss) per common share:
(Loss) from continuing operations	$(0.39)	$(0.89)	$(1.25)	$(1.94)
(Loss) from discontinued operations	$–	$–	$–	$(0.07)
Net (loss)	$(0.39)	$(0.89)	$(1.25)	$(2.01)

See accompanying notes to consolidated financial statements.

F-2

ERF WIRELESS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011

(Unaudited)
($ in thousands)

	2012	2011

Cash flows from operating activities
(Loss) from continuing operations	$(3,755)	$(2,251)
(Loss) from discontinued operations	–	(78)
Net (loss)	(3,755)	(2,329)

Adjustments to reconcile net (loss) to net cash used by operating activities:
Gain on sale of assets	–	(1,183)
Amortization of debt discount	193	1
Depreciation and amortization	1,174	1,277
Stock issued for services rendered, interest and compensation	479	1,282
Derivative income	(124)	(2)
Bad debt expense	7	–
Changes in:
Accounts receivable, net	(302)	(61)
Accounts receivable, other	(158)	215
Inventories	(27)	(97)
Prepaid expenses and other current assets	202	34
Accounts payable	160	(11)
Accrued expenses	728	(485)
Deferred liability and revenue	23	(273)
Total adjustment	2,355	697
Net cash used by operating activities	(1,400)	(1,632)

Cash flows from investing activities
Purchase of property and equipment	(1,196)	(1,616)
Proceeds from sale of assets	–	2,707
Change in other assets	30	(6)
Net cash (used by) provided by investing activities	(1,166)	1,085

Cash flows from financing activities
Net proceeds from line of credit	662	1,224
Proceeds from long-term debt obligations	2,298	350
Payment of long-term debt obligations	(801)	(376)
Payment on capital lease obligations	(113)	(385)
Net cash provided by financing activities	2,046	813

Net change in cash and cash equivalents	(520)	266
Cash and cash equivalents at the beginning of the period	591	43
Cash and cash equivalents at the end of the period	$71	$309

Supplemental disclosure of cash flow information:
Net cash paid during the period for:
Interest	$309	$88
Income taxes	$–	$–

Supplemental non-cash investing and financing activities:
Conversion of debt through issuance of common stock	$231	$190
Conversion of preferred stock to common stock	$70	$–
Conversion of LOC and interest through issuance of preferred stock	$124	$350
Conversion of LOC and interest through issuance of common stock	$1,964	$2,179
Unrealized (loss) on securities held for resale	$(7)	$(12)
Transfer of subsidiary equity to non-controlling interest	$107	$–
Property and equipment financed with debt and capital leases	$260	$–

See accompanying notes to consolidated financial statements.

F-3

ERF WIRELESS, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT
FOR THE PERIODS ENDED SEPTEMBER 30, 2012 AND DECEMBER 31, 2011
($ in thousands)

	Common Stock		Preferred Stock		Additional Paid in	Accumulated	Accumulated Comprehensive	Non- controlling	Total Shareholders’
	Shares	Value	Shares	Value	Capital	Deficit	Income	Interest	Deficit
Total shareholders’ deficit as of December 31, 2010	785	$1	4,613	$5	$45,091	$(47,819)	$–	$–	$(2,722)
Net loss	–	–	–	–	–	(3,379)	–	–	(3,379)
New stock issued to shareholders:
Conversion of preferred stock to common stock	441	–	(1,404)	(1)	1	–	–	–	–
For services, compensation and interest	203	–	–	–	1,023	–	–	–	1,023
For retirement of debt	88	–	–	–	369	–	–	–	369
Conversion of LOC and interest to preferred stock	–	–	5,370	5	392	–	–	–	397
Conversion of LOC and interest to common stock	644	1	–	–	2,378	–	–	–	2,379
Dividend declared	–	–	–	–	(133)	–	–	–	(133)
Unrealized loss on Securities held for resale	–	–	–	–	–	–	(25)	–	(25)
Total shareholders’ deficit as of December 31, 2011	2,161	2	8,579	9	49,121	(51,198)	(25)	–	(2,091)
Net loss	–	–	–	–	–	(3,772)	–	17	(3,755)
New stock issued to shareholders:
Conversion of preferred stock to common stock	70	–	(70)	–	–	–	–	–	–
For services, compensation, interest and prepaids	305	–	–	–	479	–	–	–	479
For retirement of debt	126	–	–	–	231	–	–	–	231
Conversion of LOC and interest to preferred stock	–	–	118	–	124	–	–	–	124
Conversion of LOC and interest to common stock	1,389	2	–	–	1,962	–	–	–	1,964
Transfer of Subsidiary equity to non-controlling interest	–	–	–	–	–	–	–	107	107
Unrealized loss on Securities held for resale	–	–	–	–	–	–	(7)	–	(7)
Total shareholders’ deficit as of September 30, 2012 (unaudited)	4,051	$4	8,627	$9	$51,917	$(54,970)	$(32)	$124	$(2,948)

See accompanying notes to consolidated financial statements.

F-4

ERF WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2012
(Unaudited)

NOTE 1 - BASIS OF PRESENTATION

Nature of the Company

ERF Wireless, Inc. (“Company” or “ERF Wireless”) provides critical infrastructure wireless broadband communications products and services to a broad spectrum of customers in primarily rural oil and gas exploration areas of North America. We also provide high quality broadband services and critical communications services to residential, oil and gas, educational, health care, and regional banks in rural areas utilizing our Company owned and operated wireless networks. As a total comprehensive solutions provider we offer a wide array of critical communications services including high speed broadband, voice over Internet Protocol (VOIP) telephone and facsimile service, and video security.

Historically, our revenues have been generated primarily from wireless internet and network construction services. Our Internet revenues have resulted from our offering of broadband and basic communications services to residential and enterprise customers. Our construction revenues typically have consisted of revenues generated from the construction of bank, educational, and healthcare networks and other services associated with providing wireless products and services to the regional banking, educational and healthcare industries.

Our internet revenues are recorded in “ERF Wireless Bundled Services, Inc. (WBS)”, revenues from construction of bank, healthcare and educational networks in our “ERF Enterprise Network Services, Inc. (ENS)” revenues from other construction are recorded in “ERF Wireless Messaging Services, Inc. (WMS)” and wireless broadband products and services to rural oil and gas locations are recorded in “Energy Broadband, Inc. (EBI)”. Please refer to segment footnote 10 for additional information regarding segment operations.

Basis of Accounting

The accompanying unaudited interim consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC") and should be read in conjunction with the audited consolidated financial statements and notes thereto contained in the Company's annual report for the year ended December 31, 2011 filed with the SEC on Form 10-K. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the consolidated financial statements which would substantially duplicate the disclosure contained in the audited consolidated financial statements for the most recent fiscal year ended December 31, 2011 as reported in form 10-K have been omitted.

Non-controlling Interest

Non-controlling interest in our majority owned subsidiary EBI, is included in the equity section of the consolidated balance sheets. Non-controlling interest represents 3.63% of the equity of EBI and any transfer of value from ERF to non-controlling interest holders. Non-controlling interest is adjusted for the non-controlling interest holders’ proportionate share of the earnings or losses of EBI. Any excess losses applicable to the non-controlling interests have been and are borne by the Company as there is no obligation of the non-controlling interests to fund any losses in excess of their original investment. There is also no obligation or commitment on the part of the Company to fund operating losses of any subsidiary whether wholly-owned or majority-owned.

Reclassification

Certain amounts in the 2011 financial statements have been reclassified to conform to the 2012 financial presentation. These reclassifications have no impact on the total comprehensive loss.

F-5

ERF WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2012
(Unaudited)

Inventories

Inventories are valued at the lower of cost or market. The cost is determined by using the average cost method. Inventories consist of the following items as of September 30, 2012 and December 31, 2011, in thousands:

	September 30,	December 31,
	2012	2011
Raw material	$46	$44
Work in process	107	116
Finished goods	232	198
	$385	$358

Management does not anticipate that the recently issued but not yet effective accounting pronouncements will materially impact the Company’s financial condition.

NOTE 2 - ACCOUNTS RECEIVABLE

Accounts receivable consists of the following (in thousands):

	September 30,	December 31,
	2012	2011
Accounts receivable	$928	$628
Allowance for doubtful accounts	(37)	(32)
Accounts receivable, net	$891	$596

NOTE 3 - DEBT CONVERSION

(a) Line of Credit

During the nine months ended September 30, 2012, the Company issued 1,388,166 shares of its Common Stock (as defined below) for the settlement of $1,602,813 of principal and $361,187 of accrued interest for a total principal and interest amount of $1,964,000 owed to Angus Capital Partners. The Company issued Common Stock at an average price of $1.41 per share calculated based on the closing price the day the debt was settled. See Note 8 for additional information on this facility.

Additionally during nine months ended September 30, 2012, the Company issued 118,095 shares of its Series A Preferred Stock (as define below) to Angus Capital for the settlement of principal amount of $124,000 of debt. The Company issued Series Preferred A Stock at an average price of $1.05 per share calculated based on the closing price of the Common Stock the day the debt was settled.

Under current accounting standards ASC 470-50-40-2 the extinguishment of related party debt for equity securities is considered a capital transaction and, accordingly, no gain or loss on the extinguishment is recognized in the statement of operations. If this was not a related party transaction a gain of $10,850 would have been recognized for the nine months ended September 30, 2012.

(b) Other Debt

During the nine months ended September 30, 2012, the Company issued 126,433 shares of its Common Stock for the settlement of principal amount of $231,000 of debt. The Company issued Common Stock at an average price of $1.83 per share calculated based on the closing price the day the debt was settled.

F-6

ERF WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2012
(Unaudited)

NOTE 4 - COMMON STOCK AND PREFERRED STOCK

The total number of shares of stock of all classes which the Company shall have the authority to issue is 1,000,000,000, of which 25,000,000 shall be shares of preferred stock with a par value of $0.001 per share ("Preferred Stock"), and 975,000,000 shall be shares of common stock with a par value of $0.001 per share ("Common Stock").

Common Stock

As of September 30, 2012, there were 4,051,181 shares of its Common Stock issued and outstanding.

During the nine months ended September 30, 2012, the Company issued 1,820,185 shares of Common Stock which was valued at the closing market price on the date of issuance of such shares, which were issued in lieu of cash as payment for the following (in thousands):

September 30, 2012	Supplemental Non-Cash Disclosure
Professional fees	$114
Services and compensation	270
Other services rendered	95
Total for services, and compensation	$479
Notes payable	$231
Line of credit and interest	$1,964

Preferred Stock

The Company has 25,000,000 shares of Preferred Stock authorized of which 10,000,000 shares had been designated as Series A Preferred Stock (“Series A Preferred Stock”). There were 8,626,982 and 8,578,887 shares of Series A Preferred Shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively. With respect to the Series A Preferred Stock outstanding at September 30, 2012, the Company would be required to issue 8,626,982 shares of its Common Stock upon conversion. During the nine months ended September 30, 2012, 70,000 Series A Preferred Stock was converted into 70,000 shares of Common Stock.

ERF Wireless, Inc Distribution of EBI Equities to Non-controlling Interest

As of September 30, 2012, the Company had issued 725,611 shares of EBI as a stock dividend and three year warrant expiring December 31, 2014, to purchase 725,611 shares of EBI Common Stock at an exercise price of $4.00 per share and three year warrant expiring December 31, 2014, to purchase 725,611 shares of EBI Common Stock at an exercise price of $6.00; such issuances are valued at $107,000.

NOTE 5 - STOCK PLAN

In April 2012, the Board of directors adopted a non-qualified stock option plan whereby 250,000 shares were reserved for issuance. As of September 30, 2012 under the plan, 185,796 shares of Common Stock were issued and outstanding to certain employees and consultants for services rendered. This plan is for key employees, officers, directors, and consultants of ERF Wireless, Inc.

Non-Qualified Stock Option Plan, April 2012	2012 Plan

Shares initially reserved	250,000
Shares issued during 2012	185,796
Remaining shares available to be issued at September 30, 2012	64,204
Shares issued and outstanding as of September 30, 2012	185,796
F-7

ERF WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2012
(Unaudited)

NOTE 6 - EARNINGS PER SHARE:

The following table sets forth the computation of basic and diluted earnings per share of Common Stock (in thousands, except per share amount):

	For the three months ended September 30, 2012
	Net loss	Shares	Per-Share
	(Numerator)	(Denominator)	Amount
Basic EPS:
Loss from continuing operations	$(1,443)	3,718	$(0.39)
Loss attributable to non-controlling interest	$(9)	3,718	$–
Net loss attributable to ERF Wireless, Inc.	$(1,452)	3,718	$(0.39)
Diluted EPS:
Effect of dilutive securities	–	–	–
Loss from continuing operations	$(1,443)	3,718	$(0.39)
Loss attributable to non-controlling interest	$(9)	3,718	$–
Net loss attributable to ERF Wireless, Inc.	$(1,452)	3,718	$(0.39)

	For the three months ended September 30, 2011
	Net loss	Shares	Per-Share
	(Numerator)	(Denominator)	Amount
Basic EPS:
Loss from continuing operations	$(1,339)	1,504	$(0.89)
Loss from discontinued operations	$–	1,504	$–
Net loss attributable to ERF Wireless, Inc.	$(1,339)	1,504	$(0.89)
Diluted EPS:
Effect of dilutive securities	–	–	–
Loss from continuing operations	$(1,339)	1,504	$(0.89)
Loss from discontinued operations	$–	1,504	$–
Net loss attributable to ERF Wireless, Inc.	$(1,339)	1,504	$(0.89)

	For the nine months ended September 30, 2012
	Net loss	Shares	Per-Share
	(Numerator)	(Denominator)	Amount
Basic EPS:
Loss from continuing operations	$(3,755)	3,008	$(1.25)
Loss attributable to non-controlling interest	$(17)	3,008	$(0.01)
Net loss attributable to ERF Wireless, Inc.	$(3,772)	3,008	$(1.25)
Diluted EPS:
Effect of dilutive securities	–	–	–
Loss from continuing operations	$(3,755)	3,008	$(1.25)
Loss attributable to non-controlling interest	$(17)	3,008	$(0.01)
Net loss attributable to ERF Wireless, Inc.	$(3,772)	3,008	$(1.25)

	For the nine months ended September 30, 2011
	Net loss	Shares	Per-Share
	(Numerator)	(Denominator)	Amount
Basic EPS:
Loss from continuing operations	$(2,251)	1,161	$(1.94)
Loss from discontinued operations	$(78)	1,161	$(0.07)
Net loss attributable to ERF Wireless, Inc.	$(2,329)	1,161	$(2.01)
Diluted EPS:
Effect of dilutive securities	–	–	–
Loss from continuing operations	$(2,251)	1,161	$(1.94)
Loss from discontinued operations	$(78)	1,161	$(0.07)
Net loss attributable to ERF Wireless, Inc.	$(2,329)	1,161	$(2.01)
F-8

ERF WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2012
(Unaudited)

For the nine months ended September 30, 2012, dilutive securities existed. Diluted earnings per share reflect the potential dilution of security that could share in the earnings of an entity, such as convertible preferred stock, stock options, warrants or convertible securities.

The calculation of diluted earnings per share for the nine months ended September 30, 2012 does not include 653,279 shares of Common Stock underlying the Bonds (as define below); and 8,626,982 shares of Common Stock underlying the Series A Preferred Stock, due to their anti-dilutive effect.

NOTE 7 - MAJOR CUSTOMERS

The Company had gross sales of approximately $5,343,000 and $3,772,000 for the nine months ended September 30, 2012 and 2011, respectively. The Company had two customers that met the required disclosure of 10% that represented 41% and 15% of the gross sales during the nine months ended September 30, 2012. Additionally the Company had one customer that met the required disclosure of 10% that represented 37% of the gross sales during the nine months ended September 30, 2011.

NOTE 8 - NOTES PAYABLE, LONG-TERM DEBT AND CAPITAL LEASES

Notes payable, long-term debts and capital leases consist of the following as of September 30, 2012 (in thousands):

	Terms	Maturity Date	Interest Rate	Gross Balance	Debt Discount	Balance
Banc leasing, Inc.	$10,660 / Month including interest	January-15	11.62%	$252	$–	$252
Advantage leasing associates	$7,186 / Month including interest	Various	Various	173	–	173
MP Nexlevel LLC	$7,043 / Month including interest	May-14	10.00%	129	–	129
Investor financing	$620,000 / Lump sum payment including interest	November-12	12.00%	620	–	620
Dakota capital equipment financing	$178,031 / Quarterly including interest	March-16	18.00%	1,912	65	1,847
E-bond investor notes	3 years/ Semiannual interest (See below)	Various	7.50%	797	638	159
Line of credit	2 years/ Quarterly interest (See below)	December-13	12.00%	3,527	–	3,527
Total debt				$7,410	$703	6,707
Less current maturities						(1,412)
Long-term debt						$5,295

Line of Credit

The Company entered into unsecured revolving credit facility with Angus Capital Partners, a related party, maturing December 31, 2013. The terms of the unsecured revolving credit facility allow the Company to draw upon the facility as capital requirements dictate and provide for quarterly interest payments on outstanding principal at a 12% rate per annum. The payment of principal and interest may be paid in cash, Common Stock or Series A Preferred Stock at the Company’s election. At September 30, 2012, the outstanding balance on the line of credit totaled $3,527,000 with a remaining line of credit availability of $8,473,000.

During the nine months ended September 30, 2012, the Company issued 1,388,166 shares of its Common Stock for the settlement of $1,602,813 of principal and $361,187 of accrued interest for a total principal and interest amount of $1,964,000 and 118,095 shares of Series A Preferred Stock for a total settlement of principal of $124,000 of debt.

E-Series Bond Investor Note

During the nine months ended September 30, 2012, the Company issued to certain accredited investors a principal amount of $998,000 of E-Series bonds (the "Bonds") in addition to the $30,000 which was outstanding at December 31, 2011. At September 30, 2012, the outstanding principal balance of the Bonds totaled $797,000. The Bonds are due and payable upon maturity, a three-year period from the issuance date. Interest on the Bonds is payable at the rate of 7.5% per annum, and is payable semiannually. The Bondholder may require the Company to convert the Bond (including any unpaid interest) into shares of Common Stock at any time only during the first year. If the Bonds are converted under this option, the Company will issue shares representing 100% of the Bond principal and unpaid interest calculated through maturity. The Common Stock issued under this option will be valued at the average closing price average of the common shares for the five days prior to the notification. If the Bond is converted within the first year the Company will issue a three year warrant expiring December 31, 2014 to purchase one share of EBI Common Stock at a price of $4.00 for every $2.00 of Bond principal.

F-9

ERF WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2012
(Unaudited)

At the Company's discretion at any time after the first year, the Bonds, including the interest payments calculated through the date of conversion may be redeemed in cash or in shares of our Common Stock, valued at the average last sales price over the 20-trading-day period preceding any payment date. If the Company chooses to issue Common Stock as redemption of the Bond principal, we will issue shares representing a value equal to 125% of the Bond principal and shares representing a value equal to 100% of the Bond interest through redemption date.

The Bonds were determined to include various embedded derivative liabilities. The derivative liabilities are the conversion feature and the redemption option (compound embedded derivative liability). At the date of issuance of the Bond, compound embedded derivative liabilities were measured at fair value using either quoted market prices of financial instruments with similar characteristics or other valuation techniques. These derivative liabilities will be marked-to-market each quarter with the change in fair value recorded in the income statement. The Company uses the effective interest method to record interest expense from the accretion of the debt discount and accretes the unamortized discount upon conversion which totaled $171,843 for the nine months ended September 30, 2012. The estimated debt accretion for subsequent years is $23,327, $140,822, $258,953 and $214,755 for years ending December 31, 2012, 2013, 2014 and 2015, respectively.

The following table summarizes the convertible debt activity for the period January 1, 2012, thru September 30, 2012:

Description	Bonds	Compound Derivative	Total

Fair value at December 31, 2011	$2,682	$27,346	$30,028
Fair value issuances during 2012 (principal amount)	998,000	–	998,000
Fair value issuances during 2012 (debt discount)	(824,481)	824,481	–
01-01-12 to 03-31-12 change in fair value	107,270	3,786	111,056
03-01-12 to 06-30-12 change in fair value	31,691	5,083	36,774
07-01-12 to 09-30-12 change in fair value	74,981	22,848	97,829
Conversions during 2012	(231,000)	(197,186)	(428,186)
Fair value at September 30, 2012	$159,143	$686,358	$845,501

The Company recorded a net change in fair value of derivatives of $31,717 and a gain on debt redemption of $155,825 for a total net derivative income of $124,108 for the nine months ended September 30, 2012.

Dakota Capital Fund LLC Equipment Financing

In November 2011, the Company entered into debt financing agreement with Dakota Capital Fund LLC, for financing of up to $3,000,000. During the fourth quarter of 2011, the Company received proceeds of $2,000,000 and had the option of additional funding of $1,000,000 for equipment purchases. This debt facility is secured by certain ERF Wireless assets and there is no prepayment penalty. At September 30, 2012, the outstanding balance on the debt financing agreement totaled $1,912,000 and the Company has elected not to request any additional funds under this credit facility. The payment terms are $178,031 per quarter including interest, at an annual rate of 18% per annum plus 10% of positive operational cash flow as determined on a quarterly basis for repayment of additional principal beginning July 1, 2012. The funding was utilized to purchase equipment to build out networks in oil and gas exploration regions of North America.

The Company issued 30,000 shares of Common Stock for the consummation of the initial $2,000,000 debt financing agreement from Dakota Capital Fund LLC resulting in a debt discount of $93,600. The Company uses the effective interest method to record interest expense from the accretion of the debt discount and accretes the unamortized discount upon conversion which totaled $21,507 for the nine months ended September 30, 2012. The estimated debt accretion is $7,697, $33,014 and $24,611 for years ending December 31, 2012, 2013 and 2014, respectively.

Investor Bridge Loan

On March 20, 2011, the Company entered into a three-month secured bridge financing agreement with individuals for $300,000 with and interest rate of 12% per annum. During the second quarter of 2012, the Company was loaned an additional $100,000 increasing the note to $400,000 due July 1, 2012. The note was repaid from a new secured $1,000,000 Investor Financing agreement from these same individuals.

F-10

ERF WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2012
(Unaudited)

Investor Financing

On July 13, 2012, the Company entered into a three-month secured debt financing agreement with individuals for $1,000,000 with an interest rate of 12% per annum. Under the agreement, as amended, the maturity date was extended to December 31, 2012. At September 30, 2012, the outstanding principal balance totaled $620,000.

MP Nexlevel

On July 1, 2012, the Company issued a note to MP Nexlevel LLC., totaling $152,613 bearing interest at 10% per annum and is payable in twenty-four monthly payments of $7,043, including interest.

Capital Leases

Banc Leasing Inc. Included in property and equipment at September 30, 2012, the cost of the equipment was $611,000 and the accumulated amortization was $341,000. Amortization of assets under capital leases is included in depreciation expense. The equipment is the primary collateral securing the financing.

Advantage Leasing Inc. Included in vehicles at September 30 2012, the cost of the vehicles was $235,000 and the accumulated amortization was $56,000. Amortization of assets under capital leases is included in depreciation expense. The vehicles are the primary collateral securing the financing.

The following is a schedule by years of future minimum lease payments under capital leases together with the present value of the net minimum lease payments as of December 31, 2012 (in thousands):

Year Ending December 31,
2012	$42
2013	214
2014	203
2015	27
Thereafter	–
Total minimum lease payments	486
Less amount representing interest	(61)
Present value of net minimum lease payments	425
Current maturities of capital lease obligations	(164)
Long-term portion of capital lease obligations	$261

NOTE 9 - COMMITMENTS

Leases and License Agreements

For the nine months ended September 30, 2012 and 2011, rental expenses of approximately $750,000 and $552,000, respectively, were incurred. The Company accounts for rent expense under leases that provide for escalating rentals over the related lease term on a straight-line method. The Company occupies office and tower facilities under several non-cancelable operating lease agreements expiring at various dates through December 2018, and requiring payment of property taxes, insurance, maintenance and utilities.

Future minimum lease payments under non-cancelable operating leases as of December 31, 2012 were as follows (in thousands):

Year Ending December 31,	Amount
2012	$144
2013	478
2014	414
2015	401
2016	385
Thereafter	8
Total	$1,830
F-11

ERF WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2012
(Unaudited)

Banc Leasing Inc.

During August 2007, the Company entered into a contract with Banc Leasing Inc. to fund the Company’s US-Banknet System. Each funding is collateralize by the equipment and normally is repaid over a seven year period with interest established at the date of the inception of the lease. Each lease has a $1 buyout provision. The details of the capital lease are included in Note 8.

Purchase Commitment – Mobile Broadband Trailers

On March 15, 2011, the Company entered into a settlement agreement with the current manufacturer of mobile broadband trailers (MBT’s). Under the terms of this settlement the Company agreed to purchase an additional 158 MBT’s and replacement inventory on a delivery schedule which terminates October 1, 2013. At September 30, 2012, the Company has 77 MBT’s to be purchased through October 1st, 2013.

NOTE 10 - INDUSTRY SEGMENTS

This summary reflects the Company's current segments, as described below.

Energy Broadband, Inc. (EBI)

EBI provides wireless connectivity to rural oil and gas locations primarily via MBT’s. EBI provides wireless broadband products and services focusing primarily on commercial customers providing high speed bandwidth to rural North America to serve the oil and gas sector. All sales from external customers are located within the United States and Canada.

Wireless Bundled Services Division (WBS)

WBS provides wireless broadband products and services to commercial and individual customers throughout the wireless industry. The company is in the early stages of building and acquiring a seamless wireless broadband network in certain regions of North America to serve private entities, cities, municipalities and the general public. All sales from external customers are located within the United States.

Enterprise Network Services (ENS)

ENS provides product and service to operate an enterprise-class encrypted wireless banking network business. Also, ENS provides the CryptoVue System consisting of software, site-based hardware devices and servers to perform network encryption; contracts for the construction, operation, monitoring and maintenance of fixed wireless networks for banking, healthcare and educational customers; trade names, equipment and software, including the software architecture and design.

Wireless Messaging Services Division (WMS)

WMS principally manufactures paging transmitter equipment, repairs and maintains paging infrastructure equipment and supplies high-power paging transmitters to the wireless messaging industry. All sales from external customers are located within the United States as well as certain international locations.

F-12

ERF WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2012
(Unaudited)

For the three and nine months ended September 30, 2012 and 2011 (in thousands):

Three Months Ended September 30, 2012	EBI	WBS	ENS	WMS	Total Segment	ERF Corporate	Total Consolidated
Revenue	$1,363	$576	$69	$–	$2,008	$–	$2,008
Operating income (loss) from continuing operations	245	(147)	(78)	(11)	9	(1,003)	(994)
Total assets	3,388	2,226	656	12	6,282	171	6,453
Capital expenditures	147	321	5	–	473	3	476
Depreciation and amortization	191	182	59	–	432	11	443

Three Months Ended September 30, 2011	EBI	WBS	ENS	WMS	Total Segment	ERF Corporate	Total Consolidated
Revenue	$709	$543	$65	$14	$1,331	$–	$1,331
Operating income (loss) from continuing operations	7	(217)	(60)	2	(268)	(868)	(1,136)
Total assets	2,203	1,526	1,301	9	5,039	420	5,459
Capital expenditures	220	83	9	–	312	4	316
Depreciation and amortization	114	228	55	–	397	17	414

Nine Months Ended September 30, 2012	EBI	WBS	ENS	WMS	Total Segment	ERF Corporate	Total Consolidated
Revenue	$3,398	$1,702	$220	$23	$5,343	$–	$5,343
Operating income (loss) from continuing operations	479	(333)	(245)	(17)	(116)	(2,612)	(2,728)
Total assets	3,388	2,226	656	12	6,282	171	6,453
Capital expenditures	677	761	5	–	1,443	13	1,456
Depreciation and amortization	510	451	175	–	1,136	38	1,174

Nine Months Ended September 30, 2011	EBI	WBS	ENS	WMS	Total Segment	ERF Corporate	Total Consolidated
Revenue	$1,887	$1,640	$227	$18	$3,772	$–	$3,772
Operating income (loss) from continuing operations	94	(480)	(94)	(16)	(496)	(2,389)	(2,885)
Total assets	2,203	1,526	1,301	9	5,039	420	5,459
Capital expenditures	1,129	350	115	–	1,594	22	1,616
Depreciation and amortization	285	722	161	–	1,168	55	1,223
F-13

ERF WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2012
(Unaudited)

Reconciliation of Segment Assets to	September 30,	December 31,
Total Assets	2012	2011
Total segment assets	$6,282	$5,161
Total corporate assets	171	1,289
Total assets	$6,453	$6,450

The Company evaluates the performance of its operating segments based on income before net interest expense, income taxes, accounting changes and non-recurring items.

For the nine months ended September 30, 2012, two customers accounted for $2,177,000 and $776,000 of EBI revenues each.

NOTE 11 - SUBSEQUENT EVENTS

Subsequent to September 30, 2012, the Company issued 366,984 shares of common stock for conversion of debt and of preferred stock.

Subsequent to September 30, 2012, the Company and the investors renegotiated the secured $1,000,000 financing agreement to extend the maturity date to December 31, 2012.

F-14

LBB & ASSOCIATES LTD., LLP

10260 Westheimer Road, Suite 310

Houston, TX 77042

Phone: (713) 800-4343 Fax: (713) 456-2408

Report of Independent Registered Public Accounting Firm

To the Board of Directors of

ERF Wireless, Inc.

League City, Texas

We have audited the accompanying consolidated balance sheets of ERF Wireless, Inc. (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of operations, shareholders' deficit, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ERF Wireless, Inc. as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ LBB & Associates Ltd., LLP

LBB & Associates Ltd., LLP

Houston, Texas

March 20, 2012

F-15

ERF WIRELESS, INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2011 and 2010

($ in thousands except share data)

	December 31, 2011	December 31, 2010

ASSETS
Current assets
Cash and cash equivalents	$591	$43
Securities held for resale	7	–
Accounts receivable, net	596	392
Accounts receivable, other	310	124
Inventories	358	255
Prepaid expenses and other current assets	285	105
Total current assets	2,147	919

Property and equipment
Property and equipment	9,932	10,001
Less: accumulated depreciation	(5,868)	(5,987)
Net property and equipment	4,064	4,014

Goodwill	176	1,255
Intangible assets, net	–	134
Other assets	63	170

Total assets	$6,450	$6,492

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Notes payable and current portion of long-term debt	$259	$598
Current portion of long-term capital leases	126	446
Accounts payable	694	872
Accrued expenses	661	1,139
Derivative liabilities	27	13
Deferred liability and revenue	210	500
Total current liabilities	1,977	3,568

Line of credit (LOC)	4,592	5,225
Long-term debt, net of current portion	1,667	78
Long-term capital leases, net of current portion	305	343
Total liabilities	8,541	9,214

Commitments

Shareholders’ deficit:
Preferred stock - $0.001 par value, 25,000,0000 authorized Series A designated 10,000,000 shares Issued and outstanding at December 31, 2011 and 2010, 8,578,887 and 4,612,583, respectively	9	5
Common stock - $0.001 par value Authorized 975,000,000 shares Issued and outstanding at December 31, 2011 and 2010, 2,160,996 and 784,805, respectively	2	1
Additional paid in capital	49,121	45,091
Accumulated deficit	(51,198)	(47,819)
Accumulated other comprehensive loss	(25)	–
Total shareholders’ deficit	(2,091)	(2,722)

Total liabilities and shareholders' deficit	$6,450	$6,492

See accompanying notes to consolidated financial statements.

F-16

ERF WIRELESS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

($ in thousands except share data and loss per share)

	2011	2010

Sales:
Products	$245	$107
Services	5,075	3,601
Total sales	5,320	3,708

Costs of goods sold:
Products and integration services	1,488	1,029
Rent, repairs and maintenance	441	391
Depreciation	1,397	1,377
Total costs of goods sold	3,326	2,797
Gross profit	1,994	911
Operating expenses:
Selling, general and administrative	5,448	7,527
Depreciation and amortization	246	360
Total operating expenses	5,694	7,887
Operating loss from continuing operations	(3,700)	(6,976)
Other income (expenses):
Interest expense, net and other income	(817)	(1,445)
Gain (loss) on sale of assets	1,183	(16)
(Loss) on extinguishment of debt	–	(63)
Derivative income	33	363
Total other income (expense)	399	(1,161)
Loss from continuing operations	(3,301)	(8,137)
Loss from discontinued operations	(78)	(374)
Net loss	(3,379)	(8,511)
Other comprehensive loss:
Unrealized loss on securities held for resale	(25)	–
Total other comprehensive loss	(25)	–
Total comprehensive loss	$(3,404)	$(8,511)
Basic and diluted loss per common share:
Loss from continuing operations	$(2.41)	$(17.57)
Loss from discontinued operations	$(0.06)	$(0.81)
Net loss	$(2.47)	$(18.38)

See accompanying notes to consolidated financial statements.

F-17

ERF WIRELESS, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

($ and shares in thousands)

	Common Stock		Preferred Stock		Additional Paid in	Accumulated	Accumulated Comprehensive	Total Shareholders’
	Shares	Value	Shares	Value	Capital	Deficit	Income	Deficit

Total shareholders’ deficit as of December 31, 2009	291	$-	3,044	$3	$36,931	$(39,308)	$-	$(2,374)

Net loss	-	-	-	-	-	(8,511)	-	(8,511)

New stock issued to shareholders:
Conversion of preferred stock to common stock	171	1	(4,571)	(4)	3	-	-	-
For services, compensation and interest	83	-	-	-	1,967	-	-	1,967
For retirement of debt	102	-	-	-	1,764	-	-	1,764
Conversion of LOC and interest to preferred stock	-	-	6,140	6	2,398	-	-	2,404
Stock based compensation	-	-	-	-	40	-	-	40
Derivative liability	-	-	-	-	3	-	-	3
Conversion of LOC and interest to common stock	119	-	-	-	1,553	-	-	1,553
Proceeds from sale of common stock, net	19	-	-	-	432	-	-	432

Total shareholders’ deficit as of December 31, 2010	785	1	4,613	5	45,091	(47,819)	-	(2,722)

Net loss	-	-	-	-	-	(3,379)	-	(3,379)

New stock issued to shareholders:
Conversion of preferred stock to common stock	441	-	(1,404)	(1)	1	-	-	-
For services, compensation, interest and prepaids	203	-	-	-	1,023	-	-	1,023
Dividend declared	-	-	-	-	(133)	-	-	(133)
For retirement of debt	88	-	-	-	369	-	-	369
Conversion of LOC and interest to preferred stock	-	-	5,370	5	392	-	-	397
Conversion of LOC and interest to common stock	644	1	-	-	2,378	-	-	2,379
Unrealize loss on securties held for resale	-	-	-	-	-	-	(25)	(25)

Total shareholders’ deficit as of December 31, 2011	2,161	$2	8,579	$9	$49,121	$(51,198)	$(25)	$(2,091)

See accompanying notes to consolidated financial statements.

F-18

ERF WIRELESS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

($ in thousands)

	2011	2010
Cash flows from operating activities
Loss from continuing operations	$(3,301)	$(8,137)
Loss from discontinued operations	(78)	(374)
Net loss	(3,379)	(8,511)

Adjustments to reconcile net loss to net cash used by operating activities:
(Gain) / loss on sale of assets	(1,183)	16
Loss on extinguishment of debt	–	63
Loss on foreign exchange translation	–	1
Amortization of debt discount	26	162
Depreciation and amortization	1,698	2,938
Stock based compensation	–	40
Stock issued for services rendered, interest and compensation	887	1,967
Derivative income	(33)	(363)
Bad debt expense	–	126
Changes in:
Accounts receivable, net	(198)	(33)
Accounts receivable, other	114	(37)
Inventories	(156)	(33)
Prepaid expenses and other current assets	(123)	150
Costs and profits in excess of billings	–	17
Accounts payable	(167)	285
Accrued expenses	(18)	1,366
Deferred liability and revenue	(290)	(235)
Total adjustment	557	6,430
Net cash used by operating activities	(2,822)	(2,081)

Cash flows from investing activities
Purchase of property and equipment	(2,114)	(773)
Proceeds from sale of assets	2,707	8
Change in other assets	(27)	75
Net cash provided (used by) investing activities	566	(690)

Cash flows from financing activities
Net proceeds from line of credit	1,554	3,026
Proceeds from long-term debt obligations	2,700	759
Payment of long-term debt obligations	(980)	(777)
Payment on capital lease obligations	(470)	(854)
Proceeds from sale of common stock, net	–	432
Net cash provided by financing activities	2,804	2,586

Net change in cash and cash equivalents	548	(185)
Cash and cash equivalents at the beginning of the period	43	228
Cash and cash equivalents at the end of the period	$591	$43

Supplemental disclosure of cash flow information:
Net cash paid during the year for:
Interest	$123	$241
Income taxes	$–	$–

Supplemental non-cash investing and financing activities:
Conversion of debt through issuance of common stock	$369	$1,764
Conversion of LOC and interest through issuance of Preferred stock	$397	$2,404
Conversion of LOC and interest through issuance of Common stock	$2,379	$1,553
Common stock issuance for prepaids	$136	$–
Dividend declared	$133	$–
Unrealized loss on securities held for resale	$25	$–

See accompanying notes to consolidated financial statements.

F-19

ERF WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – BASIS OF PRESENTATION

Nature of the Company

ERF Wireless, Inc. (“Company” or “ERF Wireless”) provides critical infrastructure wireless broadband communications products and services to a broad spectrum of customers in primarily rural oil and gas exploration areas of North America. We provide high quality broadband services and critical communications services to residential, oil and gas, educational, health care, and regional banks in rural areas utilizing our Company owned and operated wireless networks.  As a total comprehensive solutions provider we offer a wide array of critical communications services including high speed broadband, voice over Internet Protocol (VOIP) telephone and facsimile service, and video security.

Historically, our revenues have been generated primarily from wireless internet and network construction services. Our Internet revenues have resulted from our offering of broadband and basic communications services to residential and enterprise customers. Our construction revenues typically have consisted of revenues generated from the construction of bank , educational , and healthcare networks and other services associated with providing wireless products and services to the regional banking, educational and healthcare industries.

Our internet revenues are recorded in “ERF Wireless Bundled Services, Inc. (WBS)”, construction of bank, healthcare and educational networks in our “ERF Enterprise Network Services, Inc. (ENS)” and other construction in “ERF Wireless Messaging Services, Inc. (WMS)” and wireless broadband products and services to rural oil and gas locations are recorded in “Energy Broadband, Inc. (EBI)”. Please refer to segment footnote 15 for additional information regarding segment operations.

Basis of Accounting

The Company maintains its accounts on the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America. The accompanying financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission (“SEC”). In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations have been reflected herein.

Principles of Consolidation

The consolidated financial statements include the accounts of the company and its subsidiaries. All significant inter-company transactions and balances have been eliminated in consolidation. The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

Securities Held for Resale

Investments in public companies are classified as available-for-sale and are adjusted to their fair market value with unrealized gains and losses, net of tax, recorded as a component of accumulated other comprehensive income. Upon disposition of these investments, the specific identification method is used to determine the cost basis in computing realized gains or losses, which are reported in other income and expense. Declines in value that are judged to be other than temporary are reported in other comprehensive income and expense.

Reclassification

Certain amounts in the 2010 financial statements have been reclassified to conform to the 2011 financial presentation. These reclassifications have no impact on net loss.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

F-20

ERF WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Cash and Cash Equivalents

Cash and cash equivalents include cash and all highly liquid financial instruments with original purchased maturities of three months or less at the date of purchase.  At various times during the year, the Company maintained cash balances in excess of FDIC insurable limits. Management feels this risk is mitigated due to the longstanding reputation of these banks.  The Company has not experienced any losses related to these deposits.

Credit Risk

In the normal course of business, the Company extends unsecured credit to the majority of its customers. The company controls credit risk associated with its receivables through credit checks, approvals, and monitoring procedures. Generally, the company requires no collateral from its customers.

Operating Leases

We recognize lease expense on a straight-line basis over the minimum lease terms which expire at various dates through 2018. These leases are for office and radio tower facilities and are classified as operating leases. For leases that contain predetermined, fixed escalations of the minimum rentals, we recognize the rent expense on a straight-line basis and record the difference between the rent expense and the rental amount payable in liabilities.

Leasehold improvements made at the inception of the lease are amortized over the shorter of the asset life or the initial lease term as described above. Leasehold improvements made during the lease term are also amortized over the shorter of the asset life or the remaining lease term.

On December 15, 2006, the Company entered into an agreement with Southwest Enhanced Network Services, LP, a wireless broadband company, to assume multiple tower and office leases in the greater Lubbock, Texas area. As part of the agreement the Company received $825,000 in cash to offset certain of the future operating lease costs. This payment was recorded as a deferred leased liability and recognized as a reduction to rent expense on a straight-line basis over the lease term as described above. At the end of December 2011 and 2010, this deferred lease liability balance was $0 and $150,000, respectively.

Assets Held under Capital Leases

Assets held under capital leases are recorded at the lower of the net present value of the minimum lease payments or the fair value of the leased asset at the inception of the lease. Amortization expense is computed using the straight-line method over the shorter of the estimated useful lives of the assets or the period of the related lease. We utilize various leasing facilities including tower sites, offices sites and the purchase of tower and radio network equipment. When we enter into a lease agreement, we review the terms to determine the appropriate classification of the lease as a capital lease or operating lease based on the factors listed in FASB ASC Topic 840 “Leases”

Allowance for Doubtful Accounts

The Company uses the allowance method to account for uncollectible accounts receivable. The Company's estimate is based on historical collection experience and a review of the current status of accounts receivable. The company reviews its accounts receivable balances by customer for accounts greater than 90 days old and makes a determination regarding the collectibility of the accounts based on specific circumstances and the payment history that exists with such customers. The company also takes into account its prior experience, the customer's ability to pay and an assessment of the current economic conditions in determining the net realizable value of its receivables. The company also reviews its allowances for doubtful accounts in aggregate for adequacy following this assessment. Accordingly, the company believes that its allowances for doubtful accounts fairly represent the underlying collectibility risks associated with its accounts receivable.

Deferred Revenues

Revenues that are billed in advance of services being completed are deferred until the conclusion of the period of the service for which the advance billing relates. Deferred revenues are included on the balance sheet in current and long-term liabilities until the service is performed and then recognized in the period in which the service is completed. The Company's deferred revenues consist of billings in advance for services being rendered for its wireless broadband and, accordingly, are deferred and recognized monthly as earned. The Company had deferred revenues in current liabilities of approximately $210,000 and $350,000 as of December 31, 2011, and December 31, 2010, respectively.

F-21

ERF WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Advertising Costs

Advertising costs are expensed when incurred. For the periods ended December 31, 2011 and 2010, the Company expensed $67,000 and $65,000, respectively.

Stock-Based Compensation

Stock-based compensation expense is recorded for stock and stock options awarded in return for services rendered. The expense is measured at the grant-date fair value of the award and recognized as compensation expense on a straight-line basis over the service period, which is the vesting period. The Company estimates forfeitures that it expects will occur and records expense based upon the number of awards expected to vest.

Derivative Instruments

In connection with the sale of debt or equity instruments, the Company may sell options or warrants to purchase our common stock. In certain circumstances, these options or warrants may be classified as derivative liabilities, rather than as equity. Additionally, the debt or equity instruments may contain embedded derivative instruments, such as embedded derivative features which in certain circumstances may be required to be bifurcated from the associated host instrument and accounted for separately as a derivative instrument liability.

The Company's derivative instrument liabilities are re-valued at the end of each reporting period, with changes in the fair value of the derivative liability recorded as charges or credits to income in the period in which the changes occur. For options, warrants and bifurcated embedded derivative features that are accounted for as derivative instrument liabilities, the Company estimates fair value using either quoted market prices of financial instruments with similar characteristics or other valuation techniques. The valuation techniques require assumptions related to the remaining term of the instruments and risk-free rates of return, our current common stock price and expected dividend yield, and the expected volatility of our common stock price over the life of the option. Because of the limited trading history for our common stock, the Company estimates the future volatility of its common stock price based on not only the history of its stock price but also the experience of other entities considered comparable to the Company.

Inventories

Inventories are valued at the lower of cost or market. The cost is determined by using the average cost method. Inventories consist of the following items as of December 31, 2011 and 2010(in thousands):

	December 31, 2011	December 31, 2010
Raw material	$44	$48
Work in process	116	–
Finished goods	198	207
	$358	$255

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Major renewals and improvements are capitalized; minor replacements, maintenance and repairs are charged to current operations. Depreciation is computed by applying the straight-line method over the estimated useful lives which are generally three to seven years.

Goodwill

Goodwill represents the excess of the cost of businesses acquired over the fair value of their net assets at the dates of acquisition. Under current accounting pronouncements, the company is required to annually assess the carrying value of goodwill associated with each of its distinct business units that comprise its business segments of the company to determine if impairment in value has occurred.

Intangible Assets

Intangible assets are amortized using methods that approximate the benefit provided by the utilization of the assets. The Company continually evaluates the amortization period and carrying basis of intangible assets to determine whether subsequent events and circumstances warrant a revised estimated useful life or impairment in value. To date, no such impairment has occurred. To the extent such events or circumstances occur that could affect the recoverability of our Intangibles assets, we may incur charges for impairment in the future.

F-22

ERF WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Long-Lived Assets

We review our long-lived assets, which include intangible assets subject to amortization, for recoverability whenever events or changes in circumstances indicate that the carrying amount of such long-lived asset or group of long-lived assets (collectively referred to as "the asset") may not be recoverable. Such circumstances include, but are not limited to:

●	a significant decrease in the market price of the asset;

●	a significant change in the extent or manner in which the asset is being used;

●	a significant change in the business climate that could affect the value of the asset;

●	a current period loss combined with projection of continuing loss associated with use of the asset;

●	a current expectation that, more likely than not, the asset will be sold or otherwise disposed of before the end of its previously estimated useful life;

We continually evaluate whether such events and circumstances have occurred. When such events or circumstances exist, the recoverability of the asset's carrying value shall be determined by estimating the undiscounted future cash flows (cash inflows less associated cash outflows) that are directly associated with and that are expected to arise as a direct result of the use and eventual disposition of the asset. To date, no such impairment has occurred. To the extent such events or circumstances occur that could affect the recoverability of our long-lived assets, we may incur charges for impairment in the future.

Revenue Recognition

The Company's revenue is generated primarily from the sale of wireless communications products and services on a nationwide basis, including providing enterprise-class wireless broadband services. The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectibility is probable.

The Company records revenues from its fixed-price, long-term contracts using the percentage-of-completion method. Revenues are recorded based on construction costs incurred to date as a percentage of estimated total cost at completion. The percentage-of-completion, determined by using total costs incurred to date as a percentage of estimated total costs at completion, reflects the actual physical completion of the project. If the current projected costs on a fixed fee contract exceed projected revenue, the entire amount of the loss is recognized in the period such loss is identified.

The Company recognizes product sales generally at the time the product is shipped. Concurrent with the recognition of revenue, the Company provides for the estimated cost of product warranties and reduces revenue for estimated product returns. Sales incentives are generally classified as a reduction of revenue and are recognized at the later of when revenue is recognized or when the incentive is offered. Shipping and handling costs are included in cost of goods sold.

Service revenue is principally derived from wireless broadband services, including internet, voice, and data and monitoring service. Subscriber fees are recorded as revenues in the period during which the service is provided.

Warranty

The Company's suppliers generally warrant the products distributed by the Company and allow returns of defective products, including those that have been returned to the Company by its customers. The Company does not independently warrant the products that it distributes, but it does provide warranty services on behalf of the supplier.

Fair Value Estimates

Pursuant to the Accounting Standards Codification (“ASC”) No. 820, “Disclosures About Fair Value of Financial Instruments”, the Company records its financial assets and liabilities at fair value. ASC No. 820 provides a framework for measuring fair value, clarifies the definition of fair value and expands disclosures regarding fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. ASC No. 820 establishes a three-tier hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

F-23

ERF WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Level 1—Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2—Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the asset/liability’s anticipated life.

Level 3—Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

The carrying values for cash and cash equivalents, accounts receivable, prepaid assets, accounts payable and accrued liabilities approximate their fair value due to their short maturities.

Research and development

Research and development expense consists of costs attributable to employees and or consultants who focus their time on the design, engineering and process development of our CryptoVue technology. During the two previous fiscal years we have not incurred research and development cost and do not anticipate incurring any such costs in the current fiscal year.

Income Taxes

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Fair Value of Financial Instruments

The Company's financial instruments consist of cash and cash equivalents, inventory, accounts receivable and debt. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these consolidated financial statements.

Basic and Diluted Loss per Share

The Company is required to provide basic and dilutive earnings (loss) per common share information.

The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding.

Diluted net loss per common share is computed by dividing the net loss, adjusted on an "as if converted" basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For the periods ended December 31, 2011, and December 31, 2010, potential dilutive securities had an anti-dilutive effect and were not included in the calculation of fully diluted net loss per common share.

Recent Accounting Pronouncements

Management does not anticipate that the recently issued but not yet effective accounting pronouncements will materially impact the Company’s financial condition.

F-24

ERF WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – ACCOUNTS RECEIVABLE

Accounts Receivable consists of the following (in thousands):

	December 31, 2011	December 31, 2010
Accounts receivable	$628	$508
Allowance for doubtful accounts	(32)	(116)
Accounts receivable, net	$596	$392

NOTE 3 – PROPERTY AND EQUIPMENT

Components of property and equipment consist of the following items (in thousands):

	December 31, 2011	December 31, 2010
Automobiles	$501	$326
Operating equipment	7,388	8,342
Office furniture and equipment	236	253
Leasehold improvements	70	67
Computer equipment	316	376
Building	29	29
Land	37	37
Construction in progress	1,355	571
Total property and equipment	9,932	10,001
Less accumulated depreciation	(5,868)	(5,987)
Net property and equipment	$4,064	$4,014

Depreciation expense was $1,643,000 and $2,370,000 for the years ended December 31, 2011 and 2010, respectively. The depreciation expense from discontinued operations was $43,000 and $651,000 for the years ended December 31, 2011 and December 31, 2010, respectively.

Operating equipment under construction in progress is primarily due to the build out of our wide area network of WiNet constructed by our subsidiary ENS.

The Company has pledged substantially all the operating equipment and some furniture and vehicles as collateral against outstanding notes and capital leases.

NOTE 4 – GOODWILL

At December 31, 2011 and 2010, goodwill totaled $176,000 and $1,255,000 respectively. In February 2011, the Company reduced goodwill of $1,079,000 as part of the sale of the Central Texas and North Texas network to KeyOn. The remaining goodwill of $176,000 is attributable to the acquisition of the assets of Crosswind, Inc. on January 11, 2008.

F-25

ERF WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – INTANGIBLE ASSETS, NET

Intangible assets consist of the following (in thousands):

		December 31, 2011
	Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

Customer relationships	3.0	$502	$502	$–
Workforce in place	3.0	125	125	–
Non-compete agreement	3.0	100	100	–
Developed technology	3.0	20	20	–
		$747	$747	$–

		December 31, 2010
	Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

Customer relationships	3.0	$2,311	$2,177	$134
Workforce in place	3.0	125	125	–
Non-compete agreement	3.0	100	100	–
Developed technology	3.0	20	20	–
		$2,556	$2,422	$134

Intangible assets are amortized using methods that approximate the benefit provided by the utilization of the assets. Customer relationships, workforce in place, non-compete-agreements and developed technology are amortized on a straight-line basis. We continually evaluate the amortization period and carrying basis of intangible assets to determine whether subsequent events and circumstances warrant a revised estimated useful life or reduction in value.

On June 1, 2009, the Company acquired from Frontier Internet, LLC and iTEXAS Net, a customer list which was valued at $283,000 and was being amortized over three years.  In February 2011, the Company divested the remaining net book value amount of intangibles of $122,000 as part of the sale of the North Texas network to KeyOn.

NOTE 6 – DEBT CONVERSION

(a) LINE OF CREDIT

For the year ended December 31, 2011, the Company has had several debt settlements of the unsecured revolving credit facility. See Note 12 for additional information on this facility.  The unsecured revolving credit facility provides financing for working capital requirements.  During the year ended December 31, 2011 the Company issued 5,370,304 shares of its Series A Preferred Stock for the settlement amount of $350,000 of debt and $47,017 in accrued interest for a total amount of $397,017. The Company issued Preferred A Stock at an average price of $.0739 per share or $1.84 (post split) per share of ERF Wireless, Inc. (ERFB) common stock the day the debt is settled and converted to Preferred A Stock.

Also during year ended December 31, 2011, the Company issued 643,781 shares of its Common Stock to Angus Capital for the settlement of $1,837,006 of debt and $541,468 in accrued interest for a total amount of $2,378,474. The Company issued Common Stock at an average price of $3.69 per share of the (ERFB) common stock the day the debt was settled.

As additional consideration for the settlement, the Company agreed to amend the Series A convertible preferred stock designation to increase the voting rights of each preferred share from 50 votes to 100 votes on all matters in which the common stock holders and preferred stock holders vote together. Under current accounting standards ASC 470-50-40-2 the extinguishment of related party debt for equity securities is considered a capital transaction and, accordingly, no gain or loss on the extinguishment is recognized in the statement of operations. If this was not a related party transaction a gain of $37,763 would have been recognized for the year ended December 31, 2011.

F-26

ERF WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2010, the Company has had several debt settlements of the unsecured revolving credit facility.  During the year ended December 31, 2010 the Company issued 6,140,121 shares of its Series A Preferred Stock for the settlement of $1,982,688 of debt and $421,238 in accrued interest for a total amount of $2,403,926.

Also during year ended December 31, 2010, the Company issued 119,136 shares of its Common Stock to Angus Capital for the settlement of $1,266,861 of debt and $285,926 in accrued interest for a total amount of $1,552,787. The Company issued Common Stock at an average price of $13.03 per share of the (ERFB) common stock the day the debt was settled.

(b) OTHER DEBT

During the year ended December 31, 2011 the Company issued 92,755 shares of its Common Stock for the settlement of $369,147 of debt and $24,604 in accrued interest for a total amount of $393,751. The Company issued Common Stock at an average price of $4.25 per share of the (ERFB) common stock the day the debt was settled.

During the year ended December 31, 2010 the Company issued 117,817 shares of its Common Stock for the settlement of $1,764,000 of debt and $255,129 in accrued interest for a total amount of $2,019,129. The Company issued Common Stock at an average price of $17.14 per share of the (ERFB) common stock the day the debt was settled.

NOTE 7 – COMMON STOCK, PREFERRED STOCK AND WARRANTS

The total number of shares of stock of all classes which the Company shall have the authority to issue is 1,000,000,000, of which 25,000,000 shall be shares of preferred stock with a par value of $0.001 per share ("Preferred Stock"), and 975,000,000 shall be shares of common stock with a par value of $0.001 per share ("Common Stock").

On August 5, 2011 the company's board of directors and stockholders with a majority of the company's voting power approved an amendment to the company's Articles of Incorporation to affect a reverse split of the company's common stock at a ratio of 1 for 500. Any whole number of outstanding shares between and including 2 and 500 would be combined into one share of common stock, at a ratio selected by the board. There would be no change to the authorized shares of common stock of the Company as a result of the reverse stock split and any fractional shares would be rounded up. The ratio of 1 for 500 reverse split affected 682,917,968 common shares prior to the split and were converted into 1,366,311 shares of $0.001 par value common stock. The reverse stock split has been applied retroactively to all financial statements and footnotes presented herein.

F-27

ERF WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Common Stock

As of December 31, 2011, there were 2,160,996 shares of its $.001 par value common stock issued and outstanding.

During the year ended December 31, 2011, the Company issued 934,464 shares of common stock which was valued at the closing market price on the date of issuance of such shares, which were issued in lieu of cash as payment for the following (in thousands):

December 31, 2011	Supplemental Non-Cash Disclosure
Professional fees	$541
Services and compensation	294
Interest expense	25
Other services rendered	27
Total for services, interest, and compensation	$887

Prepaids	$136
Notes payable	$369
Line of credit and interest	$2,379

As of December 31, 2010, there were 784,805 shares of its $.001 par value common stock issued and outstanding.

During the year ended December 31, 2010, the Company issued 303,814 shares of common stock which was valued at the closing market price on the date of issuance of such shares, which were issued in lieu of cash as payment for the following (in thousands):

December 31, 2010	Supplemental Non-Cash Disclosure
Professional fees	$949
Services and compensation	651
Interest expense	255
Other services rendered	112
Total for services, interest, and compensation	$1,967

Notes payable	$1,764
Line of credit and interest	$1,553

During the year ended December 31, 2010, we issued to various accredited investors an aggregate of 19,110 shares of restricted common stock for cash consideration of $432,000.

Preferred Stock

The Company has 25,000,000 shares of Preferred Stock authorized of which 10,000,000 shares had been designated as Series A Preferred Stock. 8,578,887 and 4,612,583 Series A preferred shares were issued and outstanding at December 31, 2011 and December 31, 2010, respectively. With respect to the Series A Preferred Stock outstanding at December 30, 2011, the Company would be required to issue 8,578,887 shares of its common stock upon conversion. During the year ended December 31, 2011, 1,404,000 Series A Preferred Stock were converted into net amount of 441,353 (post split) shares of common stock.

The company's board of directors approved an amendment to the company's Articles of Incorporation stating that due to a combination or reverse split each share of Series A Preferred Stock issued and outstanding may convert into 1 new share of common stock. As of August 5, 2011 the Company affected a reverse split of the company's common stock at a ratio of 1 for 500 thus subsequent conversions of each Series A Preferred Stock is convertible at holder's option for 1 share of common stock.  Prior to August 2011 each share of Series A Preferred Stock was converted at holder’s option for 18.676347 shares of common stock. The holder of Series A Preferred Stock is required to give a 65-day notice of conversion to the Company.  The holders of the Series A Preferred Stock are entitled to receive out of funds of the Company legally available, dividends at the same rate as dividends are paid with respect to outstanding shares of common stock.

Holders of shares of the Series A Preferred Stock are entitled to vote, together with the holders of our common stock, on all matters submitted to a vote of the Company’s stockholders. Each share of Series A Preferred Stock entitles the holder thereof to 100 votes on all matters submitted to a vote of the Company’s stockholders.

F-28

ERF WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Holders of the Series A Preferred Stock are also entitled to elect one director at any meeting of the Company’s stockholder at which such directors are to be elected.  The right of the holders of the Series A Preferred Stock to elect such additional director shall cease when all outstanding shares of Series A Preferred Stock have been converted or are no longer outstanding.  The shares of the Series A Preferred Stock are not redeemable by the Company.

In the event of any liquidation, the holders of shares of the Series A Preferred Stock are entitled to receive out of the assets of the Company available for distribution to the Company’s stockholders, before any distribution of assets is made to holders of any other class of capital stock of the Company, an amount equal to the purchase price per share, plus accumulated and unpaid dividends thereon to the date fixed for distribution.

EBI Stock Dividend

The Company will issue a stock dividend to ERF Wireless shareholders of up to 5% of the existing common stock in Energy Broadband, the Company's wholly owned oil and gas private subsidiary. ERF Wireless declared for each 200 shares of ERF Wireless common stock, that a shareholder owns as of September 30, 2011, the shareholder will receive one unit of Energy Broadband securities consisting of 100 Energy Broadband common shares, one warrant to purchase 100 shares of Energy Broadband at a fixed price of $4.00 per share and one warrant to purchase an additional 100 shares of Energy Broadband at a fixed price of $6.00 per share. The Company has estimated the stock dividend to be 900,000 shares of EBI stock which may not be confirmed for up to 180 days. The stock dividend was recorded based on our historical cost. The EBI shares were originally acquired by ERF at par of $0.001 for a total historical cost of $900.  ERF acquired the warrants from EBI on September 30, 2011 at fair value for a total cost of $132,302.

The Company is currently accumulating final information from shareholders’ and as of December 31, 2011 the Company is subsequently issuing EBI stock dividends over the next several quarters.

Warrants

The Company had warrants outstanding to third parties to purchase 3,117 shares of common stock as of December 31, 2011.

During 2009, the Company issued promissory notes for $1,390,000 to accredited investors and issued warrants to purchase 3,117 shares of common stock at $225 per share, which expires three years from issuance.

As of December 31, 2011, Weed & Co., LLP holders of the $125.00 and $40.00 warrants has elected to cancel outstanding warrants of 500 and 250 shares, respectively.

The following tables set forth summarized warrants that are issued, outstanding and exercisable for the years ended December 31, 2011 and 2010:

Warrants Outstanding
Weighted Average Exercise Price	Expiration Date	December 31, 2010	Issued	Exercised	Expired	December 31, 2011
$225.00	Mar-12	3,117	-	-	-	3,117
$125.00	Feb-15	500	-	-	500	-
$40.00	Jul-15	250	-	-	250	-
		3,867	-	-	750	3,117

F-29

ERF WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Warrants Outstanding
Weighted Average Exercise Price	Expiration Date	December 31, 2009	Issued	Exercised	Expired	December 31, 2010
$1,785.00	Sept10 thru Nove-10	780	-	-	780	-
$2,500.00	Oct-09 thru Dec-10	9,778	-	-	9,778	-
$225.00	Mar-12	3,117	-	-	-	3,117
$125.00	Feb-15	-	500	-	-	500
$40.00	Jul-15	-	250	-	-	250
		13,675	750	-	10,558	3,867

NOTE 8 – STOCK PLAN AND EMPLOYEE STOCK OPTIONS

In May 2011, the Board of directors increased the shares reserved under the 2011 Non-Qualified Stock Option Plan from 50,000 shares to 100,000. As of December 31, 2011 under the 2011 Non-Qualified Stock Option Plan, 99,866 shares were issued and outstanding to certain employees and consultants for services rendered. This Plan is for key employees, officers, directors, and consultants of ERF Wireless, Inc., which encompass Stock, Options, Stock Appreciation Rights, or any Performance Stock Award granted by the Company.

2011 Plan
Shares initially reserved	100,000

Shares issued during 2011	99,866

Remaining shares available to be issued at December 31, 2011	134

Shares issued and outstanding as of December 31, 2011	99,866

In January 2011, the Board of directors adopted a Non-Qualified Stock Option Plan whereby 50,000 shares were reserved for issuance. As of June 30, 2011 under the 2011 Non-Qualified Stock Option Plan, all 50,000 shares were issued to certain employees and consultants for services rendered.

In June 2010, the Board of directors adopted a Non-Qualified Stock Option Plan whereby 50,000 shares were reserved for issuance. As of December 31, 2011, under the 2010 Non-Qualified Stock Option Plan, all 50,000 shares were issued to certain employees and consultants for services rendered.

2010 Plan
Shares Initially Reserved	50,000

Remaining shares January 01, 2011	8,392

Shares issued during 2011	8,392

Remaining shares available to be issued at December 31, 2011	–

Shares issued and outstanding as of December 31, 2011	50,000

F-30

ERF WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The Company has granted to a certain officer 400 and 250 stock options whereby holder has elected to cancel the stock options as of December 31, 211.  Option activity was as follows for the years ended December 31, 2011 and 2010, respectively:

	Shares	Weighted-Average Exercise Price
Outstanding at beginning of year	650	$135.00
Granted	–	–
Exercised	–	–
Forfeited/cancelled	(650)	(135.00)

Outstanding at the end of period	–	$–

Exercisable at December 31, 2011	–	$–

	Shares	Weighted-Average Exercise Price
Outstanding at beginning of year	250	$215.00
Granted	400	85.00
Exercised	–	–
Forfeited/cancelled	–	–

Outstanding at the end of period	650	$135.00

Exercisable at December 31, 2010	650	$135.00

NOTE 9 – INCOME TAXES

The Company adopted the provisions of ASC Topic 740, "Income Taxes." Implementation of ASC Topic 740 did not have a material cumulative effect on prior periods nor did it result in a change to the current year's provision.

The effective tax rate for the Company is reconcilable to statutory tax rates as follows:

	December 31, 2011	December 31, 2010

U. S. Federal statutory tax rate %	34%	34%
U.S. valuation difference	(34)	(34)
Effective U. S. tax rate	–	–

Income tax expense (benefit) attributable to income from continuing operations differed from the amounts computed by applying the U.S. Federal income tax of 34% to pretax income from continuing operations as a result of the following (in thousands):

	December 31, 2011	December 31, 2010

Computed expected tax expense (benefit)	$(1,149)	$(2,894)
Change in valuation allowance	1,149	2,894
Income tax expense	$–	$–

F-31

ERF WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2011, and December 31, 2010, are presented below (in thousands):

	December 31, 2011	December 31, 2010
Deferred tax assets:
Net operating loss carry forwards	$(16,653)	$(15,504)
Less valuation allowance	16,653	15,504
Net deferred tax assets	$–	$–

The Company has determined that a valuation allowance of $16,653,000 at December 31, 2011, is necessary to reduce the deferred tax assets to the amount that will more than likely than not be realized. The change in valuation allowance for 2011 was approximately $1,149,000. As of December 31, 2011, the Company has a net operating loss carry-forward of $46,847,000, which is available to offset future federal taxable income, if any, with expiration beginning 2012 and ending 2031.

NOTE 10 – EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share amount):

	For the twelve months ended December 31, 2011
	Net loss (Numerator)	Shares (Denominator)	Per-Share Amount
Basic EPS:
Loss from continuing operations	$(3,301)	1,368	$(2.41)
Loss from discontinued operations	$(78)	1,368	$(0.06)
Loss from other comprehensive	$(25)	1,368	$(0.02)
Loss available to common stockholders	$(3,404)	1,368	$(2.49)
Effect of dilutive securities	–	–	–
Diluted EPS:
Total comprehensive loss and assumed conversions	$(3,404)	1,368	$(2.49)

	For the twelve months ended December 31, 2010
	Net loss (Numerator)	Shares (Denominator)	Per-Share Amount
Basic EPS:
Loss from continuing operations	$(8,137)	463	$(17.57)
Loss from discontinued operations	$(374)	463	$(0.81)
Loss available to common stockholders	$(8,511)	463	$(18.38)
Effect of dilutive securities	–	–	–
Diluted EPS:
Total comprehensive loss and assumed conversions	$(8,511)	463	$(18.38)

Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity, such as convertible preferred stock, stock options, warrants or convertible securities.

The calculation of diluted earnings per share for the year ended December 31, 2011 does not include 3,117 shares of common stock assuming all warrants were exercised; 8,578,887 shares of common stock assuming all Series A Preferred Stock were converted due to their anti-dilutive effect.

F-32

ERF WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 – MAJOR CUSTOMERS

The Company had gross sales of approximately $5,320,000 and $3,708,000 for the years ended December 31, 2011 and 2010, respectively. The Company had one customer that represented 33% and 19% of gross sales for the years ended December 31, 2011 and December 31, 2010, respectively.

NOTE 12 – NOTES PAYABLE, LONG-TERM DEBT, LINE OF CREDIT AND CAPITAL LEASES

Notes payable, long-term debts and capital leases consist of the following as of December 31, 2011 (in thousands):

	Terms	Maturity Date	Interest Rate	Gross Balance	Debt Discount	Balance
Bancleasing, Inc.	$10,660 / Month including interest	January-15	11.62%	$323	$-	$323
Advantage leasing associates	$3,758 / Month including interest	September-14	14.21%	102	-	102
Agility capital lease	$5,804 / Month including interest	January-12	18.82%	6	-	6
Premium assignment	$1,495 / Month including interest	July-12	7.45%	10	-	10
Dakota capital line of credit	$58,750 / Month including interest	March-16	18.00%	2,000	87	1,913
E-bond investor notes	3 years/ Semiannual interest (See below)	Various	7.50%	30	27	3
Line of credit	2 years/ Quarterly interest (See below)	December-13	12.00%	4,592	-	4,592
Total debt				$7,063	$114	6,949
Less current maturities						(385)
Long-term debt						$6,564

The gross maturities of these debts are $385,000, $5,136,000, $635,000, $623,000 and $170,000 for the years ended December 31, 2012, 2013, 2014, 2015 and 2016, respectively.

Notes payable, long-term debt and capital leases consist of the following as of December 31, 2010 (in thousands):

	Terms	Maturity Date	Interest Rate	Balance
Bancleasing, Inc.	$10,660 / Month including interest	January-15	11.62%	$414
Agility Capital Lease	$54,246 / Month including interest	Various	18.82%	372
De Lage Landen Lease	$691 / Month including interest	April-11	19.12%	3
Centramedia	$56,342 / Quarterly including interest	December-11	7.50%	215
Frontier Internet LLC	$33,846 / Quarterly including interest	May-12	6.00%	193
Ronnie D Franklin	$6,054 / Quarterly including interest	May-12	6.00%	34
Bridge Financing	1 year	Demand	10.00%	225
Premium Assignment, Insurance notes	$2,434 / Month including interest	September-11	7.54%	9
Line of credit	2 years/ Quarterly interest (See below)	December-13	12.00%	5,225
Total debt				6,690
Less current maturities				(1,044)
Long-term debt				$5,646

Line of Credit

During June 2010, the Company increased its unsecured revolving credit facility with Angus Capital Partners, a related party, from $10.5 million to $12.0 million maturing December 31, 2013. The terms of the unsecured revolving credit facility allow the Company to draw upon the facility as financing requirements dictate and provide for quarterly interest payments at a 12% rate per annum. The payment of principal and interest may be paid in cash, common shares or preferred shares at the Company’s election. At December 31, 2011and 2010, the outstanding balance on the line of credit totaled $4,592,000 and $5,225,000, respectively. The remaining line of credit available at December 31, 2011 and 2010 was $7,408,000 and $6,775,000, respectively.

For the year ended December 31, 2011, the Company has had several debt settlements of the unsecured revolving credit facility.  The unsecured revolving credit facility provides financing for working capital requirements.  During the year ended December 31, 2011 the Company issued 5,370,304 shares of its Series A Preferred Stock for the settlement amount of $350,000 of debt and $47,017 in accrued interest for a total amount of $397,017. The Company issued Preferred A Stock at an average price of $.0739 per share or $1.84 (post split) per share of ERF Wireless, Inc. (ERFB) common stock the day the debt is settled and converted to Preferred A Stock.

F-33

ERF WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Also during year ended December 31, 2011, the Company issued 643,781 shares of its Common Stock for the settlement of $1,837,006 of debt and $541,468 in accrued interest for a total amount of $2,378,474. The Company issued Common Stock at an average price of $3.69 per share of the (ERFB) common stock the day the debt was settled.

As additional consideration for the settlement the Company agreed to amend the Series A convertible preferred stock designation to increase the voting rights of each preferred share from 50 votes to 100 votes on all matters in which the common stock holders and preferred stock holders vote together. Under current accounting standards ASC 470-50-40-2 the extinguishment of related party debt for equity securities is considered a capital transaction and, accordingly, no gain or loss on the extinguishment is recognized in the statement of operations. If this was not a related party transaction a gain of $37,763 would have been recognized for the year ended December 31, 2011

Certain family related trusts are participants in the Angus Capital revolving credit facility. H. Dean Cubley holds the investment and voting power over certain of these family related trusts while Scott Cubley and Brian Cubley, the sons of H. Dean Cubley, have the investment and voting power over other of the remaining family trusts.

E-Series Bond Investor Note

In July 2011, the Company issued to certain accredited investors a principal amount of $100,000 of E-series bonds (the "Bonds"). At December 31, 2011, the outstanding balance of the Bonds totaled $30,000. The Bonds are due and payable upon maturity, a three-year period from the issuance date. Interest on the Bonds is payable at the rate of 7.5% per annum, and is payable semiannually. The Bondholder may require the Company to convert the Bond (including any unpaid interest) into shares of common stock at any time only during the first year, but not thereafter. If the Bonds are converted under this option, the Company will issue shares representing 100% of the Bond principal and unpaid interest calculated through maturity. The common stock issued under this option will be valued at the five days closing price average of the common shares for the five days prior to the notification. If the Bond is converted within the first year the Company will issue a warrant to purchase one share of Energy Broadband Inc., common stock at a price of $4.00 for every $2.00 of Bond principal.

At the Company's discretion at any time after the first year, the Bonds, including the interest payments calculated through the date of conversion may be redeemed in cash or in shares of our common Stock ERF Wireless Inc., (ERFB), which shares will be valued at the average last sales price of our common stock over the 5-trading-day period preceding any payment date. If the Company chooses to issue shares of our common stock as redemption of the Bond principal, we will issue shares representing a value equal to 125% of the Bond principal. If the Company elects to issue shares of our common stock as payment of interest, we will issue shares representing a value equal to 100% of the interest due.

The Bonds were determined to include various embedded derivative liabilities. The derivative liabilities are the conversion feature and the redemption option (compound embedded derivative liability). At the date of issuance the Bond, compound embedded derivative liabilities were measured at fair value using either quoted market prices of financial instruments with similar characteristics or other valuation techniques. These derivative liabilities will be marked-to-market each quarter with the change in fair value recorded in the income statement. The Company uses the effective interest method to record interest expense from the accretion of the debt discount and accretes the unamortized discount upon conversion which totaled $57,239 for the year ended December 31, 2011. The estimated debt accretion for subsequent years is $3,031, $7,064 and $17,223 for years ending December 31, 2012, 2013 and 2014, respectively

The following table summarizes the convertible debt activity for the period July 29, 2011, thru December 31, 2011:

Description	E-Series Bonds	Compound Derivative Liability	Total

Fair value issuance at inception	$15,443	$84,557	$100,000
07-29-11 to 09-30-11 change in fair value	650	11,210	11,860
10-01-11 to 12-31-11 change in fair value	56,589	(7,394)	49,195
Conversions from inception to date	(70,000)	(61,027)	(131,027)
Fair value at December 31, 2011	$2,682	$27,346	$30,028

The Company recorded a net change in fair value of derivatives of $3,816 and a gain on debt redemption of $23,063 for a total net derivative income of $19,247 for the year ended December 31, 2011.

Bridge Financing

During 2009, the Company borrowed $1,390,000 from certain accredited investors. These notes are unsecured, bear interest at 10% and are due within one year. During the year ended December 31, 2011, all remaining principal and interest were repaid in full.

F-34

ERF WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

In connection with the issuance of the promissory notes the investors will be issued common stock purchase warrants to purchase up to 3,117 shares of common stock that are exercisable at $225, which expire three years from issuance and  is subject to reset provisions. Based on the guidance in ASC 815-10 and ASC 815-40-15, the Company concluded the warrants are required to be accounted for as derivatives as of the issue date due to a reset feature on the exercise price. At the date of issuance the convertible subordinated financing, warrant derivative liabilities were measured at fair value using either quoted market prices of financial instruments with similar characteristics or other valuation techniques. The Company records the fair value of these derivatives on its balance sheet at fair value with changes in the values of these derivatives reflected in the consolidated statements of operations as “Gain (loss) on derivative liabilities.” These derivative instruments are not designated as hedging instruments under ASC 815-10 and are disclosed on the balance sheet under Derivative Liabilities.

The Company uses the effective interest method to record interest expense and related debt accretion which was $0 and $117,000 for the year ended December 31, 2011, and December 31, 2010, respectively.

The following table summarizes the convertible debt activity for the period December 31, 2010 to December 31, 2011 (in thousands):

Description	Bridge Note	Warrant Liabilities	Total

Fair value at December 31, 2010	$225	$13	$238
01-01-11 to 03-31-11 change in fair value	–	(13)	(13)
Repayment	(225)	–	(225)
Fair value at December 31, 2011	$–	$–	$–

For the years ended December 31, 2011 and 2010, net derivative income was $13,000 and $255,000, respectively.

The lattice methodology was used to value the warrants issued in the bridge financing, with the following assumptions.

Warrants
Assumptions	3/31/2011	6/30/2011	9/30/2011	12/31/2011
Dividend yield	0.00%	0.00%	0.00%	0.00%
Risk-free rate for term	0.21%	0.25%	0.22%	0.20%
Volatility	130.00%	130.00%	130.00%	130.00%
Maturity date	1.34 years	1.01 years	.67 years	.34 years

Warrants
Assumptions	3/31/2010	6/30/2010	9/30/2010	12/31/2010
Dividend yield	0.00%	0.00%	0.00%	0.00%
Risk-free rate for term	0.24%	0.22%	0.19%	0.20%
Volatility	120.00%	103.00%	101.00%	130.00%
Maturity date	2.43 years	2.18 years	1.93 years	1.68 years

Bridge Loan Promissory Note

On September 30, 2011 the Company entered into a six-month secured bridge loan with individuals for $300,000 with an interest rate of eighteen percent (18%). On November 1, 2011 the note was increased to $600,000.  During November 2011, the note was repaid in full from the proceeds of an equipment loan from Dakota Capital Fund LLC.

Dakota Capital Fund LLC Equipment Line of Credit

In November 2011, the Company signed a debt financing agreement with Dakota Capital Fund LLC of Sioux Falls, South Dakota, for financing of up to $3,000,000. The payment terms are $58,750 per month including interest, at an annual rate of 18% plus 10% of positive operational cash flow as determine on a quarterly basis for repayment of additional principal beginning April 1, 2012. The funding will primarily be utilized for equipment to build out networks in major oil and gas exploration regions of North America. During the fourth quarter of 2011 the Company received proceeds of $2,000,000 and has the option of additional funding of $1,000,000 for equipment purchases provided that the Company has submitted an advance request with acceptable and sufficient information of assets to be purchased. The financing received under this debt facility is secured by certain ERF Wireless assets and there is no prepayment penalty. At December 31, 2011, the outstanding balance on the line of credit totaled $2,000,000 with a remaining line of credit availability of $1,000,000.

F-35

ERF WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The Company issued 30,000 shares of ERF Wireless, Inc. common stock for the consummation of the initial $2,000,000 debt financing agreement from Dakota Capital Fund LLC resulting in a debt discount of $93,600. The Company uses the effective interest method to record interest expense from the accretion of the debt discount and accretes the unamortized discount upon conversion which totaled $6,770 for the year ended December 31, 2011. The estimated debt accretion for subsequent years is $29,205, $33,014 and $24,611 for years ending December 31, 2012, 2013 and 2014, respectively.

Centramedia, Inc.

On December 31, 2008, the Company issued a note to Centramedia, Inc., totaling $600,000 bearing interest at 7.5% and is secured by the equipment acquired, payable in twelve quarterly payments of $56,342 including interest. During the year ended December 31, 2011 all remaining principal and interest were repaid in full.

Frontier Internet, LLC.

On June 1, 2009, the Company issued a note to Frontier Internet LLC., totaling $369,000 bearing interest at 6.0% and is secured by the equipment acquired, payable in twelve quarterly payments of $33,846 including interest. During the year ended December 31, 2011 all remaining principal and interest were repaid in full.

Ronnie D. Franklin

On June 1, 2009, the Company issued a note to Ronnie D. Franklin., totaling $66,000 bearing interest at 6.0% and is secured by the equipment acquired, payable in twelve quarterly payments of $6,054 including interest. . During the year ended December 31, 2011 all remaining principal and interest were repaid in full.

Capital Leases

Agility Lease Fund, LLC Included in property and equipment at December 31, 2011, is $16,567 capitalized equipment, net of amortization. The equipment and one of the Company's bank accounts are the primary collateral securing the financing along with a guarantee by the Company. This lease was repaid in January 2012.

Banc Leasing Inc., Included in property and equipment at December 31 2011, is $361,449 capitalized equipment, net of amortization. The equipment is the primary collateral securing the financing.

Advantage Leasing Inc., Included in property and equipment at December 31 2011, is $109,539 capitalized equipment, net of amortization. The equipment is the primary collateral securing the financing.

The following is a schedule by years of future minimum lease payments under capital leases together with the present value of the net minimum lease payments as of December 31, 2011 (in thousands):

Year Ending December 31,
2012	$168
2013	173
2014	162
2015	11
Thereafter	0
Total minimum lease payments	514
Less amount representing interest	(83)
Present value of net minimum lease payments	431
Current maturities of capital lease obligations	(126)
Long-term portion of capital lease obligations	$305

F-36

ERF WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 – COMMITMENTS

Leases and License Agreements

For the years ended December 31, 2011 and 2010, rental expenses of approximately $722,000 and $893,000, respectively, were incurred. The Company accounts for rent expense under leases that provide for escalating rentals over the related lease term on a straight-line method. The Company occupies office and tower facilities under several non-cancelable operating lease agreements expiring at various dates through December 2018, and requiring payment of property taxes, insurance, maintenance and utilities.

Future minimum lease payments under non-cancelable operating leases at December 31, 2011 were as follows:

Year Ending December 31,	Amount
2012	$569
2013	439
2014	414
2015	401
2016	385
Thereafter	8
Total	$2,216

Banc Leasing Inc.,

During August 2007, the Company entered into a contract with Banc Leasing Inc., to fund the Company’s US-Banknet System to provide up to $10 Million into equipment financing. The funding is provided only after a contract is signed with financial institution. Each funding is collateralize by the equipment and normally is repaid over a seven year period with interest established at the date of the inception of the lease. Each lease has a $1 buyout provision. The details of the capital lease are included in footnote 12.

Purchase Commitment – Mobile Broadband Trailers

On March 15, 2011, the Company entered into a settlement agreement with the current manufacturer of mobile broadband trailers (MBT’s). Under the terms of this settlement the Company agreed to purchase an additional 168 MBT’s and replacement inventory on a delivery schedule which commenced March 15, 2011 and terminates October 1, 2013.  The estimated value of the purchase obligation is $3,000,000.

F-37

ERF WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 – RELATED PARTY

In January 2011, the Company entered into an agreement for annual professional services with Synchton Incorporated for consulting services. The agreement requires Synchton to provide a minimum commitment of 50 hours per month and the Company is obligated to pay Synchton $3,000 per month plus an additional $120 per hour for excess hours greater than the required 50 hours per month in cash or shares of common stock. This agreement is automatically renewable on each anniversary date and can be terminated by the Company by providing a notice of termination at least ninety days prior to the anniversary date. Synchton's President is Scott A. Cubley, son of our chief executive officer. For the years ended December 31, 2011 and 2010, total fees incurred by the Company under the agreement were $36,000 and $76,000, respectively.

Brian Cubley, son of our chief executive officer, entered into an employment agreement that expired December 31, 2010. As of December 31, 2010, Brian Cubley earned options to purchase a total of 400 shares of common stock at an average exercise price of $85.00 expiring March 31, 2015. As of December 31, 2009, Brian Cubley had earned options to purchase a total of 250 shares of common stock at an average exercise price of $215.00 expiring July 31, 2013. Brian Cubley was compensated in cash and shares of common stock for services rendered for fiscal 2011 and 2010 in the amount of $150,000 and $135,000, respectively.

As of December 31, 2011, Brian Cubley holder of the $85.00 and $215.00 warrants has elected to cancel outstanding warrants of 400 and 250 shares, respectively.

F-38

ERF WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2011, the Company has had several debt settlements of the unsecured revolving credit facility. See Note 12 for additional information on this facility.  The unsecured revolving credit facility provides financing for working capital requirements.  During the year ended December 31, 2011, the Company issued 5,370,304 shares of its Series A Preferred Stock for the settlement amount of $350,000 of debt and $47,017 in accrued interest for a total amount of $397,017. The Company issued Preferred A Stock at an average price of $.0739 per share or $1.84 (post split) per share of ERF Wireless, Inc. (ERFB) common stock the day the debt is settled and converted to Preferred A Stock. Certain family related trusts are participants in the Angus Capital revolving credit facility. H. Dean Cubley holds the investment and voting power over certain of these family related trusts while Scott Cubley and Brian Cubley, the sons of H. Dean Cubley, have the investment and voting power over other of the remaining family trusts.

Also during year ended December 31, 2011, the Company issued 643,781 shares of its Common Stock to Angus Capital for the settlement of $1,837,006 of debt and $541,468 in accrued interest for a total amount of $2,378,474. The Company issued Common Stock at an average price of $3.69 per share of the (ERFB) common stock the day the debt was settled.

As additional consideration for the settlement the Company agreed to amend the Series A convertible preferred stock designation to increase the voting rights of each preferred share from 50 votes to 100 votes on all matters in which the common stock holders and preferred stock holders vote together. Under current accounting standards ASC 470-50-40-2 the extinguishment of related party debt for equity securities is considered a capital transaction and, accordingly, no gain or loss on the extinguishment is recognized in the statement of operations. If this was not a related party transaction a gain of $37,763 would have been recognized for the year ended December 31, 2011.

For the year ended December 31, 2010, the Company has had several debt settlements of the unsecured revolving credit facility.  During the year ended December 31, 2010 the Company issued 6,140,121 shares of its Series A Preferred Stock for the settlement of $1,982,688 of debt and $421,238 in accrued interest for a total amount of $2,403,926.  Certain family related trusts are participants in the Angus Capital revolving credit facility. H. Dean Cubley holds the investment and voting power over certain of these family related trusts while Scott Cubley and Brian Cubley, the sons of H. Dean Cubley, have the investment and voting power over other of the remaining family trusts.

Also during year ended December 31, 2010, the Company issued 119,136 shares of its Common Stock to Angus Capital for the settlement of $1,266,861 of debt and $285,926 in accrued interest for a total amount of $1,552,787. The Company issued Common Stock at an average price of $13.03per share of the (ERFB) common stock the day the debt was settled.

F-39

ERF WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 – INDUSTRY SEGMENTS

This summary reflects the Company's current segments, as described below.

Wireless Bundled Services Division (WBS)

WBS provides wireless broadband products and services to commercial and individual customers throughout the wireless industry. The company is in the early stages of building and acquiring a seamless wireless broadband network throughout North America to serve private entities, cities, municipalities and the general public. All sales from external customers are located within the United States.

Wireless Messaging Services Division (WMS)

WMS principally provides wireless broadband system design and implementation, manufactures paging equipment, repair and maintain paging infrastructure equipment and supplies high-power infrastructure equipment to the wireless messaging industry and owns and operates a wide-area messaging service. All sales from external customers are located within the United States as well as certain international locations.

Enterprise Network Services (ENS)

ENS provides product and service to operate an enterprise-class encrypted wireless banking network business. Also, ENS provides the CryptoVue System consisting of software, site-based hardware devices and servers to perform network encryption; contracts for the construction, operation, monitoring and maintenance of fixed wireless networks for banking, healthcare and educational customers; trade names, equipment and software, including the software architecture and design.

Energy Broadband, Inc. (EBI)

EBI provides wireless connectivity to rural oil and gas locations primarily via Mobile Broadband Trailers (MBT’s). EBI provides wireless broadband products and services focusing primarily on commercial customers providing high speed bandwidth to rural North America to serve the Oil and Gas sector. All sales from external customers are located within the United States and Canada.

For the year ended December 31, 2011 (in thousands)

	EBI	WBS	ENS	WMS	Total
Revenue	$2,713	$2,178	$407	$22	$5,320
Segment (loss) income	259	(678)	(75)	(28)	(522)
Segment assets	2,817	1,953	908	6	5,684
Capital expenditures	1,528	542	115	-	2,185
Depreciation and amortization	424	931	219	-	1,574

For the year ended December 31, 2010 (in thousands)

	EBI	WBS	ENS	WMS	Total
Revenue	$916	$2,421	$270	$101	$3,708
Segment (loss) income	(351)	(1,184)	(426)	(128)	(2,089)
Segment assets	1,072	3,941	1,278	3	6,294
Capital expenditures	350	403	-	-	753
Depreciation and amortization	190	2,427	218	13	2,848

	Twelve Months Ended
Reconciliation of Segment Loss from Operations	December 31, 2011	December 31, 2010
Total segment loss from operations	$(522)	$(2,089)
Total corporate overhead	(3,178)	(4,887)
Consolidated loss from operations	$(3,700)	$(6,976)

F-40

ERF WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Reconciliation of Segment Assets to Total Assets	December 31, 2011	December 31, 2010
Total segment assets	$5,684	$6,294
Total corporate assets	766	198
Consolidated assets	$6,450	$6,492

The accounting policies of the reportable segments are the same as those described in Footnote 1. The Company evaluates the performance of its operating segments based on income before net interest expense, income taxes, depreciation and amortization expense, accounting changes and non-recurring items.

For the year ended December 31, 2011 one customer accounted for $194,000 of ENS revenues and two customers accounted for $2,158,000 of EBI Division revenues. One customer accounted for $198,000 of ENS revenues and one customer accounted for $703,000 of EBI revenues for the year ended December 31, 2010. Also for the year ended December 31, 2010, one customer accounted for $50,000 of EBI revenues from Canada.

NOTE 16 – ASSET PURCHASE AND SALE AGREEMENT

On February 14, 2011, the Company sold its North and Central Texas operations and assets for $2,700,000, in cash, settlement holdback receivable of $300,000 and 100,000 common shares of KeyOn Communications, a public company. The holdback receivable of $300,000 was paid in full net of any settlement expenses.

The asset sale to KeyOn Communication Holding; Inc. on February 14, 2011, were as follows (in thousands):

KeyOn Communications asset sale

Gain on sale of assets to KeyOn Communications Holdings Inc.	$1,176
Inventory	53
Deposits	134
Property and equipment	489
Goodwill	1,079
Identifiable intangible assets	122
Accounts payable	(17)
Accrued expenses	(4)
Asset selling price	3,032
Holdback settlement receivable	(300)
Equity securities	(32)
Proceeds from sale of assets	$2,700

As a condition of the closing of the asset purchase and sale agreement, the Company paid off $431,000 of notes payable and capital leases during the year ended December 31, 2011.

NOTE 17 – SUBSEQUENT EVENTS

During the first fiscal quarter 2012, the Company issued 293,052 shares of common stock for services rendered, debt, exchange of liabilities, and conversion of preferred stock.

F-41

___________ Shares

Common Stock

______________

PROSPECTUS

______________

Aegis Capital Corp

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table provides information regarding the various actual and anticipated expenses (other than underwriter’s discounts) payable by us in connection with the issuance and distribution of the securities being registered hereby. All amounts shown are estimates except the Securities and Exchange Commission registration fee, the FINRA filing fee and the NASDAQ initial listing fee.

Item	Amount
SEC registration fee	$1,653.85
FINRA filing fee	*
NASDAQ initial listing fee	*
Legal fees and expenses	*
Accounting fees and expenses	*
Printing and engraving expenses	*
Transfer agent and registrar fees and expenses	*
Miscellaneous fees and expenses	*
Total	$ *

* To be completed by amendment.

Item 14. Indemnification of directors and officers

The Nevada Revised Statutes provide for the limitation of liability for officers and directors. Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation is to eliminate our right and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer; provided that the provisions of our Articles of Incorporation do not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law, (iii) under applicable Sections of the Nevada Revised Statutes, (iv) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes or, (v) for any transaction from which the director derived an improper personal benefit. We believe that the indemnification provisions in our Articles of Incorporation are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-1

Item 15.   Recent Sales of Unregistered Securities

During the past three years, the registrant has sold the following securities which were not registered under the Securities Act:

DATE	DESCRIPTION	NUMBER SHARES ISSUED	PURCHASER / VENDOR	GROSS PROCEEDS		CONSIDERATION	EXEMPTION

Dec-12	Bond	-	Investor	50,000	(3)	Cash	4 (2)
Dec-12	Bond	-	Investor	105,000	(3)	Cash	4 (2)
Dec-12	Common Stock	201,755	HC1 Trust	165,439.10		Angus Principal & Interest payment	4 (2)
Dec-12	Bond	-	Investor	40,000	(3)	Cash	4 (2)
Nov-12	Common Stock	25,000	Dakota Capital Fund	16,500.00		Loan Agreement Modification	4 (2)
Nov-12	Common Stock	75,758	HC1 Trust	50,000.00		Angus Principal & Interest payment	4 (2)
Nov-12	Common Stock	44,496	Miles Bretsch	50,904.11		E-Bond Principal & Interest Conversion	4 (2)
Nov-12	Common Stock	35,597	Charles J Meyer Revocable Trust	40,580.58		E-Bond Principal & Interest Conversion	4 (2)
Nov-12	Common Stock	125,000	HC1 Trust	100,000.00		Angus Principal & Interest payment	4 (2)
Nov-12	Common Stock	35,945	Gary M Heinert IRA	41,074.36		E-Bond Principal & Interest Conversion	4 (2)
Nov-12	Common Stock	22,491	Lori J Bossard IRA	25,712.42		E-Bond Principal & Interest Conversion	4 (2)
Oct-12	Common Stock	8,933	Aaron and Doug Adelman	10,219.88		E-Bond Principal & Interest Conversion	4 (2)
Oct-12	Common Stock	8,933	Tyler and Doug Adelman	10,219.88		E-Bond Principal & Interest Conversion	4 (2)
Oct-12	Common Stock	27,464	Gary Seurer	31,719.86		E-Bond Principal & Interest Conversion	4 (2)
Oct-12	Common Stock	89,335	Doug and Amy Adelman	102,198.63		E-Bond Principal & Interest Conversion	4 (2)
Oct-12	Common Stock	100,000	HC1 Trust	110,000.00		Angus Principal & Interest payment	4 (2)
Oct-12	Common Stock	100,000	HC1 Trust			Series A Preferred	4 (2)
Oct-12	Common Stock	103,449	HC1 Trust	120,000.00		Angus Principal payment	4 (2)
Oct-12	Common Stock	8,648	Polinhua Holdings LLC	12,000.00		Consultant	4 (2)
Oct-12	Common Stock	12,972	N Thomas Wiedebush	18,000.00		Consultant	4 (2)
Sep-12	Common Stock	130,769	HC1 Trust	170,000.00		Angus Principal & Interest payment	4 (2)
Sep-12	Bond	-	Investor	125,000	(3)	Cash	4 (2)
Sep-12	Common Stock	29,337	Charles Meyer	46,000.00		E-Bond Principal Conversion	4 (2)
Sep-12	Common Stock	19,133	Joyce Meyer	30,000.00		E-Bond Principal Conversion	4 (2)
Aug-12	Common Stock	246,667	HC1 Trust	259,000.00		Angus Principal & Interest payment	4 (2)
Aug-12	Common Stock	2,500	Bartus H. Batson	3,000.00		BOD Fees	4 (2)
Aug-12	Common Stock	2,500	Clareen O'Quinn	3,000.00		BOD Fees	4 (2)
Aug-12	Common Stock	2,500	H. Dean Cubley	3,000.00		BOD Fees	4 (2)
Aug-12	Common Stock	2,500	N Thomas Wiedebush	3,000.00		BOD Fees	4 (2)
Aug-12	Common Stock	3,750	N Thomas Wiedebush	6,000.00		Consultant	4 (2)
Aug-12	Common Stock	2,500	R. Greg Smith-Lariat	3,000.00		BOD Fees	4 (2)
Aug-12	Common Stock	2,500	Royall & Fleschler	3,000.00		BOD Fees	4 (2)

II-2

Aug-12	Bond	-	Investor	183,000	(3)	Cash	4 (2)
Jul-12	Common Stock	221,094	HC1 Trust	260,000.00		Angus Principal & Interest payment	4 (2)
Jul-12	Common Stock	19,685	Brad D Baloun	25,000.00		Investor Relations	4 (2)
Jul-12	Common Stock	19,685	Dennis Batteen	25,000.00		Investor Relations	4 (2)
Jul-12	Common Stock	19,685	Marwin E Hofer	25,000.00		Investor Relations	4 (2)
Jul-12	Common Stock	8,985	Centramedia	17,969.04		Interest Payment	4 (2)
Jul-12	Preferred Stock	118,095	Funding Trust	124,000		Angus Principal payment	4 (2)
Jul-12	Bond	-	Investor	245,000	(3)	Cash	4 (2)
Jun-12	Common Stock	220,000	HC1 Trust	275,000.00		Angus Principal & Interest payment	4 (2)
Jun-12	Common Stock	13,706	Charles H Kothe and Shelly Stark	25,000.00		E-Bond Principal Conversion	4 (2)
Jun-12	Common Stock	7,000	Bartus H. Batson	14,210.00		BOD Fees	4 (2)
Jun-12	Common Stock	9,000	H. Dean Cubley	18,270.00		BOD Fees	4 (2)
Jun-12	Common Stock	7,000	N Thomas Wiedebush	14,210.00		BOD Fees	4 (2)
Jun-12	Common Stock	5,000	R. Greg Smith-Lariat	10,150.00		BOD Fees	4 (2)
Jun-12	Common Stock	5,000	Royall & Fleschler	10,150.00		BOD Fees	4 (2)
Jun-12	Bond	-	Investor	20,000	(3)	Cash	4 (2)
May-12	Common Stock	12,764	Charles Meyer	23,546.92		E-Bond Principal Conversion	4 (2)
May-12	Bond	-	Investor	70,000	(3)	Cash	4 (2)
May-12	Common Stock	90,090	HC1 Trust	100,000.00		Angus Principal & Interest payment	4 (2)
Apr-12	Common Stock	256,494	HC1 Trust	400,000.00		Angus Principal & Interest payment	4 (2)
Apr-12	Bond	-	Investor	95,000	(3)	Cash	4 (2)
Mar-12	Common Stock	40,884	Charles Meyer	76,453.08		E-Bond Principal Conversion	4 (2)
Mar-12	Common Stock	10,609	Jason Seurer	30,000.00		E-Bond Principal Conversion	4 (2)
Mar-12	Bond	-	Investor	260,000	(3)	Cash	4 (2)
Feb-12	Common Stock	223,052	HC1 Trust	500,000.00		Angus Principal & Interest payment	4 (2)
Jan-12	Common Stock	70,000	HC1 Trust			Series A Preferred	4 (2)
Dec-11	Preferred Stock	15,938	Funding Trust	47,017		Angus Interest payment	4 (2)
Dec-11	Common Stock	20,420	Centramedia Acquisition Note Payable.	60,133.87		Note Payable Principal & Interest	4 (2)
Dec-11	Common Stock	115,000	HC1 Trust			Series A Preferred	4 (2)
Dec-11	Bond	-	Investor	30,000	(3)	Cash	4 (2)
Nov-11	Common Stock	90,000	HC1 Trust			Series A Preferred	4 (2)
Nov-11	Common Stock	15,000	Investor Awareness	42,150.00		Investor Relations	4 (2)
Oct-11	Common Stock	100,000	HC1 Trust			Series A Preferred	4 (2)
Oct-11	Common Stock	13,288	Dennis Batteen	50,863.01		E-Bond Principal Conversion	4 (2)
Oct-11	Common Stock	6,192	Jason Seurer	20,000.00		E-Bond Principal Conversion	4 (2)
Oct-11	Common Stock	1,000	Richard O Weed & Co	3,200.00		Legal	4 (2)
Oct-11	Bond	-	Investor	20,000	(3)	Cash	4 (2)
Oct-11	Common Stock	10,000	Brad D Baloun	31,200.00		Investor Relations	4 (2)
Oct-11	Common Stock	18,428	Centramedia Acquisition Note Payable.	57,507.75		Note Payable Principal & Interest	4 (2)
Oct-11	Common Stock	10,000	Dennis Batteen	31,200.00		Investor Relations	4 (2)
Oct-11	Common Stock	93,023	HC1 Trust	200,000.00		Angus Principal & Interest payment	4 (2)
Oct-11	Common Stock	10,000	Marwin E Hofer	31,200.00		Investor Relations	4 (2)
Sep-11	Common Stock	8,380	Ronnie d. Franklin - itexas	17,178.85		Interest Payment	4 (2)
Sep-11	Common Stock	100,000	Funding Trust	150,000.00		Angus Principal & Interest payment	4 (2)
Aug-11	Common Stock	75,000	Funding Trust	99,000.00		Angus Principal & Interest payment	4 (2)
Aug-11	Common Stock	99,000	STJV Trust			Series A Preferred	4 (2)

II-3

Jul-11	Common Stock	40,000	Funding Trust	80,000.00		Angus Principal & Interest payment	4 (2)
Jul-11	Preferred Stock	5,354,366	Funding Trust	350,000		Angus Principal payment	4 (2)
Jul-11	Bond	-	Investor	50,000	(3)	Cash	4 (2)
Jul-11	Common Stock	23,788	Centramedia Acquisition Note Payable.	93,705.42		Note Payable Principal & Interest	4 (2)
Jul-11	Common Stock	41,026	Funding Trust	160,000.01		Angus Principal & Interest payment	4 (2)
Jul-11	Common Stock	22,412	STJV Trust			Series A Preferred	4 (2)
Jun-11	Common Stock	7,471	STJV Trust			Series A Preferred	4 (2)
Jun-11	Common Stock	42,105	Funding Trust	189,473.69		Angus Principal & Interest payment	4 (2)
Jun-11	Common Stock	600	R. Greg Smith-Lariat	2,700.00		Director Fees	4 (2)
Jun-11	Common Stock	600	Royall & Fleschler	2,700.00		Director Fees	4 (2)
Jun-11	Common Stock	800	Bartus H. Batson	4,200.00		Director Fees	4 (2)
Jun-11	Common Stock	800	H.Dean Cubley	4,200.00		Director Fees	4 (2)
Jun-11	Common Stock	44,248	Funding Trust	250,000.00		Angus Principal & Interest payment	4 (2)
May-11	Common Stock	40,000	Funding Trust	200,000.00		Angus Principal & Interest payment	4 (2)
Apr-11	Common Stock	75,461	Funding Trust	450,000.00		Angus Principal & Interest payment	4 (2)
Apr-11	Common Stock	13,063	Centramedia Acquisition Note Payable.	93,705.42		Note Payable Principal & Interest	4 (2)
Apr-11	Common Stock	1,600	Charles E. Mckeon	13,040.00		Investor Relations	4 (2)
Apr-11	Common Stock	1,011	Denise Puma	8,241.85		Investor Relations	4 (2)
Apr-11	Common Stock	506	Geoffrey Byruch	4,120.93		Investor Relations	4 (2)
Apr-11	Common Stock	506	George Faris	4,120.93		Investor Relations	4 (2)
Apr-11	Common Stock	225	HFP Capital Markets LLC	1,831.52		Investor Relations	4 (2)
Apr-11	Common Stock	200	Joe Gentile	1,630.00		Investor Relations	4 (2)
Apr-11	Common Stock	524	Peter Christos	4,273.97		Investor Relations	4 (2)
Apr-11	Common Stock	524	Thomas Mikolasko	4,273.97		Investor Relations	4 (2)
Mar-11	Common Stock	22,099	Funding Trust	200,000.00		Angus Principal & Interest payment	4 (2)
Feb-11	Common Stock	9,145	Ronnie d. Franklin - iTexas Acquisition Payable	106,081.20		Note Payable Principal & Interest	4 (2)
Feb-11	Common Stock	3,971	Ike Thomas - Frontier	45,670.41		Interest Payment	4 (2)
Feb-11	Common Stock	707	Ronnie d. Franklin - itexas	8,198.63		Interest Payment	4 (2)
Jan-11	Common Stock	34,783	Funding Trust	200,000.00		Angus Principal & Interest payment	4 (2)
Jan-11	Common Stock	7,471	STJV Trust			Series A Preferred	4 (2)
Jan-11	Common Stock	11,148	Stein/Faris	61,312.33		Bridge Loan Principal & Interest	4 (2)
Jan-11	Common Stock	36,037	Funding Trust	200,000.00		Angus Principal & Interest payment	4 (2)
Dec-10	Common Stock	8,803	Centramedia Acquisition Note Payable.	56,341.87		Note Payable Principal & Interest	4 (2)
Dec-10	Common Stock	3,756	Robert McClung/Momentum	24,041.09		Interest Payment	4 (2)
Dec-10	Common Stock	2,449	SRJ Holdings Acquisition Note Payable	15,673.02		Note Payable Principal & Interest	4 (2)
Dec-10	Preferred Stock	2,411,877	Funding Trust	500,000		Angus Principal & Interest payment	4 (2)
Dec-10	Common Stock	2,321	George H. Kemper	23,210.32		Interest Payment	4 (2)
Dec-10	Common Stock	3,384	Ike Thomas - Frontier Acquisition Note Payable	33,846.67		Note Payable Principal & Interest	4 (2)
Dec-10	Common Stock	605	Ronnie d. Franklin - iTexas Acquisition Payable	6,053.71		Note Payable Principal & Interest	4 (2)
Dec-10	Common Stock	32,236	Funding Trust	249,830.25		Angus Principal & Interest payment	4 (2)

II-4

Nov-10	Common Stock	1,974	Gary R. Perrine	28,141.10	Bridge Loan Principal & Interest	4 (2)
Nov-10	Common Stock	1,974	Min Capital Corp. Retirement Trust	28,141.10	Bridge Loan Principal & Interest	4 (2)
Nov-10	Common Stock	3,950	Nathan Lowenbraum	56,282.20	Bridge Loan Principal & Interest	4 (2)
Nov-10	Common Stock	1,974	Robert Dziedzic	28,141.10	Bridge Loan Principal & Interest	4 (2)
Nov-10	Common Stock	3,950	Samuel R. Staggers	56,282.20	Bridge Loan Principal & Interest	4 (2)
Nov-10	Common Stock	3,950	Scherlis Family LLC	56,282.20	Bridge Loan Principal & Interest	4 (2)
Nov-10	Common Stock	2,079	SGT, Ltd.1	29,632.88	Bridge Loan Principal & Interest	4 (2)
Nov-10	Common Stock	31,296	Funding Trust	312,956.74	Angus Principal & Interest payment	4 (2)
Nov-10	Common Stock	14,941	STJV Trust		Series A Preferred	4 (2)
Nov-10	Common Stock	658	Gary R. Perrine	9,380.38	Bridge Loan Interest	4 (2)
Nov-10	Common Stock	658	Min Capital Corp. Retirement Trust	9,380.38	Bridge Loan Interest	4 (2)
Nov-10	Common Stock	1,317	Nathan Lowenbraum	18,760.72	Bridge Loan Interest	4 (2)
Nov-10	Common Stock	658	Robert Dziedzic	9,380.38	Bridge Loan Interest	4 (2)
Nov-10	Common Stock	1,317	Samuel R. Staggers	18,760.72	Bridge Loan Interest	4 (2)
Nov-10	Common Stock	1,317	Scherlis Family LLC	18,760.72	Bridge Loan Interest	4 (2)
Nov-10	Common Stock	693	SGT, Ltd.1	9,877.62	Bridge Loan Interest	4 (2)
Oct-10	Common Stock	27,368	Funding Trust	390,000.00	Angus Principal & Interest payment	4 (2)
Oct-10	Common Stock	4,134	Centramedia Acquisition Note Payable.	118,943.91	Note Payable Principal & Interest	4 (2)
Oct-10	Common Stock	2,585	Robert McClung/Momentum Acquisition Note Payable	51,698.18	Note Payable Principal & Interest	4 (2)
Oct-10	Common Stock	1,443	SRJ Holdings Acquisition Note Payable	28,852.44	Note Payable Principal & Interest	4 (2)
Sep-10	Common Stock	28,235	Funding Trust	600,000.00	Angus Principal & Interest payment	4 (2)
Sep-10	Common Stock	5,979	Charles E. Mckeon	128,547.40	Bridge Loan Principal & Interest	4 (2)
Sep-10	Common Stock	3,024	Henry F. Steeneck	65,027.07	Bridge Loan Principal & Interest	4 (2)
Sep-10	Common Stock	3,043	James/Sally White	65,417.68	Bridge Loan Principal & Interest	4 (2)
Sep-10	Common Stock	1,505	John Moore	32,360.05	Bridge Loan Principal & Interest	4 (2)
Sep-10	Common Stock	12,418	WHML Trust		Series A Preferred	4 (2)
Sep-10	Common Stock	1,354	Ike Thomas - Frontier Acquisition Note Payable	33,846.67	Note Payable Principal & Interest	4 (2)
Sep-10	Common Stock	242	Ronnie d. Franklin - iTexas Acquisition Payable	6,053.71	Note Payable Principal & Interest	4 (2)
Sep-10	Common Stock	13,073	STJV Trust		Series A Preferred	4 (2)
Aug-10	Common Stock	710	Barbara Nibney	10,000.00	Fee	4 (2)
Aug-10	Common Stock	6,803	Rohan Somar & Jauragie Sumar JT Ten	100,000.00	Equity Financing	4 (2)
Aug-10	Common Stock	710	S2 Investment Advisors LLC	10,000.00	Commission	4 (2)
Aug-10	Common Stock	7,402	Vasilios T Diamantopoulos	100,000.00	Equity Financing	4 (2)
Aug-10	Common Stock	939	Robert McClung/Momentum Acquisition Note Payable	23,475.78	Note Payable Principal & Interest	4 (2)

II-5

Aug-10	Common Stock	556	SRJ Holdings Acquisition Note Payable	13,911.04	Note Payable Principal & Interest	4 (2)
Aug-10	Common Stock	7,471	STJV Trust		Series A Preferred	4 (2)
Aug-10	Common Stock	2,965	Centramedia Acquisition Note Payable.	56,341.87	Note Payable Principal & Interest	4 (2)
Aug-10	Common Stock	21,478	HC1 Trust		Series A Preferred	4 (2)
Aug-10	Common Stock	20,000	Gemini Master Fund LTD	176,054.79	Bridge Note Exchange Principal & Interest	4 (2)
Aug-10	Common Stock	4,956	Context Advisory LLC	51,846.57	Bridge Note Exchange Principal & Interest	4 (2)
Jul-10	Common Stock	1,980	Context Advisory LLC	20,712.32	Bridge Note Exchange Principal & Interest	4 (2)
Jul-10	Common Stock	5,646	Gemini Master Fund LTD	66,931.51	Bridge Note Exchange Principal & Interest	4 (2)
Jul-10	Common Stock	14,941	Sealink Trust		Series A Preferred	4 (2)
Jul-10	Common Stock	4,408	STJV Trust		Series A Preferred	4 (2)
Jul-10	Preferred Stock	2,059,372	Funding Trust	800,000	Angus Principal & Interest payment	4 (2)
Jun-10	Common Stock	12,418	WHML Trust		Series A Preferred	4 (2)
Jun-10	Preferred Stock	664,929	Funding Trust	353,926	Angus Principal & Interest payment	4 (2)
Jun-10	Common Stock	671	Ike Thomas - Frontier	13,413.32	Interest Payment	4 (2)
Jun-10	Common Stock	967	Gemini Master Fund LTD	15,332.88	Bridge Note Exchange Principal & Interest	4 (2)
Jun-10	Common Stock	1,194	Ike Thomas - Frontier Acquisition Note Payable	33,846.67	Note Payable Principal & Interest	4 (2)
Jun-10	Common Stock	2,993	Mammoth Corporation	55,000.00	Bridge Note Exchange Principal & Interest	4 (2)
Jun-10	Common Stock	214	Ronnie d. Franklin - iTexas Acquisition Payable	6,053.71	Note Payable Principal & Interest	4 (2)
Jun-10	Common Stock	467	Context Advisory LLC	10,191.78	Bridge Note Exchange Principal & Interest	4 (2)
Jun-10	Common Stock	11,206	HC1 Trust		Series A Preferred	4 (2)
Jun-10	Common Stock	11,206	Sealink Trust		Series A Preferred	4 (2)
Jun-10	Preferred Stock	1,003,944	Funding Trust	750,000	Angus Principal & Interest payment	4 (2)
May-10	Common Stock	688	vSource1	20,103.83	Commission	4 (2)
May-10	Common Stock	372	Gemini Master Fund LTD	10,153.00	Bridge Note Exchange Principal & Interest	4 (2)
May-10	Common Stock	2,153	Context Advisory LLC	71,005.49	Bridge Note Exchange Principal & Interest	4 (2)
May-10	Common Stock	7,471	HC1 Trust		Series A Preferred	4 (2)
May-10	Common Stock	7,471	Sealink Trust		Series A Preferred	4 (2)
May-10	Common Stock	4,031	Mammoth Corporation	99,000.00	Bridge Note Exchange Principal & Interest	4 (2)
May-10	Common Stock	864	George H. Kemper Acquisition Note Payable	43,216.64	Note Payable Principal & Interest	4 (2)
Apr-10	Common Stock	937	Gemini Master Fund LTD	40,263.00	Bridge Note Exchange Principal & Interest	4 (2)
Apr-10	Common Stock	1,208	Context Advisory LLC	60,328.76	Bridge Note Exchange Principal & Interest	4 (2)
Apr-10	Common Stock	684	Gemini Master Fund LTD	30,140.00	Bridge Note Exchange Principal & Interest	4 (2)
Apr-10	Common Stock	4,482	HC1 Trust		Series A Preferred	4 (2)
Apr-10	Common Stock	145	Phil Scott	10,850.00	Accounting Services	4 (2)
Apr-10	Common Stock	4,482	Sealink Trust		Series A Preferred	4 (2)
Apr-10	Common Stock	752	Centramedia Acquisition Note Payable.	56,341.87	Note Payable Principal & Interest	4 (2)

II-6

Apr-10	Common Stock	313	Robert McClung/Momentum Acquisition Note Payable	23,475.78	Note Payable Principal & Interest	4 (2)
Apr-10	Common Stock	186	SRJ Holdings Acquisition Note Payable	13,911.04	Note Payable Principal & Interest	4 (2)
Mar-10	Common Stock	1,131	Context Advisory LLC	65,195.88	Bridge Note Exchange Principal & Interest	4 (2)
Mar-10	Common Stock	7,471	STJV Trust		Series A Preferred	4 (2)
Mar-10	Common Stock	245	Barbara Nibney	14,000.00	Fee	4 (2)
Mar-10	Common Stock	2,613	Rohan Somar & Jauragie Sumar JT Ten	150,000.00	Equity Financing	4 (2)
Mar-10	Common Stock	245	S2 Investment Advisors LLC	14,000.00	Commission	4 (2)
Mar-10	Common Stock	2,293	Vasilios T Diamantopoulos	130,000.00	Equity Financing	4 (2)
Mar-10	Common Stock	600	Hanover Capital	51,000.00	Consulting	4 (2)
Feb-10	Common Stock	51	Buansel Investments-Brian Cubley		Series A Preferred	4 (2)
Feb-10	Common Stock	7,844	HC1 Trust		Series A Preferred	4 (2)
Feb-10	Common Stock	200	Richard O Weed & Co	19,000.00	Legal - Retainer	4 (2)
Feb-10	Common Stock	7,844	Sealink Trust		Series A Preferred	4 (2)
Feb-10	Common Stock	426	George H. Kemper Acquisition Note Payable	38,254.08	Note Payable Principal & Interest	4 (2)
Jan-10	Common Stock	54	Buansel Investments-Brian Cubley		Series A Preferred	4 (2)
Jan-10	Common Stock	187	Robert McClung/Momentum Acquisition Note Payable	23,475.78	Note Payable Principal & Interest	4 (2)

(1) Each purchaser represented that such purchaser’s intention to acquire the shares for investment only and not with a view toward distribution. We requested our stock transfer agent to affix appropriate legends to the stock certificate issued to each purchaser and the transfer agent affixed the appropriate legends. Each purchaser was given adequate access to sufficient information about us to make an informed investment decision.

(2) Except as described in footnote (3), none of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.

(3) The Company paid to registered broker-dealers a sales commission of 10% of the principal amount of bonds sold.

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Item 16. Exhibits and Financial Statement Schedules

1.1	Form of Underwriting Agreement**
2.1	Agreement and Plan of Merger between Fleetclean Systems, Inc. and ERF Wireless, Inc. (incorporated by reference to Exhibit 2.l of the Company’s Form 10-QSB for the period ended September 30, 2004)
2.2	Articles of Merger (incorporated by reference to Exhibit 2.2 of the Company’s Form 10-QSB for the period ended September 30, 2004)
3.1	Articles of Incorporation of ERF Wireless, Inc. (incorporated by reference to Exhibit 3.1(i) of the Company’s Form 10-QSB for the period ended September 30, 2004)
3.2	Certificate of Amendment to Articles of Incorporation of ERF Wireless, Inc. (incorporated by reference to Exhibit 3.1.1(i) of the Company’s Form 10-QSB for the period ended September 30, 2004)
3.3	Certificate of Amendment to Articles of Incorporation of ERF Wireless, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K filed December 14, 2012.
3.4	Certificate of Amendment to Articles of Incorporation of ERF Wireless, Inc. (incorporated by reference to Exhibit 3.2 of the Company’s Form 8-K filed December 14, 2012.
3.5	Amended and Restated Certificate of Designation of ERF Wireless, Inc. (incorporated by reference to Exhibit 4.4 of the Company’s Form 8-K filed December 10, 2010).
3.6	Bylaws of ERF Wireless, Inc. (incorporated by reference to Exhibit 3.2(i) of the Company’s Form 10-QSB for the period ended September 30, 2004)
3.7	Designation of Preferences (incorporated by reference to Exhibit 4.1 of the Company’s Form 10-QSB for the period ended September 30, 2004)
3.8	Amendment to Designation of Preferences (incorporated by reference to Exhibit 4.1 of the Company’s Form 10-QSB for the period ended March 31, 2005)
3.9	Amended and Restated Designation of Series A Preferred Stock (incorporated by reference to Exhibit 4.3 of the Company’s Form SB-2 filed on December 12, 2005)
4.1	Form of Underwriter's Warrant Agreement**
4.2	Form of Common Stock Certificate**
5.1	Opinion of Brewer & Pritchard, P.C.*
10.1	Description of consulting arrangement by and between the Company and R. Greg Smith*
10.2	Independent Contractor Agreement by and between the Company and N. Thomas Wiedebush dated July 13, 2012*
10.3	Asset and Liability Contribution Agreement dated March 31, 2004 between Fleetclean Systems, Inc. and Fleetclean Chemicals, Inc. (incorporated by reference to Exhibit 10.5 of the Company’s Form 10-QSB for March 31, 2004)
10.4	Stock Purchase Agreement dated May 15, 2004 between Systom Trust Joint Venture and Kenneth A. Phillips et. al. (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed May 28, 2004)
10.5	Acquisition Agreement dated May 15, 2004 between Kenneth A. Phillips and Fleetclean Systems, Inc. (incorporated by reference to Exhibit 10.3 of the Company’s Form 8-K filed May 28, 2004)
10.6	Second Addendum to Debt Conversion and Funding Agreement effective July 1, 2005 between ERF Wireless, Inc., Eagle R.F. International and Investors. (incorporated by reference to Exhibit 10.1 of the Company’s Form 10-QSB/A for the period ended June 30, 2005)
10.7	2010 Stock Option Plan (incorporated by reference from the Form S-8 filed on June 24, 2010)
10.8	2012 Stock Option Plan (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement of Form S-8 filed on March 30, 2012).
10.9	2013 Stock Option Plan (incorporated by reference to Exhibit 4.1 of the Company’s Form S-8 filed December 17, 2012)
10.10	Series A Preferred Conversion Restriction Agreement (incorporated by reference to Exhibit 10.15 of the Company’s Form SB-2 filed on December 12, 2005)
10.11	Loan Agreement by and between the Company and Dakota Capital Fund, LLC (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed November 15, 2011)
10.12	Amendment of Angus Capital (incorporated by reference to Exhibit 10.19 of the Company’s Form 10-KSB for the fiscal year ended December 31, 2006)
10.13	Amended and Restated Acquisition Purchase Agreement (incorporated by reference to Exhibit 10.19 of the Company’s Form 8-K filed on December 20, 2006)
10.14	Form of E-Bond Agreement*
14.1	Code of Business Conduct and Ethics (incorporated by reference to Exhibit 10.25 of the Company’s Form 8-K for the fiscal year ended December 31, 2011)
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Company's Form 10-K filed March 23, 2012).
23.1	Consent of Independent Registered Public Accounting Firm*
23.2	Consent of Brewer & Pritchard, P.C. (included in Exhibit 5.1)*

* Filed herewith

** To be filed by amendment

II-8

Item 17.    Undertakings.

   (a)   The undersigned registrant hereby undertakes:

   (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    (ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent posteffective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

   (2)   That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

    (i)    each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

    (ii)    each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately

II-9

   (5)   For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    (i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

    (ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    (iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

    (iv)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

   (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred and paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

   (c)   The undersigned Registrant hereby undertakes that it will:

   (1)   for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

   (2)   for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

II-10

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Houston, State of Texas, on December 21, 2012.

ERF WIRELESS, INC.

By:	/S/ Dr. H. Dean Cubley
Dr. H. Dean Cubley
Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated:

Pursuant to the requirements of the Securities Exchange Act of 1934, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/S/ Dr. H. Dean Cubley	Chairman of the Board of Directors	December 21, 2012
Dr. H. Dean Cubley	Principal Executive Officer, and Director

/S/ Richard R. Royall	Director, Chief Financial Officer,	December 21, 2012
Richard R. Royall	Principal Financial Officer and Principal Accounting Officer

/S/ R. Greg Smith	Director	December 21, 2012
R. Greg Smith

/S/ Dr. Bartus H. Batson	Director	December 21, 2012
Dr. Bartus H. Batson

/S/ N. Thomas Wiedebush	Director	December 21, 2012
N. Thomas Wiedebush

/S/ Manny M. Carter	Director	December 21, 2012
Manny M. Carter

II-11